UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Continental Airlines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 23, 2010

To Our Stockholders:

On behalf of our Board of Directors, I am pleased to invite you to attend the Continental Airlines, Inc. 2010 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 9, 2010, at 10:00 a.m., local time. At the meeting, our stockholders will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Your vote is important. Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the notice of internet availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. I look forward to seeing you in Houston.

Cordially,

Jeff Smisek
Chairman, President and
Chief Executive Officer

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2010

The 2010 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 9, 2010, at 10:00 a.m., local time, for the following purposes:

1. To elect the nine directors named in the attached proxy statement to serve until the next annual meeting of stockholders;

2. To consider and act upon a proposal to approve the Continental Airlines, Inc. Incentive Plan 2010;

3. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company and its subsidiaries for the fiscal year ending December 31, 2010;

4. To consider and act upon a stockholder proposal, if properly presented at the meeting; and

5. To consider and act upon any other matters that may properly come before the meeting or any postponement or adjournment thereof.

The holders of record of the company’s common stock at the close of business on April 15, 2010 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

Jennifer L. Vogel
Secretary

Houston, Texas
April 23, 2010

Even if you plan to attend the meeting in person, please authorize your proxy or direct your vote by following the instructions on each of your voting options described in the attached proxy statement and the notice of internet availability you received in the mail. Alternatively, if you received printed proxy materials, you may vote your shares by internet, telephone or mail pursuant to the instructions included on the proxy card or voting instruction card. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 9, 2010. The company’s notice of annual meeting and proxy statement and annual report to stockholders are available on the internet at www.proxyvote.com.

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CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 9, 2010

THE MEETING

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of Continental’s board of directors, which we refer to as the “board,” of proxies to be voted at the company’s 2010 annual meeting of stockholders or any postponement or adjournment of that meeting. The meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 9, 2010, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders, which we refer to as the “Meeting Notice.”

Internet Availability of Proxy Materials

We have elected to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide internet access to the proxy materials and annual reports to security holders. Accordingly, most of our stockholders will receive a “Notice of Internet Availability of Proxy Materials,” which we refer to as the “Notice of Internet Availability.” The Notice of Internet Availability will include instructions on accessing and reviewing our proxy materials and our annual report to stockholders on the internet, and will provide instructions on submitting a proxy on the internet.

We expect to begin furnishing our proxy materials to stockholders on April 28, 2010, at which time we will also first make available on the internet at www.proxyvote.com our Meeting Notice, our proxy statement and our annual report to stockholders. Any stockholder receiving a Notice of Internet Availability may also request a printed copy of these materials by any of the following methods:

•	internet at www.proxyvote.com;

•	e-mail at sendmaterial@proxyvote.com; or

•	telephone at 1-800-579-1639.

Pursuant to the SEC’s rules, our annual report to stockholders, which includes our audited consolidated financial statements for 2009, is not considered a part of, or incorporated by reference in, the proxy solicitation materials.

Record Date; Stockholders Entitled to Vote

Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental’s transfer agent and registrar, are referred to as “stockholders of record.” Stockholders of record at the close of business on April 15, 2010, the “record date,” are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. Stockholders with shares held in an account at a broker, bank, trust or other nominee are considered the “beneficial owner” of shares held in “street name,” and are entitled to direct their brokers, banks, trustees or other nominees on how to vote their shares.

At the close of business on the record date, Continental had outstanding 139,412,110 shares of Class B common stock, which we refer to as “common stock.” Subject to certain limitations on voting by non-U.S. citizens as described below, each share of our common stock is entitled to one vote.

Restrictions on Voting by Non-U.S. Citizens

Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation determines, on a case-by-case basis, whether an air carrier is effectively owned and controlled by citizens of the United States.

In order to comply with these rules, our Amended and Restated Certificate of Incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. A foreign holder wishing to register on this separate stock record should call us at (713) 324-5152 or send us a written request for registration identifying the full name and address of the holder, the holder’s citizenship, the total number of shares held and the nature of such ownership (i.e., record or beneficial). Such written requests should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. As of the record date, shares registered on this record comprised less than 25% of our voting stock.

Quorum

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy.

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will shares voted by a bank, broker, trust or other nominee on a “discretionary basis.”

Discretionary Voting by Banks, Brokers, Trusts and Other Nominees

Under the rules of the New York Stock Exchange, or “NYSE,” banks, brokers, trusts or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker, trust or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

Accordingly, if you do not provide timely voting instructions to a broker, bank, trust or other nominee that holds your shares of record, that institution will be prohibited from voting on the election of directors (Proposal 1), on the approval of the Continental Airlines, Inc. Incentive Plan 2010 (Proposal 2) or on the stockholder proposal related to discontinuing stock option grants to senior executives (Proposal 4), but will be permitted to vote in its discretion with respect to the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 3).

Please note that, as indicated above, these record holders will not be permitted to vote shares you beneficially hold in the election of directors unless you provide timely voting instructions. We urge you to submit your voting instructions to your bank, broker, trust or other nominee in advance of the meeting.

Please see “— Voting in Person at the Annual Meeting — Beneficial Holders” below for a discussion of the procedures and deadline for submitting your voting instructions.

Vote Required for Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast at the meeting for directors by the holders of common stock entitled to vote thereon.

In the vote to elect directors, stockholders may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Under the NYSE rules, banks, brokers, trustees or other nominees holding shares of record will not be permitted to vote those shares in the election of directors without timely instructions from the beneficial owners of the shares, resulting in broker non-votes. These broker non-votes are not treated as votes cast and will not affect the outcome of the proposal.

Pursuant to our director resignation policy, if any of our director nominees receives more “withhold” votes than votes “for” his or her re-election, our board (or a committee designated by our board) would be required to consider whether to accept the director’s previously tendered conditional resignation. For further discussion of this policy, please see “Corporate Governance — Corporate Governance Guidelines — Director Resignation Policy” below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Approval of Incentive Plan 2010

The proposal to approve the Continental Airlines, Inc. Incentive Plan 2010, which we refer to as “Incentive Plan 2010,” will require approval by a majority of the votes cast at the meeting on Proposal 2 by the holders of common stock entitled to vote thereon. In addition, approval of the proposal under applicable NYSE rules requires that the total number of votes cast on the proposal represent a majority of the total outstanding shares entitled to vote on the proposal. For purposes of this proposal, abstentions are treated as votes cast and will have the same effect as votes against the proposal. Further, under the NYSE rules, banks, brokers, trustees or other nominees holding shares of record will not be permitted to vote those shares on Proposal 2 without timely instructions from the beneficial owners of the shares, resulting in broker non-votes. These broker non-votes are not treated as votes cast and will not be counted in determining whether the total number of votes cast on the proposal represents a majority of the total outstanding shares.

In the vote on the proposal to approve Incentive Plan 2010, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal (which is treated as a vote against the proposal).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPANY’S INCENTIVE PLAN 2010.

Vote Required for Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of common stock entitled to vote thereon. Abstentions are not treated as votes cast and will not affect the outcome of the proposal.

In the vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, stockholders may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 4: Stockholder Proposal Related to Discontinuing Stock Option Grants to Senior Executives

The stockholder proposal related to discontinuing stock option grants to senior executives scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 4 by the holders of common stock entitled to vote thereon. Under the NYSE rules, banks, brokers, trustees or other nominees holding shares of record will not be permitted to vote those shares on Proposal 4 without timely instructions from the beneficial owners of the shares, resulting in broker non-votes. Neither abstentions nor broker non-votes are treated as votes cast, and neither will affect the outcome of the proposal.

In the vote on this stockholder proposal, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL RELATED TO DISCONTINUING STOCK OPTION GRANTS TO SENIOR EXECUTIVES.

Voting in Person at the Meeting

Stockholders of record are entitled to vote their shares held “of record” in person at the meeting and at any postponement or adjournment of the meeting. A ballot will be provided to any stockholder of record upon request at the meeting. A stockholder beneficially holding shares in street name may only vote those shares in person at the meeting if the stockholder obtains a legal proxy from the broker, bank, trustee or other nominee that holds the shares of record giving the beneficial stockholder the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your vote in advance of the meeting as described below to ensure that your vote will be counted if you later decide not to attend. Please see “Other Matters — Directions to our Meeting” below for directions to the annual meeting site.

Voting in Advance of the Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. The internet and telephone proxy procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of Record.  If you hold shares of record, you may vote by proxy over the internet by following the instructions provided in the Notice of Internet Availability or, if you received printed proxy materials, you may also vote by internet, telephone or mail pursuant to the instructions included on the proxy card. Proxies submitted through Broadridge Financial Solutions, Inc. by internet or telephone must be received by 11:59 p.m. Eastern Time on June 8, 2010, and proxies submitted through Broadridge by mail must be received by 10:00 a.m. on the meeting date. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.

Beneficial Holders.  If you hold shares beneficially in street name, you may direct the voting of those shares over the internet by following the instructions provided in the Notice of Internet Availability or, if you received printed proxy materials, you may also vote by internet, telephone or mail pursuant to the instructions included on the voting instruction card provided to you by your broker, bank, trustee or other nominee. Votes directed by internet or telephone must be received by 11:59 p.m. Eastern Time on June 8, 2010. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a legal proxy as described above under “— Voting in Person at the Annual Meeting.”

Revocation of Proxies

If you are the record holder of your shares, you may revoke your proxy before it is exercised at the meeting in any of the following ways:

•	by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

•	by timely submitting a subsequent proxy via the internet;

•	if you received a proxy card, by timely submitting a subsequent proxy via telephone or by mail that is properly signed; or

•	by voting in person at the meeting.

If you are not the record holder of your shares, you may revoke your proxy before it is exercised at the meeting by either:

•	timely submitting new voting instructions to the broker, bank, trustee or other nominee following the instructions they provided; or

•	voting in person at the meeting, provided you have a legal proxy from the holder of record.

Expenses of Solicitation

Continental will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail and internet, we may also solicit proxies by telephone, fax or in person. None of our regular employees or directors who engages in solicitation will receive additional compensation for that solicitation. In addition, we have retained Georgeson Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $10,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our Notice of Internet Availability or, as applicable, printed proxy materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs.

We will deliver promptly to any stockholder who received a householded mailing this year, upon receipt of the stockholder’s written or oral request, additional copies of our Notice of Internet Availability or, as applicable, printed proxy materials. If you received a householded mailing this year and you would like to request additional copies, or if you would like to opt out of this practice for future mailings, please submit your request to our Secretary in writing at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607 or call us at (713) 324-5152. Additionally, if you share the same last name and address with one or more other stockholders and you received multiple copies of the Notice of Internet Availability or, as applicable, printed proxy materials, you may contact us in the manner described above to request a single copy in the future.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

Our Class B common stock is our only class of securities outstanding that is entitled to vote on the matters to be considered at the meeting. Each holder of record of Class B common stock as of the record date is entitled to cast one vote per share on each matter, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of the dates indicated below, information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities.

	Beneficial
	Ownership
	of Class B		Percent of
Name and Address of Beneficial Holder	Common Stock		Class(1)

FMR LLC	21,791,255	(2)	15.63%
82 Devonshire Street Boston, MA 02109
Janus Capital Management LLC	18,769,612	(3)	13.46%
151 Detroit Street Denver, CO 80206
Capital World Investors	7,639,717	(4)	5.48%
333 South Hope Street Los Angeles, CA 90071
Wellington Management Company, LLP	7,012,327	(5)	5.03%
75 State Street Boston, MA 02109

(1)	Percentages are calculated based on the number of outstanding shares of Continental’s common stock as of the record date, which was 139,412,110.

(2)	According to an amendment to Schedule 13G filed with the SEC on February 16, 2010, FMR LLC (“FMR”), the parent holding company of Fidelity Management & Research Company (“Fidelity”), and Mr. Edward C. Johnson 3d (“Mr. Johnson”), Chairman of FMR, reported that they may be deemed to beneficially own the shares reported in the table. FMR reported sole voting power with respect to 772,832 shares and sole dispositive power with respect to 21,791,255 shares, and Mr. Johnson reported sole dispositive power with respect to 21,791,255 shares. The amendment also reported that (i) Fidelity beneficially owned 21,018,423 shares as a result of acting as an investment adviser for various investment companies (the “Fidelity Funds”), which includes the 9,662,014 shares owned by Fidelity Capital Appreciation Fund and (ii) Fidelity exercises the sole power to vote the shares beneficially owned directly by the Fidelity Funds pursuant to written guidelines established by the board of trustees of each Fidelity Fund.

(3)	According to an amendment to Schedule 13G filed with the SEC on February 16, 2010, Janus Capital Management LLC (“Janus Capital”), reported that it may be deemed to be the beneficial owner of, and have sole voting and dispositive power with respect to, the shares reflected in the table. Janus Capital reported its direct ownership of a 91.8% stake in INTECH Investment Management (“INTECH”) and a 77.8% stake in Perkins Investment Management LLC (“Perkins”). Janus Capital, INTECH and Perkins are registered investment advisers furnishing investment advice to various investment companies, and their beneficial holdings are aggregated for purposes of the shares reported in the table. The amendment also reported that the aggregate beneficial ownership of Janus Capital includes the interest of Janus Overseas Fund, a registered investment company receiving investment advice from Janus Capital, which amounted to 11,918,010 shares.

(4)	According to an amendment to Schedule 13G filed with the SEC on February 11, 2010, Capital World Investors (“CWI”), a registered investment adviser and a division of Capital Research and Management Company (“CRMC”), reported that it may be deemed to be the beneficial owner of the shares reflected in the table as a result of CRMC acting as an investment adviser to various investment companies. CWI reported that it has no voting power and sole dispositive power with respect to all of the shares reported in the table.

(5)	According to a Schedule 13G filed with the SEC on February 12, 2010, Wellington Management Company, LLP, an investment adviser, may be deemed to beneficially own all of the shares reflected in the table. It reported that it has shared voting power with respect to 4,796,528 of those shares and shared dispositive power with respect to 7,012,327 of those shares, and that no shares are subject to sole voting or dispositive power.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of April 15, 2010, the number of shares of common stock beneficially owned by our current directors, each current and former executive officer named in the Summary Compensation Table, and all of our current executive officers and directors as a group. This table does not include the restricted stock units held by our executive officers. See “Executive Compensation — Outstanding Equity Awards at Fiscal Year End.”

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owners	Ownership(1)		Class

Kirbyjon H. Caldwell	30,288	(2)	*
James E. Compton	3,379		*
Carolyn Corvi	1,000	(3)	*
Lawrence W. Kellner(4)	25,090	(5)	*
Douglas H. McCorkindale	71,000	(6)	*
Henry L. Meyer III	40,000	(7)	*
Mark J. Moran	3,150		*
Oscar Munoz	32,000	(8)	*
Zane C. Rowe	3,379		*
Laurence E. Simmons	5,000	(9)	*
Jeffery A. Smisek	17,034		*
Karen Hastie Williams	46,000	(10)	*
Ronald B. Woodard	13,500	(11)	*
Charles A. Yamarone	51,750	(12)	*
All executive officers and directors as a group (16 persons)	325,762	(13)	*

*	Less than 1%

(1)	The persons listed have the sole power to vote and dispose of the shares beneficially owned by them, except as otherwise indicated. Each member of our board is required to beneficially hold at least 5,000 shares of our common stock, including shares the director can acquire within 60 days through the exercise of stock options. Our newly-elected directors, Ms. Corvi and Mr. Simmons, are exempt from the minimum ownership requirement for one year following the respective dates of their appointment to the board. For a discussion of the minimum ownership guidelines for our named executive officers, please see “Corporate Governance — Corporate Governance Guidelines — Minimum Stock Ownership” below.

(2)	Represents 1,000 shares directly held by Mr. Caldwell and 29,288 shares subject to stock options that are exercisable as of April 15, 2010 (“Exercisable Options”).

(3)	Represents shares directly held by Ms. Corvi, and does not include options to purchase 7,500 shares of common stock granted to Ms. Corvi on December 22, 2009, which will not be exercisable unless and until our stockholders approve Incentive Plan 2010 at the meeting. Please see “Corporate Governance — Compensation of Non-Management Directors” below for further discussion of Ms. Corvi’s stock options.

(4)	Mr. Kellner resigned as our chairman of the board and chief executive officer on December 31, 2009.

(5)	Represents 24,890 shares directly held by Mr. Kellner and 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

(6)	Represents 21,000 shares directly held by Mr. McCorkindale and 50,000 Exercisable Options.

(7)	Represents 5,000 shares directly held by Mr. Meyer and 35,000 Exercisable Options.

(8)	Represents 2,000 shares directly held by Mr. Munoz and 30,000 Exercisable Options.

(9)	Represents shares directly held by Mr. Simmons, and does not include options to purchase 7,500 shares of common stock granted to Mr. Simmons on December 1, 2009, which will not be exercisable unless and until our stockholders approve Incentive Plan 2010 at the meeting. Please see “Corporate Governance — Compensation of Non-Management Directors” below for further discussion of Mr. Simmons’ stock options.

(10)	Represents 1,000 shares directly held by Ms. Williams and 45,000 Exercisable Options.

(11)	Represents 1,000 shares directly held by Mr. Woodard and 12,500 Exercisable Options.

(12)	Represents 1,750 shares directly held by Mr. Yamarone and 50,000 Exercisable Options.

(13)	Includes 251,788 Exercisable Options.

CORPORATE GOVERNANCE

We are committed to high standards of corporate governance and to conducting our business ethically and with integrity and professionalism. In furtherance of these commitments, our board has adopted Corporate Governance Guidelines developed and recommended by the Corporate Governance and Social Responsibility Committee of our board, which we refer to as our “Guidelines,” and monitors our ethics and compliance program through the adoption of Ethics and Compliance Guidelines for our employees and directors. The Guidelines, together with our bylaws, the charters of each of our board committees and the Ethics and Compliance Guidelines, provide the framework for the corporate governance at Continental. A complete copy of each of these documents may be obtained in the “Investor Relations” section of our internet website under the “Corporate Governance” link at www.continental.com, and we will furnish printed copies of these documents to interested security holders without charge, upon request. Written requests for such copies should be addressed to: Continental Airlines, Inc., Attention: Secretary, P.O. Box 4607, Houston, Texas 77210-4607.

Corporate Governance Guidelines

The Corporate Governance and Social Responsibility Committee monitors developments in the laws, regulations and best practices relating to corporate governance and periodically recommends to our board the adoption of amendments to the Guidelines to reflect those developments. The current Guidelines provide for the governance practices described below.

Independence.  Our Guidelines require that a majority of our board be “independent” under the criteria for independence established by the NYSE. Our board is responsible for affirmatively determining whether each director nominee satisfies all applicable independence criteria for service on the board or any committee of the board. Please see “— Director Independence” below for a discussion of our board’s independence determinations.

Limitation on Board Service.  None of our directors is permitted to serve on the board of directors of more than two other public companies if the director is employed on a full-time basis, or more than four other public companies if the director is employed on less than a full-time basis. For determining the number of boards of directors on which a director serves, our Guidelines exclude service on the board of directors of a charitable, philanthropic or non-profit organization, as well as service on the board of the director’s principal employer. Further, a director’s service on the board of directors of two or more affiliated companies that hold joint or concurrent board meetings will be considered service on only one other board.

Minimum Stock Ownership.  In February 2010, our board implemented enhancements to our Guidelines to increase the minimum stock ownership requirements for our chief executive officer, or “CEO,” our directors and our executive vice presidents. Our Guidelines now require that each of our directors beneficially own at least 5,000 shares of our commons stock, subject to a one-year transition period for newly-elected directors, that our CEO beneficially own at least 10,000 shares, that our president beneficially own at least 5,000 shares, and that each of our executive vice presidents beneficially own at least 2,000 shares during the period ending February 16, 2011, and at least 5,000 shares thereafter. A director’s or executive officer’s holdings of restricted stock or stock options exercisable within 60 days are included when determining whether the individual beneficially owns a sufficient number of shares.

Additional Holding Period for Restricted Stock.  In February 2010, our board determined, upon the recommendation of the Human Resources Committee, that future annual equity awards to our non-management directors would be made in shares of restricted stock. The forfeiture and transfer restrictions on these shares of restricted stock lapse on the one year anniversary of the grant date, subject to earlier vesting in certain circumstances. For a discussion of the restricted stock to be granted to our non-management directors under our current compensation practices, please see “— Narrative Disclosure to Director Compensation Table — Equity Awards” below.

At the time our board determined to make these future equity awards to non-management directors in shares of restricted stock, it also implemented enhancements to our Guidelines to provide that each non-management director who receives a grant of shares of restricted stock of the company is required to hold at least 50% of those shares for an additional period of one year following the expiration of the applicable forfeiture and transfer restrictions set forth in the agreement governing the grant. If a director discontinues service on our board, whether as a result of his or her resignation, removal, retirement, death or otherwise, this additional holding period requirement shall no longer apply to that director.

Lead Independent Director.  In February 2010, our board implemented enhancements to our Guidelines to establish a lead independent director with the following responsibilities:

•	presiding at all meetings of the board at which the Chairman of the Board is not present, including executive sessions of the members of the board who are not employees of the company, which we refer to as “non-management directors,” and executive sessions of the independent directors;

•	calling meetings of the non-management directors and the independent directors;

•	serving as a liaison between the Chairman of the Board and the non-management directors;

•	coordinating with the Chairman of the Board on schedules and agendas for board meetings and other information sent to the board; and

•	ensuring his or her availability for consultation and direct communication if reasonably requested by major stockholders.

The chair of the Corporate Governance and Social Responsibility Committee, currently Mr. Meyer, has been appointed by our board to serve as the lead independent director. Stockholders or other interested parties may communicate with our non-management directors through correspondence directed to the lead independent director. Please see “— Communications with the Board of Directors” below for instructions on how to contact the lead independent director.

Director Resignation Policy.  Under our director resignation policy, each of our incumbent directors must submit a conditional, irrevocable resignation letter in the form approved by our board before our board will nominate the director for re-election. The current form of resignation letter approved by our board provides that the resignation will only be effective if:

•	the director receives more “withhold” votes than votes “for” his or her re-election in an uncontested election of directors; and

•	our board (or a designated committee) accepts the resignation.

If an incumbent director does not receive the vote for re-election specified in his or her conditional resignation letter in an uncontested election of directors, our board (or a committee designated by our board) shall, no later than 60 days after certification of the election results, consider the attendant circumstances and any other factors it deems relevant and determine whether to accept the director’s resignation. In accordance with our bylaws, Delaware corporate law and the form resignation letter approved by our board, the resignation letter cannot be revoked or withdrawn while this director resignation policy is in effect.

Each of the nominated directors has submitted his or her conditional, irrevocable letter of resignation as required by the policy. The revised conditional, irrevocable letter of resignation approved by our board for Jeff Smisek, our Chairman, President and CEO, includes an acknowledgement that our board’s acceptance of his resignation under the circumstances described above would trigger his right under his employment agreement with us to resign for “Good Reason” and receive certain termination benefits. For a discussion of the termination benefits of Mr. Smisek following his resignation for Good Reason, please see “Executive Compensation — Potential Payments Upon Termination or Change in Control” below.

Occupational Changes.  If a director experiences either a termination of his or her principal employment or position, or a material decrease in responsibilities with respect to that employment or position, the director is required to submit his or her offer to resign to the chair of the Corporate Governance and Social Responsibility Committee. The committee will then review the circumstances surrounding the employment change and such other matters as it deems appropriate and make a recommendation to our board concerning acceptance or rejection of the director’s offer to resign. Our board will then make the final determination concerning whether to accept or reject the director’s offer to resign.

Director Conflicts of Interest.  Our Guidelines provide procedures for any director believing that he or she may have an actual or perceived conflict of interest, or any senior executive or director who believes another director may have such a conflict, to report the conflict to the chair of the Corporate Governance and Social Responsibility Committee, who is responsible for reviewing the director’s conflict to determine the appropriate course of action. The committee chair’s determination is subject to ratification by the full Corporate Governance and Social Responsibility Committee. Any waiver of these procedures may only be made by the Corporate Governance and Social Responsibility Committee and must be promptly disclosed to our stockholders.

Board and Committee Performance Reviews.  The Corporate Governance and Social Responsibility Committee is required to review the performance of our board and each committee on an annual basis, and the Corporate Governance and Social Responsibility Committee may consider the results of these reviews when making recommendations to the board concerning the slate of director nominees or the board committee assignments.

Right to Amend.  Our board has the authority to amend and/or restate the Guidelines, including any or all of these governance practices, from time to time in its sole discretion without stockholder approval.

Bylaws, Committee Charters and Other Policies

In addition to those established by our Guidelines, our bylaws, the charters of our board committees and our other company policies provide for the following significant corporate governance practices:

•	All of the members of our board are elected annually by our stockholders.

•	Only independent directors are permitted to serve on our Audit Committee, Corporate Governance and Social Responsibility Committee or Human Resources Committee.

•	The board and each committee have the authority to retain outside consultants or advisors at the company’s expense as the directors deem necessary or appropriate.

•	Stockholders beneficially owning 25% or more of our outstanding common stock may call a special meeting of the stockholders.

•	Stockholders may act by written consent without a stockholder meeting.

•	Members of our board, our “Section 16 Officers” (defined below under “— Standing Committees of the Board of Directors — Human Resources Committee”) and our senior vice presidents are only permitted to buy or sell common stock and other company securities during an open trading window after consulting with our General Counsel.

Expiration of Stockholder Rights Plan

We do not currently have a stockholder rights plan, commonly referred to as a “poison pill.” In November 2008, the stockholder rights plan adopted in November 1998 expired by its terms.

Ethics and Compliance Program

Continental’s Ethics and Compliance program includes the Ethics and Compliance Guidelines and the implementation of a worldwide (subject to applicable local privacy laws) Help Line that provides an anonymous method for reporting concerns. The Ethics and Compliance Guidelines apply to all of our co-workers, as well as our non-management directors, and serve as the centerpiece for our ethics and compliance program. These guidelines promote ethical conduct, good judgment and compliance with laws and our corporate policies. Another key aspect of our ethics and compliance program is our Ethics and Compliance Committee, chaired by our General Counsel and Chief Compliance Officer, that promotes awareness and understanding of our program, periodically reviews and evaluates our program and the guidelines, and helps to ensure that our program continues to meet our corporate obligations and standards.

Global Citizenship

We foster a culture of environmental and social responsibility by running an efficient operation, investing in fuel-efficient aircraft and technology to reduce carbon emissions, minimizing noise and waste, playing an active role in the communities we serve, and promoting dignity and respect for all co-workers. For more information, please see our Global Citizenship Report, available in the “Global Citizenship” section of our internet website under “About Continental” at www.continental.com.

Director Independence

Our board determines the independence of each director through application of the director independence tests required by Section 303A of the NYSE Listed Company Manual and, for members of the Audit Committee, the additional independence tests required by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Our board has applied these independence tests to our nine nominees, Mr. Larry Kellner, who resigned from our board in December 2009, Dr. George Parker, who retired from our board in June 2009, and Mr. Douglas McCorkindale, who is not standing for re-election, and determined that (1) each of the nominees for our board (other than Mr. Smisek (eight of the nine total nominees)), Dr. Parker and Mr. McCorkindale is “independent” under the applicable standards and (2) each of the nominees for our board and Mr. McCorkindale qualifies for service on each board committee on which such director currently serves. Please see “Proposal 1: Election of Directors — Director Biographical Summaries” below for a list of all nine nominees for our board, together with biographical summaries for the nominees, including each individual’s current committee memberships, business experience, directorships and qualifications.

In making these independence determinations, the board considered the transactions and relationships between the directors (or members of their immediate families) and the company and its subsidiaries described below:

•	Ms. Corvi. Ms. Corvi’s sister is currently employed as a project manager of Boeing Corp. Neither the job responsibilities nor the compensation of Ms. Corvi’s sister are structured in such a manner that would allow her sister to benefit, directly or indirectly, from any of our business transactions with Boeing, including the purchase or lease of aircraft and the purchase of aircraft-related services. As Ms. Corvi’s sister is not an executive officer of Boeing, this relationship would not preclude Ms. Corvi’s independence under the NYSE rules. During each of these past three years, our aggregate payments to Boeing represented approximately 1.75% or less of Boeing’s consolidated gross revenues. Boeing also purchases air carrier services from us under a corporate contract. During each of the past three years, Boeing’s payments to us represented 0.01% or less of Boeing’s consolidated gross revenues. In addition, Ms. Corvi serves on the board of directors of Goodrich Corporation, a supplier of parts, equipment and repair services to us. During each of these past three fiscal years, our aggregate payments to Goodrich represented less than 0.50% of Goodrich’s consolidated gross revenues. Our board has reviewed these arrangements and determined that they are not material to Ms. Corvi and do not impair her independence.

•	Mr. Meyer. Mr. Meyer has served as the Chairman, President and CEO of KeyCorp, one of the nation’s largest bank-based financial services companies and the parent company of KeyBank, since May 2001. We receive payments from KeyBank in connection with its long-standing debit card program, which is co-branded with us, as well as payments from KeyCorp for air transportation services we provide under a corporate contract. Further, we make payments to KeyBank’s leasing and finance division, which leases certain regional jet aircraft to us and financed our purchase of certain computer software licenses in 2008. During each of the past three years, our aggregate payments to KeyCorp and KeyBank, as well as their aggregate payments to us, in each case represented approximately 0.80% or less of the consolidated gross revenues of KeyCorp. Our board has reviewed these arrangements and determined that they are not material to Mr. Meyer and do not impair his independence.

•	Ms. Williams. In 2005, Ms. Williams retired as a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Ms. Williams continues to work on a part-time basis for Crowell & Moring LLP as Senior Counsel. Ms. Williams does not personally provide any legal services to Continental or its subsidiaries and has no individual interest in the fees we pay to Crowell &

Moring LLP. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services. During each of the past three years, our aggregate payments to Crowell & Moring LLP represented less than 0.50% of Crowell & Moring’s total revenues. Our board has reviewed this arrangement and determined that it is not material to Ms. Williams and does not impair her independence.

•	Mr. Woodard. Mr. Woodard serves on the board of directors of AAR Corp., a leading provider of products and services to the global aerospace and defense industry. AAR Corp. is a supplier of parts and repair services to us and has an ownership interest in an aircraft that was leased to us through August 2009, at which time we purchased the aircraft and sold it to a foreign buyer. During each of the past three years, our aggregate payments to AAR Corp., including our payments relating to the lease of aircraft and equipment and the purchase of parts and repair services, amounted to less than 0.85% of AAR Corp.’s consolidated gross revenues. Our board has reviewed these arrangements and determined that they are not material to Mr. Woodard and do not impair his independence.

•	Contributions to Non-Profit Organizations Affiliated with Non-Management Directors. Our board considered the amounts of our discretionary contributions to charitable institutions or other non-profit organizations for which certain of our non-management directors serve as an officer, director, trustee or fiduciary, and determined that these contributions, which in each of the past three years did not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues, were not material to those non-management directors and did not impair their independence.

The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that none of (i) the non-management directors nominated for election at the meeting, (ii) Dr. Parker or (iii) Mr. McCorkindale, has any material relationships with the company or its subsidiaries, and that all such directors are independent of the company under the applicable standards set forth by the NYSE and SEC. Mr. Smisek is not independent because of his current employment as an executive officer of the company, and Mr. Kellner was not independent because of his prior employment as an executive officer of the company.

Board of Directors Meetings

Regular meetings of our board are held four times per year, and special meetings are scheduled when required. The board held six meetings in 2009. During 2009, each of our current directors attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member. Last year, all nine of our directors attended the annual meeting of stockholders.

Under our Corporate Governance Guidelines, directors are expected to fulfill diligently their fiduciary duties to stockholders, which duties include preparing for, attending and participating in meetings of the board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings. However, when considering a director’s renomination to the board, the Corporate Governance and Social Responsibility Committee must consider the director’s history of attendance at annual meetings of stockholders and at board and committee meetings as well as the director’s preparation for and participation in such meetings.

Our non-management directors regularly meet separately in executive session without any members of management present. During 2009, our non-management directors met in such executive sessions on five occasions. Our Corporate Governance Guidelines currently provide that the lead independent director shall preside over non-management director executive sessions. If any of our non-management directors is determined by our board not to be independent, the lead independent director is required by our Corporate Governance Guidelines to call at least one executive session of our independent directors annually.

Standing Committees of the Board of Directors

Our board has established the committees described below, each of which operates under a written charter adopted by the board. Each of these committees may form and delegate its authority to subcommittees or the chair of the committee when appropriate. Please see the introductory paragraph immediately following “Corporate Governance” above for instructions on obtaining electronic or printed copies of the charters of these board committees.

Audit Committee.  The Audit Committee has the authority and power to act on behalf of the board with respect to the appointment of our independent registered public accounting firm, which we also refer to as our “independent auditors,” and with respect to authorizing all audit and other activities performed for us by our internal and independent auditors. The committee, among other matters, reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. It is the responsibility of the committee to evaluate the qualifications, performance and independence of the independent auditors and to maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the company. Please see “— Report of the Audit Committee” below. The committee is also responsible for overseeing our risk assessment and risk management policies, including our enterprise risk management process, our legal and ethical compliance programs and our fuel and currency hedging strategies. Our board has determined that all members of the Audit Committee are independent directors as required by the applicable rules of the NYSE and SEC, and that Mr. McCorkindale and Mr. Munoz each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

Corporate Governance and Social Responsibility Committee.  The Corporate Governance and Social Responsibility Committee identifies individuals qualified to become members of the board, consistent with criteria approved by the board, and recommends to the board the slate of directors to be nominated by the board at each annual meeting of stockholders and any director to fill a vacancy on the board. The committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders desiring the committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the committee, c/o Secretary, Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. The committee also recommends directors to be appointed to the committees of the board and the directors to serve as committee chairs, including in the event of vacancies, and oversees the evaluation of the board and management. The committee also developed and recommended to the board the company’s Corporate Governance Guidelines and is responsible for overseeing our board’s compliance with the Guidelines, including determining the appropriate course of action with respect to any potential or actual conflicts of interest involving a director brought to the attention of the chair of the committee. In addition, beginning in September 2009, the committee’s responsibilities were expanded to include oversight of our policies and practices on significant issues of corporate social responsibility, including protection of the environment, workplace diversity, community relations and charitable contributions, and government relations and political contributions. For a discussion of our corporate social responsibility efforts, please see “— Global Citizenship” above. All members of the Corporate Governance and Social Responsibility Committee are independent directors as required by the applicable rules of the NYSE.

Executive Committee.  The Executive Committee has the authority to exercise certain powers of the board between board meetings.

Finance Committee.  The Finance Committee reviews our annual financial budget, including the capital expenditure plan, and makes recommendations to the board regarding adoption of the budget as the committee deems appropriate.

Human Resources Committee.  The Human Resources Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation based on its evaluation. The committee also reviews and approves the compensation of our other Section 16 Officers and the incentive compensation plans and programs applicable to them. Our current “Section 16 Officers” are our Chairman, President and CEO; each of our

Executive Vice Presidents; our Senior Vice President, Human Resources and Labor Relations; our Senior Vice President, Communications and Government Affairs; our Senior Vice President, General Counsel, Secretary and Chief Compliance Officer; and our Vice President and Controller. The committee also administers our equity-based plans and other incentive and employee benefit plans and programs. All members of the Human Resources Committee are independent directors as required by the applicable rules of the NYSE.

To assist the committee in discharging its responsibilities with respect to executive compensation, the committee relies upon an independent compensation consultant that reports exclusively to the committee. The committee engaged Exequity LLP as its independent compensation consultant effective January 2009. Prior to that time, the committee relied on Mercer Human Resource Consulting, another independent compensation consultant, to assist it in developing and structuring the company’s executive compensation programs. To ensure the consultant’s objectivity and to avoid conflicts of interest, we adopted conflict of interest guidelines governing the relationship. These guidelines establish our management’s obligation to report quarterly to the committee the scope and amount of work being performed by the consultant or its affiliates for us, the consultant’s direct access to the committee through its chair, and the requirement that the consultant develop procedures to prevent any employee of the consultant who advises the committee on executive compensation matters from discussing their services with other employees of the consultant.

From time to time and in connection with the setting of incentive compensation targets, the compensation consultant makes executive compensation recommendations to the committee based on available marketplace compensation data for U.S. peer airlines and certain non-airline companies with comparable revenue and other characteristics. Management also makes independent recommendations to the committee concerning the form and amount of executive compensation. The committee then reviews and considers the consultant’s and management’s recommendations, marketplace compensation data, individual officer performance and other factors, and makes its determinations concerning the compensation of the CEO and other Section 16 Officers. During 2009, the committee’s compensation decisions and determinations were made during eight meetings, seven of which included executive sessions at which management was not present. For further discussion of our processes and procedures for the consideration and determination of executive compensation, please see “Executive Compensation — Compensation Discussion and Analysis” below.

In addition to its review and approval of the compensation of our Section 16 Officers, the committee is responsible for reviewing the compensation and benefits of our board’s non-management directors. At the direction of the committee, the committee’s independent compensation consultant compiled available marketplace director compensation data for U.S. peer airlines and certain non-airline companies with comparable revenue and other characteristics. The committee considered this peer company director compensation data, as well as other factors, received input from management, and determined that it would be appropriate to recommend that our board change the non-management director compensation to provide for (1) an annual grant to non-management directors of shares of restricted stock, which are generally considered to reflect a preferable compensation risk profile, replacing an annual grant of 7,500 stock options and (2) an annual fee to be paid to the newly-designated lead independent director to acknowledge the additional time and effort necessary to fulfill the responsibilities of the position. Based on this recommendation, in February 2010 the board approved the changes to our non-management director compensation described above. For further discussion of our non-management director compensation, please see “— Compensation of Non-Management Directors” below.

Membership on Board Committees.  The following table lists our five board committees, the directors who currently serve on them and the number of committee meetings held in 2009.

Corporate
Governance
		Human	and Social
Name	Audit	Resources	Responsibility	Finance	Executive

Mr. Caldwell		X	X
Ms. Corvi	X
Mr. McCorkindale	X				X
Mr. Meyer		X	C		C
Mr. Munoz	C				X
Mr. Simmons	X
Mr. Smisek				X	X
Ms. Williams				C
Mr. Woodard		X	X	X
Mr. Yamarone		C	X

2009 Meetings	8	8	4	2	0

C = Chair

X = Member

Board Leadership Structure

Our board has the responsibility for selecting the appropriate leadership structure for the company. In making leadership structure determinations, the board considers many factors, including the specific needs of the business and what is in the best interests of the company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as our lead independent director and board committees led by independent directors. The board believes that this leadership structure is the most effective for the company at this time. Combining the Chairman of the Board and CEO roles promotes decisive leadership, fosters clear accountability and enhances the company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees and customers, particularly during periods of turbulent economic and industry conditions. The board also believes there is a very well-functioning and effective balance between strong company leadership and appropriate safeguards and oversight by independent directors. For a discussion of the responsibilities of the lead independent director, please see “Corporate Governance Guidelines — Lead Independent Director” above.

Board Oversight of Risk Management

Effective risk oversight is an important priority of the board. Because risks are considered in virtually every business decision, the board discusses risk throughout the year generally or in connection with specific proposed actions. The board’s approach to risk oversight includes understanding the critical risks in the company’s business and strategy, evaluating the company’s risk management processes, allocating responsibilities for risk oversight among the full board and its committees, and fostering an appropriate culture of integrity and compliance with legal responsibilities.

Our board exercises its oversight of our risk management policies and practices primarily through its committees, which regularly report back to the board regarding their risk oversight activities. The Audit Committee oversees risks related to the company’s financial statements, the financial reporting process, accounting and certain legal matters. The Audit Committee also oversees the internal audit function and the company’s ethics and compliance program.

The Human Resources Committee periodically reviews the risks arising from our compensation policies, practices and programs, as well as the mitigating controls, to determine whether any such risks are material to us.

Based on its most recent review, the Human Resources Committee determined that the structure of our compensation policies, practices and programs appropriately utilize a mix of fixed and at-risk pay elements, annual and long-term incentives, and absolute and relative measures of performance, which mitigate and balance any risks to us.

The Finance Committee considers risks in connection with their review of the company’s annual budget and capital spending plans, and the Corporate Governance and Social Responsibility Committee oversees issues that could pose significant reputational risk to the company.

While the board oversees risk management, company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the board. These include an enterprise risk management program, a risk management committee, a strong ethics and compliance program, and a comprehensive internal and external audit process. Our board receives periodic reports on each of these aspects of the company’s risk management process. In addition, the board participates in our enterprise risk management process by providing feedback on managements identification and assessment of the key risks facing the company.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Meyer, the board’s lead independent director), any committee of the board, or our non-management directors as a group, by writing to them c/o Secretary, Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the board, except that the board has instructed the company to direct communications that do not relate to the company’s accounting, internal accounting controls or auditing matters to the chair of the Corporate Governance and Social Responsibility Committee and not to forward to the board or the chair of the Corporate Governance and Social Responsibility Committee certain categories of communications.

Qualifications of Directors

Our Corporate Governance Guidelines provide that the Corporate Governance and Social Responsibility Committee should consider the following when identifying director nominees:

•	The person’s reputation, integrity and, for non-management director nominees, such person’s independence from management and the company;

•	The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the company and the airline industry generally at the time of determination;

•	The number of other public companies for which the person serves as a director (subject to the specific limitations described under “Corporate Governance Guidelines — Limitation on Board Service” above) and the availability of the person’s time and commitment to the company;

•	Diversity;

•	The person’s knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company’s operational environment;

•	The period of time during which the person would be eligible to serve on the board under our Corporate Governance Guidelines, which provide that the board shall not nominate an individual who is age 70 at the time of such nomination, or who will be age 70 at the time of his or her election; and

•	Whether the person has a material, non-ordinary course (direct or indirect) investment in a direct competitor of the company.

While our board does not have a specific diversity policy, due to the global and complex nature of our business, the board believes it is important to consider diversity of race, ethnicity, gender, age, education, cultural background and professional experiences in evaluating board candidates.

The Corporate Governance and Social Responsibility Committee also confirms that nominees are in compliance with stock ownership requirements and board service limitations. In the case of current directors being considered for renomination, the committee also will take into account the director’s:

•	Tenure as a member of the board;

•	Responses to the annual director performance self-assessment;

•	History of attendance at annual meetings of stockholders; and

•	History of attendance at board and committee meetings and the director’s preparation for and participation in such meetings.

Moreover, each incumbent director is required to submit an irrevocable, conditional resignation letter pursuant to our director resignation policy prior to his or her nomination for re-election. Please see “Corporate Governance Guidelines — Director Resignation Policy” above for a discussion of this requirement.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Corporate Governance and Social Responsibility Committee, the Chairman and CEO, or other board member identifies a need to add one or more new board members, in some cases to fill vacancies on the board.

•	The Corporate Governance and Social Responsibility Committee, with input from senior management and the board, determines which criteria should be applied when identifying prospective director candidates. The criteria shall include the items listed above under “— Qualifications of Directors,” and may include other considerations, such as whether a director candidate would enhance one or more board committees or whether he or she serves as an executive officer of another public company.

•	Based on the specific criteria established by the Corporate Governance and Social Responsibility Committee, senior management reviews the universe of prospective candidates to identify the initial slate of candidates that best satisfy the committee’s criteria. This initial slate is then presented to the Corporate Governance and Social Responsibility Committee, which ranks the candidates and solicits input from the board on any additional candidates that should be considered.

•	The Chairman, President and CEO and at least one member of the Corporate Governance and Social Responsibility Committee interview prospective candidate(s). The results of these interviews, as well as any additional information concerning the candidates obtained by the board or senior management, are reported to the Corporate Governance and Social Responsibility Committee.

•	The full board is kept informed of progress.

•	The Corporate Governance and Social Responsibility Committee offers other board members the opportunity to interview each candidate and then meets to consider and approve each final candidate.

•	The Corporate Governance and Social Responsibility Committee seeks full board approval of each final candidate.

•	The board nominates for election (or appoints to fill a vacancy) each final candidate.

The Corporate Governance and Social Responsibility Committee also considers recommendations for nominees for directorships submitted by stockholders. When considering an individual nominated by a stockholder, the committee follows a substantially similar process, identifying the criteria to be applied and determining, based on information provided by the stockholder submitting the nominee and additional information obtained by the board or senior management, whether the stockholder nominee satisfies those criteria. As discussed above, such criteria shall include the items listed above under “— Qualifications of Directors.”

The Corporate Governance and Social Responsibility Committee, which is authorized to retain consultants or advisors as it deems necessary or appropriate, may hire a search firm to assist with the process described above. If retained by the committee, the search firm would likely assist with the development of the criteria, the identification of qualified candidates and the gathering of additional information on the final candidates.

Director Education

As provided in our Guidelines, our newly-elected directors participate in an orientation program following their election or appointment to the board. This orientation includes presentations by our senior management and independent auditors to familiarize new directors with our strategic plans, financial statements and key policies and practices. We also provide our directors with opportunities to visit our facilities, to participate in training concerning our policies and programs and to review strategic areas of our business in depth. Our directors also participate in director education programs sponsored by various educational institutions, and we reimburse their expenses incurred to attend such programs. In addition, all of our directors are provided flight benefits, including access to our Presidents Club airport lounges, enabling them to monitor the quality of our services and to interact with employees and customers.

Compensation of Non-Management Directors

The table below provides information relating to the compensation of the non-management members of our board in 2009. The compensation elements are described in the narrative following the table.

2009 Director Compensation Table

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)(1)	($)	Earnings	($)(2)	($)

Kirbyjon H. Caldwell	61,350	0	50,843	0	0	20,347	132,540
Carolyn Corvi(3)	612	0	0	0	0	0	612
Douglas H. McCorkindale	67,000	0	50,843	0	0	1,644	119,487
Henry L. Meyer III	68,100	0	50,843	0	0	10,542	129,485
Oscar Munoz	86,103	0	50,843	0	0	18,990	155,936
George G. C. Parker	31,750	0	0	0	0	10,269	42,019
Laurence E. Simmons(3)	12,558	0	0	0	0	0	12,558
Karen Hastie Williams	68,950	0	50,843	0	0	31,048	150,841
Ronald B. Woodard	60,881	0	50,843	0	0	4,904	116,628
Charles A. Yamarone	67,750	0	50,843	0	0	5,726	124,319

(1)	This represents the grant date fair value, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”), of 7,500 stock options granted to each of our non-management directors on June 10, 2009, excluding Ms. Corvi and Mr. Simmons, who were elected to the board subsequent to our 2009 annual meeting of stockholders. These options became exercisable immediately upon grant, have an exercise price of $9.22 per share (the NYSE closing price of our common stock on the grant date) and have a ten-year term. The value of these options is based on assumptions which are set forth in Note 9, “Stock Plans and Awards” to the consolidated financial statements contained in Item 8 of the company’s annual report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”). Our non-management directors held the following outstanding stock options as of December 31, 2009: Mr. Caldwell — 29,288 options, Ms. Corvi — 7,500 options, Mr. McCorkindale — 50,000 options, Mr. Meyer — 35,000 options, Mr. Munoz — 30,000 options, Mr. Parker — 32,500 options,

Mr. Simmons — 7,500 options, Ms. Williams — 45,000 options, Mr. Woodard — 20,000 options, and Mr. Yamarone — 50,000 options.

(2)	Amounts shown for each director represent a tax reimbursement relating to the flight benefits described below, calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits).

(3)	There is currently no grant date fair value associated with the 7,500 stock options granted to each of Ms. Corvi and Mr. Simmons following their election to the board, as those options are subject to stockholder approval of Incentive Plan 2010 at the meeting. In accordance with ASC 718, awards made under an arrangement that is subject to stockholder approval are not deemed to be granted until the approval has been obtained. Please see “ — Narrative Disclosure to Director Compensation Table — Equity Awards” below for further discussion of the stock options held by Ms. Corvi and Mr. Simmons.

Narrative Disclosure to Director Compensation Table

Annual Fees.  Each of our non-management directors receives an annual fee of $25,000, paid quarterly in advance, as well as the following additional annual fees, paid quarterly in advance, which are based on committee membership, service as a committee chair or service as the lead independent director:

•	$40,000 for the chair of the Audit Committee;

•	$20,000 for the chair of each of the Corporate Governance and Social Responsibility Committee and the Human Resources Committee;

•	$25,000 for each member of the Audit Committee (other than the chair of the Audit Committee);

•	$15,000 for each member of the Human Resources Committee who is not receiving any additional annual fees for service as the chair of a committee of our board; and

•	$20,000 for the lead independent director, effective February 2010.

Meeting Fees.  Our non-management directors also receive the following fees for attendance at meetings of our board and committees:

•	$1,400 ($2,100 for the committee chair) for each board and committee meeting physically attended (other than an Audit Committee meeting);

•	$2,000 ($3,000 for the committee chair) for each Audit Committee meeting physically attended;

•	$700 for each board meeting attended by telephone; and

•	$350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone).

Flight Benefits.  As indicated above, our non-management directors receive lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director’s family and certain other individuals, frequent flyer cards, access to our Presidents Club facilities for the director and his or her spouse and airport parking where available to us at no incremental cost. As is common in the airline industry, our directors also receive travel privileges on some other airlines through arrangements entered into between us and such airlines. These benefits are taxable to the director, subject to reimbursement of certain of such taxes by the company. In May 2009, our board adopted amendments to our Guidelines to provide that the company will not provide tax reimbursements on post-separation perquisites to non-management directors newly-elected after such date. Only those non-management directors with an existing contractual right at the time of such amendments will receive the tax reimbursements on post-separation perquisites.

Orientation Fees.  Each of our non-management directors is entitled to receive $2,500 as compensation for time spent on orientation matters when the director is initially elected to the board or to a committee on which he or she has not recently served.

Equity Awards.  On June 10, 2009, the date of our 2009 annual meeting of stockholders, each individual then serving as one of our non-management directors received an annual grant of stock options to purchase 7,500 shares of our common stock at an exercise price equal to the closing price on the date of grant. These options were fully vested upon grant and have a 10-year term. In accordance with our standard compensation arrangements for non-management directors in effect during 2009, newly-elected directors who were first elected to the board other than at an annual meeting of stockholders would receive the annual stock option grant at the time of such election. However, Mr. Simmons did not receive a grant of stock options at the time of his election in November 2009 because our incentive compensation plan pursuant to which equity awards were granted to non-management directors had expired in October 2009. On December 1, 2009, our board adopted Incentive Plan 2010 and approved a grant to Mr. Simmons under this plan of stock options to purchase 7,500 shares of our common stock. This grant to Mr. Simmons, as well as the grant under this plan of 7,500 stock options to Ms. Corvi upon her election to our board in December 2009, are subject to the approval of Incentive Plan 2010 by our stockholders at the meeting.

In February 2010, our board determined, upon the recommendation of the Human Resources Committee, that future annual equity awards to our non-management directors would be made in shares of restricted stock with an aggregate value of $50,000, subject to the approval of Incentive Plan 2010 by our stockholders at the meeting. The closing price per share of our common stock on the trading date preceding the date of grant will be used to calculate the number of shares of restricted stock granted to each non-management director, and these grants will be made on the date of each of our annual stockholders meetings, or upon the date that a new director is first elected to the board if other than at an annual stockholders meeting. The forfeiture and transfer restrictions on these shares lapse on the one year anniversary of the grant date (subject to earlier vesting upon the death or disability of the director or on the last day of service as a member of the board with respect to any director (i) who is ineligible for nomination to the board pursuant to the terms of the company’s Corporate Governance Guidelines related to age or (ii) whose service on the board is terminated upon or following a change in control of the company). Upon the lapse of these restrictions, our non-management directors are required to hold 50% of the shares of previously restricted stock for an additional one-year period pursuant to our Guidelines. For a discussion of this additional holding period requirement, please see “— Corporate Governance Guidelines — Holding Period for Restricted Stock” above.

Reimbursement of Expenses.  We reimburse our directors, including those who are full-time employees who serve as directors, for expenses incurred in attending meetings or in connection with participation in director education programs and director institutes offered by third parties.

Conducting Company Business.  Our non-management directors who, in their capacities as directors, conduct business on our behalf at the request of the board or the Chairman of the Board are paid:

•	For telephone participation in board and committee meetings as if they were physically present, if conducting that business makes it impractical for them to attend the meeting in person; and

•	$3,000 per day spent outside the United States while conducting that business.

Policies and Procedures for Review of Related Person Transactions

As required by its charter, the Audit Committee reviews, at least annually, all related person transactions that are required to be disclosed in the proxy statement for our next annual meeting of stockholders. We obtain information concerning any possible related person transactions from our directors and executive officers through their responses to annual questionnaires. All responses identifying possible related person transactions are then compiled and reviewed by management. We apply the disclosure standards adopted by the SEC for related person transactions to determine, based on the particular facts and circumstances, whether any “related person” (as defined by the SEC) has a direct or indirect material interest in a transaction involving the company. Management reviews with the Audit Committee a summary of each transaction considered, together with its conclusions concerning whether any related person has a material interest in such transaction. If, based on this review, a “related person” is determined to have a material interest in a transaction with the company and no exception from disclosure applies, we will disclose the transaction in our proxy statement as required by the SEC’s rules.

Related Person Transactions

Management reviewed with the Audit Committee all transactions since January 1, 2009 involving a “related person” identified in the annual questionnaire responses or otherwise known to the committee or the company. None of these transactions was required to be disclosed as a related person transaction pursuant to the SEC’s rules.

Compensation Committee Interlocks and Insider Participation

Our executive compensation programs are administered by the Human Resources Committee of the board. The committee is currently composed of four independent, non-management directors, and no member of the committee has ever been an officer or employee of Continental or any of its subsidiaries. None of our executive officers has served as a member of any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time since January 1, 2009.

Report of the Audit Committee

The Audit Committee is comprised of four non-employee members of the board of directors (listed below). After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) each of Mr. McCorkindale and Mr. Munoz qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the board on its adequacy in light of applicable NYSE rules. In addition, the company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the company’s annual report on Form 10-K for the year ended December 31, 2009 (the “10-K”), the committee, among other matters:

•	reviewed and discussed the audited financial statements included in the 10-K with management and the company’s independent registered public accounting firm, referred to in this report as the “independent auditors”;

•	reviewed the overall scope and plans for the audit and the results of the examinations by the company’s independent auditors;

•	met with management periodically during the year to consider the adequacy of the company’s internal controls and the quality of its financial reporting and discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors;

•	discussed with the company’s senior management, independent auditors and internal auditors the process used for the company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the company’s accounting policies, (2) the written communications required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the committee concerning independence, and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the company’s internal auditors, recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the company by the independent auditors (discussed below under Proposal 3) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 3.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company’s financial statements.

The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained (1) appropriate accounting and financial reporting principles or policies, or (2) appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

Oscar Munoz, Chairman
Carolyn Corvi
Douglas H. McCorkindale
Laurence E. Simmons

EXECUTIVE OFFICER BIOGRAPHICAL SUMMARIES

The following table sets forth information with respect to our current executive officers:

Name, Age and Position:	Term of Office and Business Experience:

JEFFERY A. SMISEK, age 55 Chairman of the Board, President and Chief Executive Officer	Chairman of the Board, President and Chief Executive Officer since January 2010. President and Chief Operating Officer (September 2008 — December 2009) and President (December 2004 — September 2008). Director since December 2004. Mr. Smisek joined the company in 1995.

JAMES E. COMPTON, age 54 Executive Vice President and Chief Marketing Officer	Executive Vice President and Chief Marketing Officer since January 2010. Executive Vice President — Marketing (August 2004 — December 2009). Mr. Compton joined the company in 1995.

MARK J. MORAN, age 54 Executive Vice President and Chief Operations Officer	Executive Vice President and Chief Operations Officer since January 2010. Executive Vice President — Operations (August 2004 — December 2009). Mr. Moran joined the company in 1994.

ZANE C. ROWE, age 39 Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since August 2008. Senior Vice President — Network Strategy (September 2006 — August 2008); Vice President — Network Strategy (August 2005 — September 2006) and Staff Vice President — Financial Planning and Analysis (February 2001 — August 2005). Mr. Rowe joined the company in 1993.

MICHAEL P. BONDS, age 47 Senior Vice President Human Resources and Labor Relations	Senior Vice President Human Resources and Labor Relations since June 2005. Vice President — Human Resources (February 2003 — June 2005). Mr. Bonds joined the company in 1995.

IRENE E. FOXHALL, age 58 Senior Vice President Communications and Government Affairs	Senior Vice President Communications and Government Affairs since January 2010. Senior Vice President — Global Communications and Public Affairs (October 2008 — December 2009); Senior Vice President International and State Affairs (September 2007 — October 2008); Vice President International and State Affairs (September 2005 — September 2007) and Vice President — State and Civic Affairs (May 1995 — September 2005). Ms. Foxhall joined the company in 1995.

JENNIFER L. VOGEL, age 48 Senior Vice President, General Counsel, Secretary and Chief Compliance Officer	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since September 2003. Ms. Vogel joined the company in 1995.

There is no family relationship between any of our executive officers. All officers are appointed by the board to serve until their resignation, death or removal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The severe economic recession in the U.S. and global economies had a significant adverse impact on the demand for air travel, especially high-yield business traffic, resulting in our loss of $282 million for the year ended 2009. The poor economy, disrupted global capital markets, and volatile fuel prices contributed to another challenging year for U.S. network carriers and hindered our ability to achieve and sustain profitability. Despite these challenges, we continued efforts in 2009 to position our company to take advantage of an improving economic environment. For example, during the year we focused significant effort on successfully transitioning into Star Alliance, which we joined on October 27, 2009. We also received approval from the Department of Transportation to join United Airlines and eight other carriers that already hold antitrust immunity to work together to deliver highly competitive international air transportation services. As we look to 2010, we see some indications that the industry may be experiencing the early stages of a recovery and we remain focused on achieving the full benefits of our participation in Star Alliance and returning to profitability.

In the challenging economic environment, we remained focused on our financial results, our product and our culture. For 2009, we again achieved the best EBITDAR margin performance among our network peers, and our length-of-haul adjusted revenue per available seat mile was among the best of our network peers. We continued to invest in our award-winning product as we began the installation of flat-bed BusinessFirst seats on aircraft that service our long-haul international flights, continued the installation of DIRECTV® on our narrowbody Next-Generation Boeing 737 aircraft, and introduced the convenience of a cashless cabin for on-board purchases. In March 2010, we were again rated the most admired U.S. airline on FORTUNE Magazine’s annual airline industry list of World’s Most Admired Companies, our ninth consecutive year to receive this honor. In the same survey, of the 14 global carriers ranked, Continental ranked first for people management. We continue to focus on open and honest communication with our co-workers.

Five years ago, adverse economic conditions required us to reduce pay and benefit costs company-wide and streamline work rules in order to save approximately $500 million annually, and in connection with those actions we provided enhanced incentive-based pay elements for substantially all of our employees. These reductions and work rule changes provided the framework for a business plan that helped the company avoid filing for bankruptcy protection like so many of our competitors were forced to do, return to profitability in 2006 and 2007, grow our network and provide a competitive platform to respond to the many challenges we have faced. Providing variable incentive-based compensation elements to all of our workgroups allows us to reward all co-workers based on performance. These incentive-based compensation programs resulted in payouts of profit sharing to our broad-based employee groups totaling nearly $270 million in 2007 and 2008 (based on 2006 and 2007 financial performance). We were not profitable in 2008 or 2009 and, accordingly, no profit sharing was paid to employees and no annual performance incentives were paid to the named executive officers for either year. However, other performance-based on-time incentives benefiting most broad-based employee groups have rewarded superior operational performance and resulted in payouts of approximately $105 million since the beginning of 2005.

We also successfully implemented our succession plan after Larry Kellner, our Chairman and Chief Executive Officer throughout 2009, voluntarily resigned at year-end. Jeff Smisek was promoted to the position of Chairman, President and Chief Executive Officer effective January 1, 2010. In connection with his promotion, Mr. Smisek has entered into an agreement with the company pursuant to which he has agreed to forego his annual salary and any annual bonus that would otherwise be earned for each calendar year beginning on or after January 1, 2010, unless the company makes a profit for that calendar year.

Philosophy

Our executive compensation philosophy for 2009 continued to be defined by three main objectives: aligning executive incentives with stockholders’ and co-workers’ interests, retaining our management team, and linking pay to performance. We made difficult decisions in 2005 that allowed us to implement a business plan that has permitted us to grow, return to profitability in 2006 and 2007, and reward our co-workers through variable incentive-based compensation, and has prepared us to remain viable in the global economic crisis. We believe that keeping the interests of our executives aligned with the interests of our stockholders and our co-workers will be an important factor in achieving and sustaining profitability. We also believe that our experienced and well-regarded management team has been, and continues to be, critical to the successful implementation of our business strategies and the ultimate preservation and growth of stockholder value. Accordingly, retention of senior executives is a key goal. Finally, we believe that pay for performance is a critical element in our executive compensation structure, and that both absolute and relative performance measures are appropriate. Our incentive programs are designed to drive performance by such measures. The performance measures used in our incentive compensation programs are defined in “— Detailed Description of Pay Elements — Performance Measures” below.

Aligned Interests.  We have structured executive and broad-based employee incentives to align the interests of our executives and co-workers with those of our stockholders and customers. The Human Resources Committee believes that such incentives are an important contributor to Continental’s potential for successful performance.

For each of the years included in the Summary Compensation Table below, our executive compensation elements were aligned with the interests of our stockholders by linking our incentive compensation performance measures to the following key indicators of the company’s financial performance: our annual return on base invested capital (“ROBIC”); EBITDAR margin relative to our domestic network competitors; the size of our profit-sharing pool for broad-based workgroups; achieving positive net income; and maintaining specified cash balances. The restricted stock unit (“RSU”) program aligns management’s interests with our stockholders’ interests by placing the executives’ compensation “at risk” for any share price decline that occurs after the achievement of any performance target but before the relevant payment dates, which are spread over multi-year periods for retention purposes. The Profit Based RSUs, discussed below, also align our executives’ interests with the interests of our co-workers by linking executive incentive opportunities to the achievement of cumulative profit sharing pools for our broad base of employees.

Our broad-based employee incentive opportunities are designed to further our objective of aligning the interests of our co-workers with those of our stockholders and customers. First, stock options granted to our broad co-worker group (excluding officers) in connection with the pay and benefit cost reductions discussed above had realized value upon exercise and unrealized gains of over $96 million based on the closing price of the company’s common stock on December 31, 2009. Pursuant to our profit sharing plan, eligible co-workers receive incentives that also are aligned with the interests of our stockholders through payout opportunities based on our annual pre-tax profits. No annual incentives were paid to the named executive officers and no amounts were paid under the Enhanced Profit Sharing Plan for 2009 because the company did not report a profit for the year. Finally, the company maintains its long-standing broad-based on-time arrival incentive program and its perfect attendance program. These programs ensure a continued focus on operational performance that aligns co-worker performance with customer satisfaction, enhances our product, and drives financial performance.

Retention.  Continental is one of only two major domestic network carriers to avoid bankruptcy since the terrorist attacks of September 11, 2001. Our experienced and skilled management team has played a significant role in our stability relative to our peers and our ability to successfully implement innovative business strategies, such as being the first major carrier to transition from one global alliance to another. We seek to retain our management team primarily by setting compensation at competitive levels, by spacing long-term incentive payouts over several years, and by requiring continued employment to receive those payouts.

We recognize the opportunities available to our senior executives from other companies within our industry and outside our industry. Mr. Kellner’s departure effective December 31, 2009 to pursue other business opportunities is an example of the retention challenges facing the company and the Human Resources Committee as it sets compensation for our executives. We seek to pay our officers competitively relative to companies of similar size and business complexity in general industry, while recognizing that our management team is well-regarded in the airline industry. Accordingly, the Human Resources Committee determined that it is appropriate to design programs that target total compensation for executives at the 50th percentile among the general industry group and at the 75th percentile of the airline industry, based on a benchmarking process discussed further below under “— Process and Oversight — Compensation Benchmarking.”

Pay for Performance.  Our incentive compensation programs are designed to measure and reward annual performance based on absolute performance targets and long-term performance based on both absolute and relative performance targets. Absolute performance targets provide the primary links between incentive compensation and the company’s business strategy and operational results. Relative performance targets provide balance to the absolute performance targets by measuring the company’s performance in comparison to an industry peer group. Relative performance targets also provide flexibility to deal with unforeseen events and industry-wide challenges. In such circumstances, the company could fail to achieve its absolute performance targets, but the relative performance measures will reward a management team that is able to outperform its peer group in the face of adverse industry conditions. Similarly, even if the absolute performance goals are attained, the failure to achieve the relative performance goals can reduce the value of management’s incentive awards. Each of the company’s compensation programs, including the performance goals and financial performance hurdles, is described in further detail under “—  Detailed Description of Pay Elements” below as well as in the discussion following the Summary Compensation Table.

Process and Oversight

Human Resources Committee.  The Human Resources Committee, which is comprised solely of independent directors, makes all decisions concerning the compensation of our named executive officers. The Human Resources Committee has retained Exequity LLP as its independent compensation consultant to assist it in developing and structuring the company’s executive compensation programs in light of the principal objectives of our compensation philosophy described above, and also has retained Cleary, Gottlieb, Steen & Hamilton LLP as its legal counsel for executive compensation matters. In designing particular programs, the Human Resources Committee also considers recent trends in executive compensation and the concerns expressed by investors on the topic of executive compensation. For additional information concerning the Human Resources Committee, including its authority and its compensation consultant conflict of interest guidelines, see “Corporate Governance — Standing Committees of the Board of Directors” above.

Target Setting.  Prior to each new fiscal year, management prepares financial forecasts, an operating and capital expenditure budget, and the company’s Go Forward Plan, our business plan for the new year. Based on this planning process and the operating budget approved by our board, management develops and proposes performance targets under the incentive compensation programs for the new fiscal year. These proposals then are evaluated by Exequity, the Human Resources Committee’s independent compensation consultant, in light of compensation trends, benchmarking and internal parity analysis. The Human Resources Committee, with reference to information provided in the tally sheets and the analysis prepared by Exequity, each as discussed below, reviews the proposed targets and establishes the final performance targets for each program.

Tally Sheets.  We prepare comprehensive executive compensation tally sheets covering each of the named executive officers and present them to the Human Resources Committee in advance of the meetings at which incentive compensation performance targets are set and incentive awards are considered and made. The Human Resources Committee uses these tally sheets as a valuable source of historical and projected data in its process of considering and granting incentive awards and in making annual pay decisions. The tally sheets include detail of the actual dollar value of compensation received for prior years (including amounts reported to the named executives on Form W-2), the estimated compensation for the current year, and the potential value of any awards being considered by the committee, as well as wealth accumulation analysis in the form of projected compensation values for potential separation scenarios under the employment agreements and upon a change in control of the company. When making decisions on new compensation awards, the committee takes into consideration past awards as well as the potential value of outstanding awards.

Compensation Benchmarking.  The Human Resources Committee believes that our competition for executive talent includes other airlines as well as a broader range of general industry companies. Consequently, in assessing our compensation levels and designing executive compensation programs, the Human Resources Committee compares Continental’s executive compensation levels to both an airline-only peer group as well as selected large, non airline-specific U.S.-based companies. In 2009, the non airline-specific companies used as a compensation benchmarking reference point consisted of companies of similar size and scale as Continental so that the analysis compares executive compensation for positions with relatively similar levels of responsibility and complexity. For this purpose, Exequity identified the 100 U.S.-based publicly traded companies that had annual revenues closest in amount to Continental’s annual revenues, with 50 of these companies having greater revenues than Continental and 50 having revenues less than Continental’s. The median annual revenues for the non airline-specific benchmark group was $14.4 billion versus Continental’s annual revenues of $14.2 billion (based on 2007 annual revenues). Additional information concerning the group of companies used for the 2009 benchmarking analysis is attached as Appendix A to this proxy statement. Within the airline industry, the peer group for both pay and performance comparison in 2009 consisted of American Airlines, United Airlines, Delta Air Lines, Northwest Airlines and US Airways as well as low cost carriers Alaska Airlines and Southwest Airlines. Northwest Airlines was dropped from the peer group following the completion of its merger with Delta Air Lines. The Human Resources Committee believes that this peer group offers an appropriate comparison for determining pay and financial performance goals relative to the most comparable companies within the airline industry.

The Human Resources Committee annually evaluates the compensation of our CEO and our other named executive officers versus the compensation levels reported for the CEO and officers in equivalent positions for the general industry group and the airline peer group. As discussed above under “— Philosophy — Retention,” the Human Resources Committee targets total compensation for executives at the 50th percentile among the general industry group and at the 75th percentile of the airline peer group. The Human Resources Committee reviews the alignment of each named executive officer’s pay with the benchmark pay levels among the two comparator groups, as well as the total pay provided to the group of named executive officers in comparison to total pay delivered by the two comparator groups to their named executive officers as a group. The Exequity analysis reviewed by the Human Resources Committee prior to making pay decisions for 2009 showed that total direct compensation for the company’s named executive officers as a group fell below both the general industry group medians and the targeted benchmark 75th percentile among the airline peer group. Similarly, the pay of Continental’s CEO fell well below the benchmark levels of median compensation among the general industry group and the 75th percentile among the airline peers. The pay comparisons for each named executive officer generally showed that Continental’s executive pay falls below the benchmark levels, with some limited exceptions. Although compensation falls below the overall targeted benchmarks, the committee also recognizes the constraints on compensation in light of the current adverse economic and industry climate.

Internal Parity of Executive Compensation.  The review of the benchmarking analysis and the core compensation philosophies discussed above are balanced with the interest of achieving the desired internal parity of compensation among the named executive officers. Compensation levels are also based on competitive considerations, individual performance over time, overall financial results and job duties and responsibilities. Accordingly, for 2009, Mr. Kellner continued to have the highest compensation among the named executive officers, followed by Mr. Smisek. Since being elected president effective in December 2004, Mr. Smisek’s compensation levels have been set closer to those of Mr. Kellner in recognition of his strong supporting role and for retention and succession planning purposes. As executive vice presidents with primary responsibility over one of the three major areas of our business (finance, marketing and operations), Messrs. Rowe, Compton, and Moran have the same compensation opportunities. Our Human Resources Committee has determined that it is appropriate to provide the same base salary and incentive compensation opportunities to each of our executive vice presidents and believes that this uniformity in compensation encourages their collaboration, support and team effort, and is consistent with the company’s Working Together philosophy.

The Human Resources Committee believes this philosophy is further promoted by internal compensation parity. According to Exequity, Continental’s relationship between CEO compensation and the pay of the remaining four named executive officers exhibits significantly more internal pay parity than is the case among the airline peers and the companies within the general industry benchmark group. Some external observers raise concerns when CEO compensation exceeds three times either the second most highly paid executive or the average of the remaining five named executive officers. The 2009 study revealed that Mr. Kellner’s compensation was 136% of Mr. Smisek’s compensation and was 185% of the average compensation of the four remaining named executive officers (including Mr. Smisek). This compares, for compensation reported in the 2008 proxies of the airline peer group, to an average of 241% for the CEO versus the second named executive officer and an average of 257% for the CEO versus the average of the four remaining named executive officers, and to averages of 246% and 317%, respectively, for the same comparisons in the general industry group.

Succession Planning.  The Human Resources Committee and the board of directors periodically reviews succession planning at the executive level and in key senior management-level positions. As discussed in “— Compensation Benchmarking” and “— Internal Parity of Executive Compensation” above, Mr. Smisek served in a strong supporting role to Mr. Kellner since his promotion to President effective in December 2004. Following Mr. Kellner’s announcement to the board that he intended to resign from the company, the Human Resources Committee and the board held a series of meetings to review the succession plan and alternatives for Mr. Kellner’s successor. The committee recommended and the board concluded that Mr. Smisek’s leadership role and experience overseeing nearly every aspect of the business since joining the company in 1995 made him the best candidate and clear successor for the position. The committee and Mr. Smisek remain focused on the continued development of the next generation of the company’s leadership.

Compensation Risk Analysis.  The role of the Human Resources Committee in risk oversight includes review of risks arising from our compensation policies, practices and programs as well as the mitigating controls, to determine whether any such risks are material to us. The committee reviewed compensation-related risk in light of the company’s comprehensive risk management practices, compensation program design, the committee’s process for setting performance targets and its use of certification procedures before payments are made. The company’s compensation programs are designed to balance and mitigate any potential risk, including limits on payouts, cash hurdles, multi-year payouts, and clawback provisions. For further discussion of the board’s role in risk oversight, please see “Corporate Governance — Board Oversight of Risk Management” above.

Evaluation of the CEO.  On an annual basis, the Human Resources Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation based on its evaluation. In connection with the annual CEO performance review, the Human Resources Committee asks each member of the board to complete a questionnaire relating to the CEO’s prior year performance and the Human Resources Committee then meets privately with the CEO to discuss the results of the evaluation. The chair of the Human Resources Committee briefs the full board in executive session, outside the presence of management, on the results of the CEO evaluation.

Timing of Stock Awards.  The company has not granted the named executive officers any stock options since 2003 and has not granted them any restricted stock since 2002. The company has no current plans to grant stock options or restricted stock to its officers. Under the terms of our equity compensation plans, stock option awards are priced based on the closing price of our common stock on the date of grant. The RSU awards generally are granted at the time the Human Resources Committee establishes performance targets for the awards at the Human Resources Committee’s regularly scheduled meeting in February of each year, and generally are granted to new officers in connection with their promotion. Awards to non-management board members are granted in connection with election to the board at our annual stockholder meeting and upon first election to the board for new members.

Detailed Description of Pay Elements

Based on the philosophy described above, the Human Resources Committee has developed and implemented the pay elements and programs described below to establish an appropriate balance between fixed and “at risk” or variable compensation elements and between absolute and relative performance, and to drive performance that both enhances stockholder value and focuses on the long-term success of the company. The company’s compensation programs applicable to the years included in the Summary Compensation Table and disclosed elsewhere under “Executive Compensation” were adopted pursuant to the company’s Incentive Plan 2000 (“Incentive Plan 2000”), which expired in October 2009 except for purposes of governing the terms of outstanding awards. See “— Incentive Plan 2000” below.

Performance Measures.  The performance measures used in our incentive compensation programs include financial measures reported in our financial statements and measures that are calculated based on items included in the financials. Further information regarding our performance measures and how they are utilized in our programs is described below:

Performance
Measure	Description
Cash balance	Specified minimum balance of unrestricted cash, cash equivalents, and short-term investments on the consolidated balance sheet. This performance measure is utilized in the annual incentive awards, the LTIP awards and the Profit Based RSU awards.

EBITDAR	Earnings before interest, income taxes, depreciation, amortization, aircraft rent, non-operating income (expense) and special items. Special items relate to activities that are not central to ongoing operations or are unusual in nature. EBITDAR margin is calculated as the cumulative EBITDAR for the relevant period divided by cumulative revenues for such period. EBITDAR margin is the primary performance measure utilized in our LTIP awards.

Profit-sharing	The achievement of cumulative profit sharing pools for eligible employees under the company’s broad-based profit sharing plan. Profit-sharing, together with our stock price performance, are the primary performance measures utilized in our Profit Based RSU awards.

ROBIC	Annual EBITDAR divided by the sum of (a) plus (b), where (a) is the simple four-fiscal quarter average total of property and equipment (less accumulated depreciation and amortization thereon and less purchase deposits on flight equipment) set forth on the consolidated balance sheet of the company and (b) is 7.5 times annual aircraft rentals. This is the primary performance measure utilized in our annual incentive awards under Incentive Plan 2000.

Base Salaries.  The base salary levels of the named executive officers are set at a level that is designed to provide sufficient fixed compensation to satisfy the company’s retention objectives while allowing the company to provide a greater potential level of compensation through variable incentive performance awards. After pay and benefit reductions were implemented in 2005, the Human Resources Committee has approved base salary adjustments for the named executive officers as increases have been implemented for other company workgroups. Messrs. Kellner and Smisek each refused the 2007 and 2008 salary increases and each voluntarily waived his salary for the period of June 1, 2008 through December 31, 2008. The Human Resources Committee approved a 2.5% merit pay increase for each of the named executive officers effective January 1, 2009, consistent with the target percentage increases provided to our non-collectively bargained workgroups. Upon his promotion to Chairman, President and Chief Executive Officer effective January 1, 2010, Mr. Smisek’s base salary (which he has waived unless the company is profitable for the full calendar year) was set at $730,000.

Annual Incentive Program.  Since 2004 and continuing through 2009, the company’s ROBIC performance has been the measure used in our Annual Executive Bonus Program adopted pursuant to Incentive Plan 2000 (referred to herein as the annual incentive program). This absolute performance measure recognizes the capital-intensive nature of the airline industry and ensures that Continental achieves a sufficient return on its capital. The ROBIC goals are established annually by the Human Resources Committee with reference to the company’s annual budget and financial plan. The program sets the entry incentive opportunity at 50% and permits the Human Resources Committee to establish different levels of target and stretch incentive opportunity on an annual basis. The annual incentive program opportunities for 2009 for the named executive officers, between 50% (entry) and 150% (stretch), with a target of 125% of year-end base salary, were consistent with the opportunity levels provided for the last several years. However, target and stretch levels are reconsidered each year by the Human Resources Committee to confirm that the opportunities remain consistent with the committee’s overall compensation goals discussed above. Before any payment is made for a fiscal year, even if a ROBIC performance goal is met, the annual incentive program also required the achievement of a minimum specified year-end cash balance as well as a financial performance hurdle, each of which the Human Resources Committee sets annually, recognizing that such hurdles are additional important absolute measures of the company’s financial performance and liquidity. The financial performance hurdle required that the company report positive net income for the year as set forth on the company’s regularly prepared and publicly available consolidated statement of operations prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

The targets for 2009 under the annual incentive program were as follows: ROBIC entry of 12.5%, target of 13.5% and stretch of 16.0%, a financial performance hurdle that required the company to report positive net income for 2009, and a minimum cash balance of $2.2 billion. For 2009, the company failed to achieve entry level ROBIC performance and the financial performance hurdle and therefore no payments were made under the annual incentive program. The entry, target and stretch incentive opportunities with respect to the 2009 awards under the annual incentive program are set forth in the 2009 Grants of Plan-Based Awards table below.

Long-Term Incentive Program.  The company’s Long-Term Incentive and RSU Program adopted pursuant to Incentive Plan 2000 (the “LTIP/RSU Program”) consists of two long-term incentive components — the long-term incentive program (“LTIP”) and the RSU program.

•	LTIP. The LTIP compares Continental’s EBITDAR margin for a three-year performance period against the average EBITDAR margin of the designated industry peer group (American Airlines, United Airlines, Delta Air Lines, US Airways, Alaska Airlines and Southwest Airlines). The EBITDAR performance measure effectively adjusts for variations in lease versus debt financing decisions among carriers and is a widely accepted measure of financial performance in capital-intensive industries such as the airline industry. The LTIP also includes an absolute performance measure requiring that the company achieve a minimum cash balance at the end of the performance period or no LTIP payments will be made. Unless otherwise specified by the Human Resources Committee prior to the beginning of a performance period, awards are automatic under the program for the named executive officers. Incentive payment opportunities for the “entry,” “target,” and “stretch” levels of performance are specified in the program as a percentage of the combination of base salary plus an assumed annual incentive that varies based on the officer level of the participant. Payment amounts are calculated based on the participant’s salary and position at the end of the performance period. The entry level of performance is specified in the program and requires that the company’s EBITDAR margin performance is at least equal to the industry peer group average. Performance targets for the target and stretch levels of incentive opportunities are established annually by the Human Resources Committee with respect to the three-year performance period commencing at the beginning of such year.

The 2007 LTIP award, the payment of which is included as 2009 compensation in the Summary Compensation Table below, had a performance period of January 1, 2007 through December 31, 2009. The performance targets applicable to the 2007 LTIP award were as follows: entry EBITDAR margin equal to the industry group average, target EBITDAR margin equal to entry plus 50 basis points, stretch EBITDAR margin equal to entry EBITDAR margin plus 100 basis points, and a minimum cash balance of $2.0 billion. The company’s EBITDAR margin performance for the 2007 LTIP award performance period exceeded the EBITDAR margin performance of the industry group by 311 basis points, thus achieving performance in excess of the stretch level. The entry, target and stretch incentive payment opportunities with respect to the 2009 LTIP award are set forth in the 2009 Grants of Plan-Based Awards table below based on the named executive officers’ salary and position as of December 31, 2009. In establishing performance targets for the 2009 LTIP award, the Human Resources Committee considered company and peer group performance information, determined that industry fundamentals remained largely unchanged and established 2009 LTIP award performance targets that are consistent with performance targets applicable to the 2007 and 2008 LTIP awards.

•	Profit Based RSUs. The company’s RSU program is designed to align management’s performance objectives with those of our broad employee group while measuring long-term absolute performance through Profit Based RSUs that require specified levels of profit sharing to be achieved for our co-workers as well as the achievement of a financial performance hurdle. The Profit Based RSUs can result in cash payments to participants following the achievement of a profit sharing-based performance target. The performance target requires that the company (i) reach target levels of cumulative profit sharing under the Enhanced Profit Sharing Plan during the performance period and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. To enhance retention and continue to focus executives’ attention on the creation of stockholder value, payments related to the achievement of a performance target generally will be made in annual one-third increments to participants who remain continuously employed through the payment date (with limited exceptions in the case of death, disability, retirement or certain involuntary termination events). Amounts paid will vary depending on stock price performance immediately preceding the payment date. The first payment is made in the March following the achievement of a performance target and the second and third payments are possible in March of each of the following two years. As an additional performance requirement, the company must have a minimum cash balance at the end of the fiscal year preceding the date that any payment is made. If the company does not achieve the minimum cash balance applicable to a payment date, the payment will be deferred to the next payment date (March 1st of the next year) following achievement of the required year-end cash balance, subject to a limit on the number of years payments may be carried forward. Payment amounts are calculated based on the number of RSUs subject to the award, the company’s stock price (based on the average closing price of the company’s common stock for the 20 trading days preceding the payment date), and the payment percentage set by the Human Resources Committee for achieving the applicable profit sharing-based performance target.

The Profit Based RSUs awarded for the performance period commencing April 1, 2006 and ending December 31, 2009 (the “2006 Profit Based RSUs”) achieved the maximum or “stretch” level of performance and the first and second one-third increments were paid out in cash in March 2008 and March 2009. The March 2009 payments to the named executive officers are set forth in the Stock Awards column of the 2009 Option Exercises and Stock Vested Table below and were based on the average closing price of the company’s common stock for the 20 trading days preceding March 1, 2009, or $12.32 per share. Each of these payments was made following achievement of the required year-end cash hurdle. In 2009, the Human Resources Committee awarded Profit Based RSUs with a performance period commencing January 1, 2009 and ending December 31, 2011 (the “2009 Profit Based RSUs”). Depending on the level of cumulative profit sharing achieved (or, as described below, calculated) under our Enhanced Profit Sharing Plan, ranging from $100 million to $375 million, the payment percentage for these awards can range from 0% to 400% of the underlying 2009 Profit Based RSUs. The Enhanced Profit Sharing Plan expired at the end of 2009, but, as provided by the Human Resources Committee at the time of grant and in compliance with section 162(m) of the Code, performance under the 2008 and 2009 Profit Based RSU awards will be calculated based on the terms of such plan rather than the company’s new profit sharing plan adopted effective beginning with calendar year 2010. Consistent with the 2009 awards under the annual incentive program, the financial performance hurdle applicable to the 2009 Profit Based RSUs requires the company to achieve positive GAAP net income and the minimum cash balance applicable to such awards is $2.2 billion. The entry, target and stretch award opportunities are outlined in the 2009 Grants of Plan-Based Awards table. The company did not achieve a profit in 2008 or 2009 and, therefore, no performance target was achieved in 2008 or 2009 with respect to the 2009 Profit Based RSUs or the Profit Based RSUs for the performance period commencing January 1, 2008 and ending December 31, 2010 (the “2008 Profit Based RSUs”). In addition, no target was achieved with respect to the Profit Based RSUs awarded for the performance period commencing January 1, 2007 and ending December 31, 2009 (the “2007 Profit Based RSUs”). In 2007, the company did achieve $158 million in profit sharing with respect to the 2007 Profit Based RSUs; however this was below the entry performance level for the awards and so the 2007 Profit Based RSUs expired without vesting.

Certain Other Programs.  Our named executive officers may participate in company-wide plans and programs, such as group health and welfare plans, the non-pilot 401(k) plan, and the employee stock purchase plan, that are offered to the broader employee group. These programs are consistent with similar plans offered by peer and general industry companies, and are important to the recruitment and retention of executive talent.

Incentive Plan 2000.  The company’s annual and long-term incentive compensation programs for compensation awarded in 2009 and included in the Summary Compensation Table are adopted pursuant to the company’s stockholder-approved Incentive Plan 2000, which sets forth the general terms applicable to executive incentive compensation. Incentive Plan 2000 expired in October 2009 and no further awards may be made under Incentive Plan 2000, including annual incentive awards, LTIP awards, RSU awards, stock options and restricted stock.

Incentive Plan 2010.  Following the expiration of Incentive Plan 2000, the Human Resources Committee considered and recommended, and the board has adopted, Incentive Plan 2010. Incentive Plan 2010 is a new incentive plan and is being submitted for approval by the company’s stockholders at the meeting. See “Proposal 2: Approval of Incentive Plan 2010” below.

Perquisites.  We provide executives with certain perquisites similar in form and amount to those offered to executives at similar levels at companies within the airline industry and general industry groups. We believe that providing a portion of compensation to our executive officers in the form of perquisites, rather than in cash, enhances retention, results in a cost savings to Continental and strengthens our relationships with our executives. For example, flight benefits provide our executives and non-management directors the advantage of product familiarization and brand identification. The incremental cost to the company of providing flight benefits is minimal, while we believe the value of these benefits to the named executive officers is perceived by them to be high. With respect to in-kind tax preparation services, the Human Resources Committee believes this is an important benefit to ensure that executives complete their tax preparation obligations in a timely and accurate manner. Executive perquisites are discussed in the footnotes to the Summary Compensation Table.

SERP.  The company maintains supplemental executive retirement plans (“SERP”) for the named executive officers that provide an annual retirement benefit expressed as a percentage of the executives’ final average compensation. Since final average compensation is capped in the benefit formula applied under the company’s defined benefit pension plan, the SERP provides an opportunity for the named executive officers to earn supplemental retirement benefits. When combined with the benefit payable from the Continental Retirement Plan (“CARP”), the annual retirement benefit could range up to 75% of final average compensation for Mr. Smisek if he achieves 30 years (the capped amount) of SERP credited service or up to 65% of final average compensation for Messrs. Rowe, Compton, and Moran if they achieve 26 years (the capped amount) of SERP credited service. Mr. Kellner resigned effective December 31, 2009 with 25 years of SERP credited service and a benefit of 62.5% of his final average compensation. Because the benefits provided under the CARP are not subject to Medicare tax, the company previously has agreed to reimburse the named executives for the Medicare tax obligations related to the SERP so that the SERP benefits are treated on a similar basis to the CARP benefits. The Human Resources Committee believes that the SERP serves as an important and effective long-term retention incentive. The benefit formulas and the compensation limitations applicable to the SERP and the defined benefit pension plan are described below under ‘‘— Pension Benefits.”

Other Executive Compensation Matters

Outlined below is certain additional information with respect to the company’s compensation policies and practices.

Employment Agreements.  We have entered into employment agreements with each of our named executive officers. For a discussion of the material terms of these agreements, please see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” below. The committee believes that employment agreements enhance the company’s ability to recruit and retain the best available talent and also define maximum termination-related liabilities.

Confidentiality and Non-Competition Agreements.  Following the departure of several members of our management team to our competitors and the company’s strategic decision to join Star Alliance, the Human Resources Committee considered expanding the confidentiality and non-competition obligations of certain members of senior management. Mr. Kellner’s employment agreement included a non-compete obligation for a period of two years following termination of his employment. In April 2009, we entered into Confidentiality and Non-Competition Agreements with Messrs. Smisek, Rowe, Compton, and Moran that include an 18-month non-compete obligation following termination of the executive’s employment, except if such termination is by the company for a reason other than Cause (including a non-renewal of the employment agreement) or by the executive for Good Reason. The non-compete provisions prohibit the named executive officers from serving in an executive, advisory or consulting capacity for any passenger air carrier in the U.S. or in any foreign country in which the company has an office, station or branch as of the date of termination of employment with the company. To induce the officers to enter into the Confidentiality and Non-Competition Agreements, the company paid $1,125,000 to Mr. Smisek and $750,000 to each of Messrs. Rowe, Compton, and Moran.

Stock Ownership Guidelines.  The company’s board has adopted minimum stock ownership guidelines. For a discussion of the minimum ownership guidelines for our named executive officers, please see “Corporate Governance — Corporate Governance Guidelines — Minimum Stock Ownership” above. The board believes that continued stock ownership by executives and non-management directors helps tighten the alignment among the interests of board members, executives, and stockholders.

Trading Policy.  Our securities trading policy prohibits our officers and directors from trading in options, warrants, puts and calls or similar instruments on our securities and from engaging in short sales of our securities or transactions that are substantially equivalent to short sales.

Payments Upon Termination or Change in Control.  Our executives’ employment agreements and our existing compensation programs require us to make certain payments or provide certain benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. Talk of consolidation has been prevalent in the airline industry over the last decade, and some consolidations have occurred, such as the mergers of America West with US Airways and Delta with Northwest. Our Human Resources Committee periodically reviews our change in control arrangements and believes that (i) compensation must be structured in a manner that quantifies the risk to the executives related to a change in control and permits them to remain focused on our business before, during and after any such transaction and (ii) our highly regarded management team is a unique corporate asset and change in control or termination protections (including the excise tax protection described in “— Tax Matters” below) enhance executive stability and therefore are in the best interests of the company and its stockholders. Through 2009, such protections continued to represent majority practice among large, publicly traded companies, especially those within consolidating industries. The Human Resources Committee believes that the company’s protections are generally consistent with those maintained by comparable organizations, and that such protections represent part of a competitive overall compensation program for our executives. For a discussion of the potential payments to our named executive officers upon termination or change in control, please see “— Potential Payments Upon Termination or Change in Control” below.

Clawback Policy.  The annual incentive program provides that a participant must reimburse the company for the full amount of any annual incentive paid to such participant if the participant’s misconduct (as defined in the program) results in an error in the company’s financial information that has the effect of increasing the amount of such incentive payment. Incentive Plan 2010 includes the same provisions which will be applicable to all awards granted pursuant to Incentive Plan 2010, if adopted by stockholders. In addition, Incentive Plan 2010 also provides that the Human Resources Committee may adjust compensation as necessary, in its sole discretion, if there is a material restatement of the company’s financial statements that affects financial information used in determining compensation paid to a participant.

Tax Matters.  In designing and implementing the programs applicable to executives, the Human Resources Committee considers the effects of applicable sections of the Code, including section 162(m), section 4999, and section 409A. Section 162(m) denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their three other most highly compensated executive officers (excluding the CFO) employed on the last day of a given year, unless their compensation is based on qualified performance criteria or certain other exceptions apply. To qualify for deductibility as performance-based compensation, the performance criteria must be established within specified periods by a committee of independent directors and approved, as to their material terms, by that company’s stockholders. Continental’s executive compensation plans, including the annual incentive program, the LTIP/RSU Program, and its stock incentive plans, were designed to permit the grant of awards that could qualify as performance-based compensation under section 162(m). Certain awards have been made under the LTIP/RSU Program to address specific retention concerns with respect to certain executives that do not meet the requirements for an exemption as performance-based compensation. However, the Human Resources Committee considered the deductibility of payments related to such awards and concluded that, while not deductible, the awards serve the best interests of the company and its stockholders. Further, the Human Resources Committee may in the future approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate and in the company’s best interests. Although the federal income tax deduction for some amounts recorded as compensation by the company to certain executives may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by the company due to its significant net operating loss carry forwards.

Section 4999 of the Code imposes an excise tax on so-called “excess parachute payments” made to an executive in connection with a change in control as described in section 280G of the Code. In light of evolving best practices in executive compensation, the Human Resources Committee adopted a policy in April 2009 that the company will no longer provide reimbursement for such excise taxes to officers who did not, as of the date of the adoption of the policy, have a contractual right to such benefits. All of our named executive officers had a contractual right to such benefits prior to the date of the adoption of the policy. These benefits are discussed below under “— Potential Payments Upon Termination or Change in Control — Change in Control — Reimbursement for Excise Taxes.” Although amounts paid to the named executive officers for this additional tax protection may not be deductible, there would be no impact to the company’s current federal income taxes due to our significant net operating loss carry forwards. The committee’s policy also eliminates tax gross-ups on post-separation perquisites provided to officers who did not, as of the date of the adoption of the policy, have a contractual right to such benefits. The committee’s policy retains the flexibility to offer such reimbursements in limited circumstances if the committee determines that providing such reimbursements is in the best interest of the company and its stockholders. In May 2009, the board adopted amendments to the company’s Corporate Governance Guidelines to provide that the company will not provide tax reimbursements on post-separation perquisites to any newly-elected non-management director after such date.

Section 409A of the Code imposes significant additional taxes on non-exempt deferred compensation that does not comply with the requirements of section 409A of the Code. Our employment agreements and compensation programs are structured to avoid the imposition of such additional taxes and to comply with the provisions of section 409A.

Report of the Human Resources Committee

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Based on such review and discussions with management, the Human Resources Committee has recommended that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted,

Human Resources Committee

Charles A. Yamarone, Chairman
Kirbyjon H. Caldwell
Henry L. Meyer III
Ronald B. Woodard

Compensation of Executive Officers

The following table sets forth information concerning the compensation of our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers in 2009 (collectively referred to in this proxy statement as the “named executive officers”). Mr. Kellner served as Chairman and Chief Executive Officer throughout 2009. Mr. Smisek served as President and Chief Operating Officer throughout 2009. Mr. Kellner resigned from the company on December 31, 2009. Mr. Smisek was promoted to the position of Chairman, President and Chief Executive Officer effective January 1, 2010.

Summary Compensation Table

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)		($)	($)(3)	($)	($)(4)***	($)(5)	($)(6)	($)
Lawrence W. Kellner*	2009	730,313		0	0	0	2,464,806	623,082	114,786	3,932,987
Former Chairman and Chief	2008	296,875	(2)	0	0	0	1,939,781 (2)	1,335,525	34,965	3,607,146
Executive Officer — Resigned	2007	712,500		0	0	0	3,289,078	721,608	45,549	4,768,735

Jeffery A. Smisek*	2009	590,400		0	0	0	1,793,340	719,393	1,217,734	4,320,867
Chairman, President and Chief	2008	240,000	(2)	0	0	0	1,411,344 (2)	1,347,572	65,846	3,064,762
Executive Officer	2007	576,000		0	0	0	2,475,576	765,172	75,200	3,891,948

Zane C. Rowe**	2009	383,908		0	0	0	863,793	53,791	795,758	2,097,250
Executive Vice President	2008	299,115		0	0	0	720,529	30,810	18,607	1,069,061
and Chief Financial Officer

James E. Compton	2009	383,908		0	0	0	863,793	324,486	800,809	2,372,996
Executive Vice President &	2008	370,872		0	0	0	720,529	557,172	54,264	1,702,837
Chief Marketing Officer	2007	363,300		0	0	0	1,317,101	324,892	42,034	2,047,327

Mark J. Moran	2009	383,908		0	0	0	863,793	243,426	820,074	2,311,201
Executive Vice President &	2008	370,872		0	0	0	720,529	373,596	56,741	1,521,738
Chief Operations Officer	2007	363,300		0	0	0	1,317,101	216,479	62,000	1,958,880

*	Mr. Kellner resigned from the company on December 31, 2009. Mr. Smisek was promoted to the position of Chairman, President and Chief Executive Officer effective January 1, 2010.

**	Mr. Rowe was promoted to Executive Vice President and Chief Financial Officer on August 31, 2008.

***	Compensation included in the Non-Equity Incentive Plan Compensation column is set forth below:

				Total
		Annual	Long-Term Incentive	Non-Equity
		Incentive	for Three Year Period	Incentive Plan
Name	Year	Program ($)	Ended 12/31 of Year ($)	Compensation ($)
Lawrence W. Kellner	2009	0	2,464,806	2,464,806
	2008	0	1,939,781	1,939,781
	2007	1,020,656	2,268,422	3,289,078

Jeffery A. Smisek	2009	0	1,793,340	1,793,340
	2008	0	1,411,344	1,411,344
	2007	825,120	1,650,456	2,475,576

Zane C. Rowe	2009	0	863,793	863,793
	2008	0	720,529	720,529

James E. Compton	2009	0	863,793	863,793
	2008	0	720,529	720,529
	2007	526,014	791,087	1,317,101

Mark J. Moran	2009	0	863,793	863,793
	2008	0	720,529	720,529
	2007	526,014	791,087	1,317,101

(1)	The 2009 salary amounts include a 2.5% merit pay increase approved by the Human Resources Committee for each of the named executive officers effective January 1, 2009, consistent with the target percentage increases provided to our non-collectively bargained workgroups. The 2007 and 2008 salary amounts for

Messrs. Compton and Moran include a 2% salary increase approved by the Human Resources Committee and effective in July 2007 and July 2008 respectively, consistent with the increase implemented for all employee workgroups other than flight attendants. Messrs. Kellner and Smisek voluntarily declined each of the 2007 and 2008 salary adjustments. Upon his promotion to executive vice president and chief financial officer in 2008, the Human Resources Committee set Mr. Rowe’s annual salary at the same level as the salary paid to each of Messrs. Compton and Moran, consistent with the pay parity philosophy discussed in “— Compensation Discussion and Analysis — Process and Oversight — Internal Parity of Executive Compensation” above.

(2)	In recognition of the company’s decision to reduce capacity and eliminate positions in 2008, Messrs. Kellner and Smisek each voluntarily waived his salary for the period of June 1, 2008 through December 31, 2008, representing a waiver of $415,625 and $336,000 in compensation, respectively, and voluntarily withdrew from the annual incentive program for 2008.

(3)	The amounts in this column reflect the grant date fair value of Profit Based RSUs granted in the year shown. The grant date fair value of the Profit Based RSUs has been determined based on the performance threshold that the company believed to be probable of achievement at the date of grant, not the amounts that were or may be realized by the executives. For each of the years 2007, 2008, and 2009, the amounts shown in the table reflect that the awards were not probable of achievement on the grant date. See “— Compensation Discussion and Analysis — Philosophy — Pay for Performance” and “— Compensation Discussion and Analysis — Detailed Description of Pay Elements — Long-Term Incentive Program” above for a discussion of the rationale for using absolute and relative performance measures in the company’s executive compensation. The following table reflects the maximum value of the Profit Based RSUs assuming that the awards vested at their maximum or “stretch” level based on the closing price of the company’s common stock on the grant date of the awards:

	Maximum Value of Profit Based RSUs
	2007 Grant ($)	2008 Grant ($)	2009 Grant ($)
Name	(a)	(b)(d)	(c)(d)
Lawrence W. Kellner	2,582,400	3,583,200	3,339,000

Jeffery A. Smisek	3,704,400	2,508,240	2,337,300

Zane C. Rowe	1,291,200	1,455,000	1,869,840

James E. Compton	1,721,600	1,940,900	1,869,840

Mark J. Moran	1,721,600	1,940,900	1,869,840

(a)	Represents the maximum value of the 2007 Profit Based RSUs at $43.04 per share for the awards granted February 23, 2007 to each of the named executive officers and $38.81 for an award granted April 24, 2007 to Mr. Smisek for retention purposes. The 2007 Profit Based RSUs expired December 31, 2009 after no performance threshold was achieved during the performance period. No amount has or will be paid for these awards.

(b)	Represents the maximum value of the 2008 Profit Based RSUs at $29.86 per share for the awards granted February 20, 2008 to Messrs. Kellner, Smisek, Compton, and Moran and $29.10 for the award granted February 21, 2008 to Mr. Rowe.

(c)	Represents the maximum value of the 2009 Profit Based RSUs at $11.13 per share for the awards granted to each of the named executive officers on February 18, 2009.

(d)	At December 31, 2009, the Profit Based RSUs granted in 2008 and 2009 were not probable of achieving a performance threshold. Mr. Kellner’s 2008 and 2009 Profit Based RSU awards terminated without payment upon his resignation on December 31, 2009.

For a discussion of the assumptions relating to the valuations for the 2007, 2008 and 2009 Profit Based RSUs, see (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation,” in the company’s annual report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”) and the 2008 Form 10-K, (ii) Note 9 to the consolidated financial statements included in Item 8 of the 2008 Form 10-K and 2009 Form 10-K, and (iii) Note 8 to the consolidated financial statements included in Item 8 of the 2007 Form 10-K, respectively.

(4)	The 2009 amounts represent payments with respect to LTIP awards for the three-year performance period ended December 31, 2009, which were paid in 2010 based on the company’s achievement of performance above the stretch level. No amounts were earned in 2009 under the company’s annual incentive program.

(5)	The 2009 amounts represent the difference in the present value of accumulated benefits determined as of December 31, 2009 and December 31, 2008 for both the CARP and SERP. The change in pension value reflects the impact of a variety of factors, including passage of time, change in assumptions, and change in the accrued benefit (which includes additional credited service, changes in final average compensation, and changes in the average Social Security wage base).

The pension values include the estimated Medicare tax gross-up described in more detail in “— Pension Benefits” below. The change in pension values for 2007 and 2008 differ by immaterial amounts from those previously reported to reflect the amount of the estimated Medicare tax gross-up that was not included in prior years.

The change in pension value for 2009 is generally smaller than 2008 because, with the exception of Mr. Rowe, 2009 pay was smaller than at least five years pay in the last ten years so final average compensation did not change between December 31, 2008 and December 31, 2009 for the other named executive officers. The change in pension value for 2008 is larger than 2007 due to the impact of 2008 compensation and changes in the assumption used to calculate the present value of accumulated benefits as of December 31, 2008. For all of the named executive officers, 2008 compensation was in excess of at least one year that previously had been used in the final average compensation, so the average increased from December 31, 2007 to December 31, 2008. The discount rate and lump sum interest rate used in the calculations both decreased, which also resulted in an increase in the present value of accumulated benefits.

(6)	The All Other Compensation column consists of items not reported in the other columns of this table, and for each named executive officer includes perquisites and other personal benefits, term life insurance, matching contribution benefits reinstated in 2009 pursuant to company’s non-pilot 401(k) plan, tax reimbursements relating to flight benefits and term life insurance, and reserved parking at the company’s headquarters. The amounts shown for Messrs. Smisek, Rowe, Compton and Moran for 2009 include payments by the company to induce the officers to enter into Confidentiality and Non-Competition Agreements as follows: $1,125,000 to Mr. Smisek and $750,000 to each of Messrs. Rowe, Compton, and Moran. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Other Named Executive Officers.” Mr. Kellner’s 2009 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $29,637, financial planning and tax services, $56,176 for unused vacation, which was paid following his resignation, and reserved parking at Houston’s George Bush Intercontinental Airport (“IAH”). Mr. Smisek’s 2009 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $23,613, a car benefit, financial planning and tax services, legal services in connection with his promotion to Chairman, President and CEO, health club membership dues and reserved parking at IAH. Mr. Rowe’s 2009 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $20,762, financial planning and tax services and health club membership dues. Mr. Compton’s 2009 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $12,370, a car benefit, and health club membership dues. Mr. Moran’s 2009 compensation includes flight benefits, a tax reimbursement relating to flight benefits in the amount of $23,728, a car benefit, financial planning and tax services, and health club membership dues. With respect to the car benefit, we calculated the incremental cost to the company of the executive’s allocated percentage (as specified by the executive for tax purposes) of personal use of a company car based on the company’s actual lease payments or depreciation expense (in the case of purchased vehicles), loss on trade-in of purchased vehicles, insurance, tax, registration and other miscellaneous costs related to the use and maintenance of the automobile. Flight benefits allow the named executive officers and their family members and significant others effectively unlimited travel on Continental Airlines, Continental Micronesia, and Continental Express. Our calculation of the incremental cost to the company of providing flight benefits to the named executive officers includes incremental fuel, meal expense (by cabin), passenger liability insurance, war risk insurance and OnePass miles earned. The executives receive a tax reimbursement relating to flight benefits, calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits). In addition, the named executive officers have access to certain other travel-related benefits, such as access to our Presidents Club facilities and OnePass Elite status for the executives and their immediate family members, complimentary car rentals provided by our travel partners, and flight benefits on certain airline partners.

2009 Grants of Plan-Based Awards

The following table sets forth information regarding awards granted in 2009 to our named executive officers under our annual incentive program and the LTIP/RSU Program, each of which was implemented under our Incentive Plan 2000.

								All	All
								Other	Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
								Number of	Number of	or Base	Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(4)	(#)(4)	(#)(4)	(#)	(#)	($/Sh)	($)(5)
Lawrence W. Kellner	2/18/09(1)	365,157	912,891	1,095,470
	2/18/09(2)	1,232,403	1,643,204	2,464,806
	2/18/09(3)				75,000	112,500	300,000				0

Jeffery A. Smisek	2/18/09(1)	295,200	738,000	885,600
	2/18/09(2)	929,880	1,195,560	1,793,340
	2/18/09(3)				52,500	78,750	210,000				0

Zane C. Rowe	2/18/09(1)	191,954	479,885	575,862
	2/18/09(2)	431,897	647,845	863,793
	2/18/09(3)				42,000	63,000	168,000				0

James E. Compton	2/18/09(1)	191,954	479,885	575,862
	2/18/09(2)	431,897	647,845	863,793
	2/18/09(3)				42,000	63,000	168,000				0

Mark J. Moran	2/18/09(1)	191,954	479,885	575,862
	2/18/09(2)	431,897	647,845	863,793
	2/18/09(3)				42,000	63,000	168,000				0

(1)	Annual incentive award for 2009 granted pursuant to the company’s annual incentive program. No amounts were earned or paid for these awards. Amounts disclosed are based on the salary and position of each named executive officer as of December 31, 2009.

(2)	LTIP award for the three-year performance period January 1, 2009 through December 31, 2011 granted pursuant to the LTIP/RSU Program. Amounts disclosed are based on the salary and position of each named executive officer as of December 31, 2009. Mr. Kellner’s award terminated without payment upon his resignation on December 31, 2009.

(3)	2009 Profit Based RSUs granted pursuant to the LTIP/RSU Program. Mr. Kellner’s award terminated without payment upon his resignation on December 31, 2009.

(4)	The values in this column reflect share equivalents, not cash payout values.

(5)	Represents the grant date fair value of the 2009 Profit Based RSUs based on the performance threshold that the company believed to be probable of achievement at the date of grant, not the amounts that were or may be realized by the executives with respect to these awards. The amounts shown in the table reflect that the awards were not probable of achievement of the entry level on the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Agreement with Former CEO.  Mr. Kellner, our former CEO, announced in July 2009 that he would resign his positions with the company at the end of 2009. We did not enter into any additional agreements with Mr. Kellner in connection with his resignation, and his termination benefits were determined pursuant to his employment agreement with the company. In order to comply with section 409A of the Code, we entered into an amended and restated employment agreement with Mr. Kellner effective October 15, 2007 relating to his service as an officer and director of the company. The agreement entitled him to an annual performance incentive and long-term incentive payment opportunities at a level not less than the highest participation level made available to other company executives. In addition, Mr. Kellner participated in a SERP that, when combined with the benefit payable from the CARP, provided him an annual retirement benefit expressed as a percentage (that could range up to 75% depending on his final years of service credit (capped at 30 years)) of his final average compensation as defined in his employment agreement. He also was entitled to participate in the compensation and benefit plans available to all management employees, receive company-provided disability benefits and life insurance, flight benefits, certain tax indemnity payments (some of which may not be deductible by the company), use of a company provided automobile (which benefit Mr. Kellner declined), and certain other fringe benefits. Mr. Kellner’s employment agreement also included a two-year non-compete provision with the company following termination of his employment, except if such termination is by the company without Cause or upon his disability or by Mr. Kellner for Good Reason. The non-compete provision is currently in effect and prohibits Mr. Kellner, until January 2012, from serving in an executive, advisory or consulting capacity for any passenger air carrier in the U.S. or in any foreign country in which the company has an office, station or branch as of the date that Mr. Kellner terminated his employment. In addition, if any payment or benefit to Mr. Kellner were determined to be subject to an excise tax (including any such tax arising under section 4999 of the Code upon a change in control), Mr. Kellner would be entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. The benefits that the company is required to provide Mr. Kellner in connection with his resignation are discussed below under “— Potential Payments Upon Termination or Change in Control.”

Agreements with Other Named Executive Officers.  In order to comply with section 409A of the Code, we entered into amended and restated employment agreements effective October 15, 2007 with Messrs. Smisek, Compton, and Moran relating to their services as officers of the company. Our employment agreement with Mr. Rowe became effective as of September 1, 2008 in connection with his promotion to executive vice president and chief financial officer. Mr. Rowe’s agreement is similar to the agreements with the other executive vice presidents. Each of the agreements includes successive automatic one-year extensions after the base term of the agreement. Each agreement is similar to that of Mr. Kellner’s, except that the SERP for Messrs. Rowe, Compton, and Moran, when combined with the CARP benefit, provides a maximum annual retirement benefit that could range up to 65% depending on his final years of service (capped at 26 years). In addition, under the agreements with Messrs. Rowe, Compton, and Moran, a more limited formula is used to calculate termination payments as further discussed below under “— Potential Payments Upon Termination or Change in Control — Termination by the Company without “Cause”; Termination by the Executive for “Good Reason”; or Company Non-renewal.” On April 23, 2009, we entered into Confidentiality and Non-Competition Agreements with Messrs. Smisek, Rowe, Compton, and Moran that include an 18-month non-compete obligation following termination of the executive’s employment, except if such termination is by the company for a reason other than Cause (including a non-renewal of the employment agreement) or by the executive for Good Reason. The scope of the non-competition obligations is parallel to the scope of the obligations applicable to Mr. Kellner as described above. To induce the officers to enter into the Confidentiality and Non-Competition Agreements, the company paid $1,125,000 to Mr. Smisek and $750,000 to each of Messrs. Rowe, Compton, and Moran. See also “— Compensation Discussion and Analysis — Other Executive Compensation Matters — Confidentiality and Non-Competition Agreements.”

In connection with his election to succeed Mr. Kellner in the positions of Chairman and CEO, we entered into a letter agreement with Mr. Smisek dated September 30, 2009 to clarify the terms of his employment agreement in light of his new positions and responsibilities. In connection with his promotion, Mr. Smisek has entered into an agreement with the company dated January 4, 2010 pursuant to which he has agreed to forego his annual salary of $730,000 and any annual bonus that would otherwise be earned for each calendar year beginning January 1, 2010 unless the company makes a profit for such full calendar year. If Mr. Smisek dies or becomes disabled or if his employment is terminated by the company without Cause or by Mr. Smisek for Good Reason, then the company would pay Mr. Smisek all salary and annual bonus amounts that have not been paid as a result of the waiver agreement. In the agreement, Mr. Smisek acknowledges that his participation in certain benefits, such as the company’s 401(k) plan and employee stock purchase plan, will be impacted by his salary and annual bonus waiver. The company also agrees that if the salary and annual bonus waiver impacts Mr. Smisek’s participation in welfare benefit plans such as life insurance or disability, it will provide him equivalent benefits at no additional cost. The agreement further provides that the salary and annual bonus waiver will not otherwise affect Mr. Smisek’s rights under his employment agreement, including, without limitation, Mr. Smisek’s right to participate in any long term incentive program maintained by the company and the calculation of benefits based on salary or annual bonus level.

Annual Incentive Program

Annual performance incentive payment opportunities under the annual incentive program depend on achievement of an absolute level of Continental’s capital efficiency, cash flow and financial results. Under the program, the Human Resources Committee can establish different levels of target and stretch incentive opportunity on an annual basis. The capital efficiency performance measure is Continental’s ROBIC or return on base invested capital. The ROBIC goals are reviewed and new entry, target and stretch ROBIC goals are established annually by the committee. Under the program, the committee also may establish an annual financial performance hurdle, which for 2009 required positive GAAP net income. The program also requires a year-end minimum cash balance amount that is set by the committee each year. If either the financial performance hurdle or the minimum cash balance is not achieved, no payments are made, regardless of our ROBIC performance.

For 2009, the company failed to achieve the entry ROBIC performance target and the financial performance hurdle. Therefore, no payment was made under the annual incentive program with respect to 2009 performance. The potential but unrealized value of the 2009 awards is included in the 2009 Grants of Plan-Based Awards table.

Long-Term Incentive Program

LTIP.  Payouts under the LTIP/RSU Program are based on Continental’s EBITDAR margin for a three-year performance period as compared against an industry group and the achievement of a minimum cash balance. For the performance period of January 1, 2007 through December 31, 2009, performance targets were set by the Human Resources Committee so that executives would earn (i) nothing for EBITDAR margin performance below peer group average performance, (ii) below market incentives for EBITDAR margin performance equal to peer group average performance, (iii) graduated payments up to market average incentives for above average EBITDAR margin performance, and (iv) graduated payments up to above market average incentives for superior EBITDAR margin performance. The LTIP awards also require a minimum cash balance at the end of the performance period set by the committee for each performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of relative EBITDAR margin performance. For the three-year LTIP performance period ending December 31, 2009, the company’s EBITDAR margin exceeded peer group average EBITDAR margin performance by 311 basis points, thus achieving a level of performance above the stretch award level. The company also satisfied the minimum cash balance of $2.0 billion and the resulting payouts are included as 2009 compensation in the Summary Compensation Table’s Non-Equity Incentive Plan Compensation column.

Profit Based RSUs.  Profit Based RSUs require the achievement of profit sharing-based performance targets set by the Human Resources Committee at the time the Profit Based RSU awards are granted. The performance targets require that the company (i) reach target levels based on the cumulative profit sharing pools for participants under the company’s Enhanced Profit Sharing Plan and (ii) achieve a financial performance hurdle based on the company’s net income for the fiscal year in which the cumulative profit sharing target level is met. Once a performance target has been met, the Profit Based RSU awards will pay out in cash in an amount equal to the number of RSUs awarded multiplied by the product of (i) the average closing price of the company’s common stock for the 20 trading days preceding the payment date and (ii) the target percentage set by the committee for the achievement of the target.

Payments with respect to achieving a performance target will be made in one-third increments. Under the program, if a target is achieved for a fiscal year, payments generally will be made on the first day of the 3rd month, 15th month and 27th month after the end of the year for which the target is met. Before a payment can be made, the company must satisfy the minimum cash balance set by the committee ($2.2 billion for the 2009 Profit Based RSUs). If the minimum cash balance is not met at the end of the fiscal year preceding any payment date, the payment will be deferred to the next year until the minimum cash balance is met (subject to a maximum number of deferrals). In addition, participants must remain continuously employed through the payment date to receive a payment, with limited exceptions in the case of death, disability, retirement and certain involuntary termination events. For the named executive officers, the grant date fair value of the Profit Based RSUs based on the performance threshold probable of being achieved is included in the Summary Compensation Table’s Stock Awards column and the 2009 Grants of Plan-Based Awards table. No amounts are included in these tables because the awards were not probable of achievement of the entry level on the grant date.

Outstanding Equity Awards at Fiscal Year-End

None of the named executive officers held any stock options or restricted stock awards as of December 31, 2009. As described above in “Compensation Discussion and Analysis”, the Profit Based RSUs are designed to align management’s interests with our stockholders’ interests in a manner similar to stock option or restricted stock awards. Profit Based RSUs remain “at risk” for any share price decline that occurs before the relevant payment dates, which are spread over multi-year periods. Any payout amounts vary based on the company’s stock price performance. Profit Based RSUs are paid in cash and actual payout percentage levels vary based on the company’s achievement of profit sharing targets during the applicable performance period.

The following table sets forth information regarding unexercised stock options and unvested equity incentive plan awards for each named executive officer as of December 31, 2009.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
								Incentive	Market or
								Plan Awards:	Payout
			Equity					Number of	Value of
			Incentive Plan					Unearned	Unearned
			Awards;				Market	Shares,	Shares,
	Number of	Number of	Number of			Number of	Value of	Units or	Units or
	Securities	Securities	Securities			Shares or	Shares or	Other Rights	Other Rights
	Underlying	Underlying	Underlying			Units of	Units of	That	That
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	(#)(1)	($)(2)

Lawrence W. Kellner(3)	0	0	0	—	—	0	0	0	0
Jeffery A. Smisek	0	0	0	—	—	0	0	190,125	3,283,459
Zane C. Rowe	0	0	0	—	—	0	0	112,000	1,934,240
James E. Compton	0	0	0	—	—	0	0	153,250	2,646,628
Mark J. Moran	0	0	0	—	—	0	0	153,250	2,646,628

(1)	This includes (i) the final one-third of the 2006 Profit Based RSUs (at the maximum or stretch level of performance, which has been achieved), (ii) the 2008 Profit Based RSUs (assuming achievement of the threshold or entry level of performance), and (iii) the 2009 Profit Based RSUs (assuming achievement of the threshold or entry level of performance). No amounts are included for the 2007 Profit Based RSUs because the threshold or entry level of performance was not achieved and, therefore, the awards expired unvested on December 31, 2009. At December 31, 2009, the 2008 and 2009 Profit Based RSUs were not probable of achieving a performance threshold. Profit Based RSUs require the achievement of a profit sharing-based target level and a financial performance hurdle and require a minimum cash balance prior to each payment date. Profit Based RSUs also are subject to continued employment through the applicable payment date, subject to limited exceptions.

(2)	This reflects the value at December 31, 2009 of the awards included in footnote (1)(i), (ii) and (iii) above at $17.27 per share (the average closing price of the company’s common stock for the 20 trading days preceding December 31, 2009). However, at December 31, 2009, the 2008 and 2009 Profit Based RSUs were not probable of achieving a performance threshold and therefore payments were not probable with respect to the awards included in footnote (1)(ii) and (1)(iii) above.

(3)	Mr. Kellner’s outstanding Profit Based RSUs terminated pursuant to the terms of the awards upon his resignation on December 31, 2009.

2009 Option Exercises and Stock Vested

No stock options have been granted to the named executive officers since 2003 and none of the named executive officers held or exercised any stock options during 2009. No restricted stock has been granted to the named executive officers since 2002 and none of the named executive officers held any shares of restricted stock during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)	on Vesting (#)(1)	Vesting ($)(2)

Lawrence W. Kellner	0	0	112,500	1,386,000
Jeffery A. Smisek	0	0	95,625	1,178,100
Zane C. Rowe	0	0	45,000	554,400
James E. Compton	0	0	78,750	970,200
Mark J. Moran	0	0	78,750	970,200

(1)	This reflects the vesting of the second one-third of the 2006 Profit Based RSUs, which achieved the maximum or stretch level of performance and were paid out in March 2009.

(2)	This represents the value of the second one-third payment related to the 2006 Profit Based RSUs described in footnote (1) above at $12.32 per share (the average closing price of the company’s common stock for the 20 trading days preceding the March 2009 payment date).

Pension Benefits

The following table sets forth information as of December 31, 2009 for each named executive officer concerning the present value of his accumulated benefits under (i) the CARP and (ii) the SERP provided under his employment agreement.

				Payments
		Number of Years	Present Value of	During Last
	Plan	Credited Service	Accumulated Benefit	Fiscal Year
Name	Name	(#)(1)	($)(2)	($)

Lawrence W. Kellner	CARP	14.6	166,199	0
	SERP	25	6,388,782	0
Jeffery A. Smisek	CARP	14.8	223,441	0
	SERP	25	7,347,508	0
Zane C. Rowe	CARP	16.5	90,817	0
	SERP	3.4	59,528	0
James E. Compton	CARP	14.9	208,582	0
	SERP	15	2,420,274	0
Mark J. Moran	CARP	15.6	214,956	0
	SERP	9	1,268,520	0

(1)	Years of credited service recognized under the SERP differ from actual service with the company. Actual company service is shown with respect to the CARP.

(2)	The present value is based on the benefit accrued as of the measurement date and does not assume any future accrual of credited service or compensation increases. The assumptions used to calculate the present value of accumulated benefits under CARP and SERP, including those shown in the Summary Compensation Table, are set forth in the table below. These assumptions are primarily the same as those used for pension plan accounting under FASB ASC Topic 715-20 “Compensation — Retirement Benefits — Defined Benefit Plans — General (“ASC 715-20”), as of each measurement date with three exceptions: pre-retirement mortality, pre-retirement turnover, and the age at which participants are assumed to retire.

The SERP amounts shown in this proxy statement reflect an estimated Medicare tax gross-up that is expected to be paid in the same year the SERP benefit is paid. This gross-up for Medicare taxes is provided in the employment agreement for each of the named executive officers so that the SERP benefits are treated on a similar basis to the CARP benefits.

	Measurement Date
Assumption	12/31/2006	12/31/2007	12/31/2008	12/31/2009

Discount Rate — CARP & SERP	5.98%	6.40%	6.16%	6.15%
Lump Sum Interest Rate:
• CARP	4.98%	6.25%	6.01%	6.00%
• SERP	5.98%	6.40%	6.16%	6.15%
Lump Sum Election	100%	100%	100%	100%
Pre-retirement Turnover	None	None	None	None
Mortality Assumption:
• Pre-retirement	None	None	None	None
• Lump Sum	GAR 94 Unisex	2008 IRS 417(e) Table	2009 IRS 417(e) Table	2010 IRS 417(e) Table
Assumed Retirement Age (earliest unreduced age):
• CARP	Age 65	Age 65	Age 65	Age 65
• SERP	Age 60	Age 60	Age 60	Age 60

CARP.  The CARP is a non-contributory, defined benefit pension plan in which substantially all of our non-pilot domestic employees (including the named executive officers) are entitled to participate. In addition, Continental maintains the Continental Pilots Retirement Plan (“CPRP”) for its pilots, which is also a non-contributory defined benefit plan. Effective May 31, 2005, no additional benefit accruals occur under the CPRP for pilot employees. Instead, retirement benefits accruing in the future are provided through two pilot-only defined benefit contribution plans. The company maintains these retirement benefit plans because they represent an important part of the long-term financial security for our employees and enhance the financial value of continued employment with Continental. Continental contributed $176 million to its tax qualified defined benefit pension plans in 2009, satisfying its minimum funding requirements during calendar year 2009.

The CARP benefit is based on a formula that utilizes final average compensation and service while one is an eligible employee of the company. Compensation used to determine benefits is regular pay, which includes salary deferral elections under broad-based employee programs (such as the company’s 401(k) plan), but excludes bonuses, taxable income derived from group term life insurance, payments pursuant to profit sharing plans, and any form of non-cash or incentive compensation. A limit of $170,000 is applied to each year of compensation (lower limits applied to compensation earned prior to 2000). Final average compensation is based on five consecutive calendar years of the ten most recent calendar years of employment. The final average compensation used to calculate the December 31, 2009 CARP benefit present value for each named executive officer is $170,000.

The benefit under the CARP is calculated as (A) times (B), where:

(A) is 1.19% of final average compensation plus 0.45% of the final average compensation in excess of the participant’s average Social Security wage base; and

(B) is credited service, limited to 30 years.

Normal retirement under the CARP is age 65, but a participant is entitled to receive a reduced benefit after attaining either age 55 with 10 years of service or age 50 with 20 years of service. The early retirement benefit is the same as the normal retirement benefit, but actuarially reduced from age 65 to the early retirement age.

The CARP benefit can be received as a single life annuity or an actuarially equivalent contingent annuity with 50%, 66 2/3%, 75%, or 100% of the participant’s payments continuing for the life of the surviving spouse following the participant’s death, or as an actuarially equivalent lump sum. The lump sum payment option is not available if the participant terminates before being eligible for either normal or early retirement.

SERP.  The SERP benefits were granted in connection with each named executive officer’s employment agreement and will be offset by amounts paid or payable under the CARP. These benefits are not protected from bankruptcy, are subject to the rights of creditors of the company, and are not protected by the Pension Benefit Guaranty Corporation. The company provides the SERP benefits to address the compensation limits under CARP and to encourage retention by enhancing the financial value of continued employment with Continental.

Payouts under the SERP are based on final average compensation and credited years of service. Under the SERP, final average compensation means the greater of a specified minimum amount or the average of the participant’s highest five years of compensation during their last ten calendar years with the company. For purposes of such calculation, compensation includes salary and cash bonuses but excludes certain stay bonus amounts, any termination payments, payments under the Officer Retention and Incentive Award Program (which has been terminated), proceeds from awards under any option or stock incentive plan and any cash awards paid under a long term incentive plan. The final average compensation used to calculate the December 31, 2009 SERP benefit present value is $1,443,693 for Mr. Kellner, $1,279,909 for Mr. Smisek, $445,825 for Mr. Rowe, $789,860 for Mr. Compton, and $743,297 for Mr. Moran.

In order to provide the full year of credited service for the year in which their participation began, credited years of service recognized under the SERP began January 1, 1995 for Messrs. Kellner and Smisek, January 1, 2001 for Mr. Compton, and January 1, 2004 for Mr. Moran. For Mr. Rowe, credited years of service under the SERP began September 6, 2006 upon his promotion to senior vice president of the company. Each of the named executive officers except for Mr. Rowe received additional credited years of service under the SERP for each actual year of service during a specific period of time as follows: from 2000 through 2004, two additional years for each year of service of Messrs. Kellner and Smisek; from 2001 through 2006, one additional year for each year of service of Mr. Compton; from 2004 through 2006, one additional year for each year of service of Mr. Moran. This additional service credit was provided as a retention incentive. The portion of the Present Value of Accumulated Benefits attributable to years of service credited under the SERP that are in excess of actual years worked while participating in the SERP are as follows: $2,718,614 for Mr. Kellner, $3,083,300 for Mr. Smisek, $1,037,357 for Mr. Compton, and $482,309 for Mr. Moran.

Credited service is limited to 30 years for Mr. Smisek and 26 years for Messrs. Rowe, Compton, and Moran in order to ensure that credited service would not exceed the reasonable lifetime service tenure for an executive at retirement age.

The benefit under the SERP is defined as a single life annuity, which is (a) times (b) minus (c), where:

(a) is 2.50% of final average compensation;

(b) is credited service; and

(c) is the benefit payable from the CARP.

Normal retirement under the SERP is age 60, but an officer is entitled to receive a reduced benefit upon the earlier of attaining age 55 or completing 10 years of actual service under the SERP. The benefit is payable as a lump sum, which is the actuarial equivalent of the single life annuity benefit payable at age 60. Mr. Kellner resigned effective December 31, 2009 with 25 years of credited service recognized under the SERP and a benefit of 62.5% of his final average compensation.

The lump sum is calculated using the same mortality table that is used in the CARP (currently the IRS prescribed 417(e) table). It is also calculated using an interest rate that is the average of the Moody’s Aa Corporate Bond rate for the three month period ending on the last day of the second month preceding payment.

Potential Payments Upon Termination or Change in Control

Termination

As discussed above, we have entered into employment agreements with each of our named executive officers. These employment agreements and our existing compensation programs require us to make payments or provide benefits to our named executive officers upon termination of employment, including a termination in connection with a change in control of Continental. The payments and benefits provided to the named executive officers depend upon the circumstances of the termination. Assuming that the named executive officers’ employment had terminated on December 31, 2009, the information below describes the benefits that each named executive officer would receive under our existing plans and agreements as a result of such termination. At December 31, 2009, each named executive officer had earned payment for his LTIP award for the performance period ending December 31, 2009. The maximum payment amounts of these LTIP awards were earned as of December 31, 2009 and are included in the Summary Compensation Table. No additional amounts would be paid for these awards under any termination scenario and therefore these LTIP awards are not described further below. Mr. Kellner resigned from Continental effective December 31, 2009 and payments to him in connection with his resignation are discussed below under “— Termination by the Executive without ‘Good Reason’; Retirement.” Due to his resignation effective December 31, 2009, except as specifically referenced, Mr. Kellner is not included in the discussion of other termination scenarios or in references to the “named executive officers” in this section.

Termination by the Company for “Cause.”  If we had terminated the named executive officers’ employment for “Cause” at December 31, 2009, we would provide each named executive officer with his accrued benefits through the date of termination under the SERP pursuant to his employment agreement. Upon a termination by the company for Cause, the lump sum SERP benefit payable to the named executive officers would have been $8,245,725 for Mr. Smisek (partially payable on January 1, 2010 with the remainder payable July 1, 2010), $224,284 for Mr. Rowe (payable on November 1, 2030), $3,729,551 for Mr. Compton (payable on December 1, 2015), and $1,978,221 for Mr. Moran (payable on February 1, 2016). Since the foregoing amounts represent what would have been payable if the triggering event had occurred on December 31, 2009, the amounts were calculated using the SERP’s actual actuarial equivalence interest rate of 5.25% that would apply to payments on January 1, 2010. The lump sums were calculated using the actual mortality assumptions under the SERP for payments in 2010 which is the same as the long term ASC 715-20 assumption. The amounts payable to Messrs. Rowe, Compton, and Moran are estimates because the final assumptions that would apply to the calculation of their lump sum benefits will not be determinable until 2030, 2015 and 2016, respectively. In addition, each named executive officer is vested in his CARP benefit. As of December 31, 2009, Mr. Smisek was the only named executive officer eligible to retire under CARP and would have been able to receive a lump sum benefit payable on January 1, 2010 of $253,926. As of December 31, 2009, none of the other named executive officers was eligible to retire under CARP, so each would be entitled to a future annuity benefit from CARP that would commence when he reached age 55.

Upon a termination for Cause, the executive would retain continuing flight benefits and an associated tax reimbursement for these benefits. The flight benefits allow the named executive officers and their family members and significant others effectively unlimited lifetime travel on Continental Airlines, Continental Micronesia, and Continental Express. The executives, their spouses, and children also would retain access to our Presidents Club facilities and OnePass Elite status and the executives (other than Mr. Rowe) retain flight benefits on certain airline partners. The spouse and children of each named executive officer have certain continuing flight benefits following his death, as further described below under “— Death or Disability.” As of December 31, 2009, we estimate the present value of the incremental cost to the company to provide flight benefits to be $66,142 for Mr. Smisek, $64,074 for Mr. Rowe, $54,171 for Mr. Compton, and $77,705 for Mr. Moran. We estimate the present value of the tax reimbursement to be $229,904 for Mr. Smisek, $238,740 for Mr. Rowe, $189,369 for Mr. Compton, and $310,470 for Mr. Moran. The present value of the flight benefits was calculated using a discount rate of 6.15% and mortality assumptions based on the RP 2000 table with Projected Mortality Improvements to 2016 (sex distinct) with no collar adjustments. These assumptions are the same as those used for our pension plan accounting under ASC 715-20 as of December 31, 2009. Other assumptions include that the lifetime average annual usage and tax reimbursements are equal to actual average annual usage and average annual tax reimbursement amounts in prior years, and that the annual incremental cost to the company is the same as the average of the incremental cost incurred by the company to provide flight benefits to the executive in 2007 through 2009. Our calculation of incremental cost to the company of providing flight benefits includes incremental fuel, meal expense (by cabin), passenger liability insurance, war risk insurance and OnePass miles earned. The tax reimbursement relating to the flight benefits is calculated based on the IRS valuation of the benefit (which value is greater than the incremental cost to the company of providing such benefits).

The named executive officers (and their eligible dependents) also would have access to continued coverage in health/welfare/life insurance programs on terms equivalent to those generally available to active employees of Continental for the remainder of the executive’s lifetime. As of December 31, 2009, we estimate the present value of the health/welfare/life insurance benefits to be $497,672 for Mr. Smisek, $1,086,967 for Mr. Rowe, $849,614 for Mr. Compton, and $602,596 for Mr. Moran. These present values were calculated using the assumptions reflected in the FASB ASC Topic 715-60 “Compensation — Retirement Benefits — Defined Benefit Plans — Other Postretirement” (“ASC 715-60”), discussed in Note 11 to the consolidated financial statements included in Item 8 of the 2009 Form 10-K for the broader employee group, including the mortality assumption and a discount rate of 5.57%. In addition, the following assumptions were reflected in the health/welfare continued coverage provided to the named executive officers: medical and prescription drug trends were expanded for periods beyond age 65, dependent children were included and assumed to lose eligibility for coverage at age 23, and coordination with Medicare was assumed to begin at age 65 for medical (with no offset for Medicare Part D).

Under the terms of the employment agreements, the company is generally deemed to have “Cause” to terminate a named executive officer if he engages in any of a list of specified activities, including, with respect to Mr. Smisek, willful gross neglect, willful gross misconduct, felony conviction, fraud, or a material breach of a material obligation under the employment agreement; and, with respect to Messrs. Rowe, Compton, and Moran, gross negligence, willful misconduct, felony conviction, fraud, or a material breach of a material obligation under the employment agreement. If a termination for “Cause” is due to the executive’s misconduct (as defined in the annual incentive program) that resulted in an error in the company’s financial information that had the effect of increasing the amount of the executive’s annual incentive payment, his entire annual incentive is subject to recovery by the company.

Termination by the Executive without “Good Reason”; Retirement.  This separation scenario describes the benefits provided to Mr. Kellner following his resignation on December 31, 2009. If any of our other named executive officers had resigned his employment without “Good Reason” at December 31, 2009, we would provide him with the same benefits described above, as if we had terminated his employment for Cause, and he also would receive parking at IAH airport (two such parking spaces are provided for Mr. Smisek and one space is provided for Messrs. Rowe, Compton, and Moran) for as long as they reside in Houston, Texas, with an annual cost of approximately $500 for each parking space. In addition, with respect to Messrs. Rowe, Compton, and Moran, we would provide each of them with the company automobile that he was using at the time his employment terminated. Mr. Rowe currently has waived his right to a company provided automobile. At December 31, 2009, the company automobiles provided to Messrs. Compton and Moran had a lease buyout option and a carrying value of $51,608 and $62,850, respectively.

The benefits and payments provided by the company to Mr. Kellner in connection with his resignation on December 31, 2009 are a lump sum SERP benefit in the amount of $7,506,260 (payable on July 1, 2010), continuing flight benefits with an estimated present value of $78,645, tax reimbursement on such flight benefits with an estimated present value of $292,134, continuing health/welfare/life insurance benefits with an estimated present value of $809,637, and parking at IAH airport for so long as he resides in Houston, Texas. These benefits and the assumptions used to calculate the present value of these benefits at December 31, 2009 are described above. In addition, upon his death, Mr. Kellner’s surviving spouse and children are permitted to use any remaining travel and tax gross-up balances for an unlimited period. This survivor benefit relates to certain grandfathered travel benefits and employment agreement amendments made to comply with section 409A of the Code.

Under the terms of the employment agreements, a named executive officer generally is permitted to terminate his employment for “Good Reason” upon the occurrence of any of the following: (a) a material diminution in his authority, duties or responsibilities from those associated with his position as set forth in this proxy statement (including with respect to Mr. Smisek, his position as a member of the board or as Chairman of the board of directors unless election of a separate Chairman is required by applicable law or the rules of the principal securities exchange on which the company’s common stock is then listed); (b) a material change in the location where he must perform services, which includes requiring him to be based anywhere more than 50 miles outside the city limits of Houston, Texas; (c) a material diminution in his base salary (other than the potential reduction arising from Mr. Smisek’s voluntary salary waiver); or (d) a material breach by the company of the terms of his employment agreement. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Other Named Executive Officers” above. For purposes of this disclosure, a termination without Good Reason includes the executive’s providing the company with notice of non-renewal of his employment agreement.

Under the terms of the employment agreements, a retirement is treated as a termination by the executive without Good Reason for purposes of determining termination benefits. The company’s executive benefit programs provide specified payment opportunities upon retirement. Payment amounts under the LTIP awards are based on company performance achieved through the retirement date. Payment amounts with respect to the Profit Based RSUs are based on company performance achieved through the end of the retirement year. At December 31, 2009, none of the named executive officers except for Mr. Smisek was eligible to retire under CARP, which is the eligibility measure under the company’s executive benefit plans and programs. If Mr. Smisek had retired on December 31, 2009, he would have received (i) immediate pro-rata payment of his LTIP awards for the performance periods ending December 31, 2010 and 2011 ($1,196,105 and $597,780, respectively) and (ii) pro-rata payment of the final one-third of his 2006 Profit Based RSUs ($1,759,019, calculated based on the average closing price of the company’s common stock for the 20 trading days preceding March 1, 2010, or $19.20 per share) payable at the same time as other participants in March 2010. Upon retirement, Mr. Smisek also would be eligible for pro-rata payment of his 2008 and 2009 Profit Based RSU awards, however, these awards had not achieved the entry level of performance at December 31, 2009 and, therefore, no amounts would have been payable as of December 31, 2009 for such awards.

Termination by the Company without “Cause”; Termination by the Executive for “Good Reason”; or Company Non-renewal.  If, as of December 31, 2009, we had terminated any of the named executive officer’s employment without Cause, or the executive had terminated his employment for Good Reason, or the executive’s employment had terminated because we had notified the executive that we would not renew his employment agreement, we would provide him with the same benefits described above, as if he had resigned his employment without Good Reason. Each named executive officer also would receive additional service credit under his SERP (three years, subject to the overall limit on years of service credit) that would increase the lump sum SERP benefit amounts (see “— Termination by the Company for ‘Cause’ ” above) by $1,030,173 for Mr. Smisek, $451,133 for Mr. Rowe, $799,264 for Mr. Compton, and $752,147 for Mr. Moran. In addition, we would pay him a lump-sum cash severance payment (the “Termination Payment”), which, if the termination had occurred on December 31, 2009, would have equaled $4,428,000 for Mr. Smisek and $1,727,586 for each of Messrs. Rowe, Compton, and Moran. With respect to Mr. Smisek, the Termination Payment benefit is calculated as three times the sum of (a) his annual base salary and (b) an amount equal to 150% of his base salary. Pursuant to his salary waiver agreement beginning in 2010, the Termination Payment for Mr. Smisek is calculated based on his salary at its current level assuming that there is no salary waiver. In addition, if Mr. Smisek’s employment is terminated by the company without Cause or by Mr. Smisek for Good Reason, then the company would pay Mr. Smisek all salary and annual bonus amounts that have not been paid as a result of the waiver agreement. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Other Named Executive Officers” above. With respect to Messrs. Rowe, Compton, and Moran, the Termination Payment represents two times the sum of (a) his annual base salary and (b) an amount equal to 125% of his base salary, unless the termination occurs within two years following a change in control (in which case the Termination Payment equals three times that sum). In addition, we would provide each executive with outplacement services for 12 months (valued at $25,000). As set forth in the Summary Compensation Table, the 2009 Grants of Plan-Based Awards table, the Outstanding Equity Awards at Fiscal Year End table and the narrative disclosures thereto, each of the named executive officers hold outstanding Profit Based RSUs and LTIP awards, in each case under our LTIP/RSU Program. Each executive’s outstanding Profit Based RSUs and LTIP awards would be treated in the same manner as if his employment terminated due to his death or disability, as described below.

Death or Disability.  If any of the named executive officer’s employment had terminated due to his death or disability on December 31, 2009, we would provide him (or his estate) with flight benefits, continuation coverage in health and welfare benefit programs (in the case of disability only), with respect to Messrs. Smisek, Compton and Moran, parking at IAH airport (in the case of disability only) and, with respect to Messrs. Compton and Moran, their company automobile. Beginning in 2010, if Mr. Smisek’s employment is terminated for death or disability, the company also would pay Mr. Smisek all salary and bonus amounts that have not been paid as a result of his waiver agreement. See “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Other Named Executive Officers” above. The employment agreement for Mr. Smisek provides an additional disability benefit equal to and in lieu of the Termination Payment if he qualifies for disability under a long-term disability plan maintained by the company and those benefits cease before he reaches age 65. This additional disability benefit (plus interest from the date such disability benefits cease under such long-term disability plan) is payable at age 65.

In connection with employment agreement amendments made to comply with section 409A of the Code, the executives agreed to limit unused flight benefit accruals effective December 31, 2007. Mr. Smisek was permitted to retain his then grandfathered outstanding travel limit and tax gross-up balances. The surviving spouse and children of Mr. Smisek can use any remaining travel and tax gross-up balances for an unlimited period. Messrs. Compton and Moran were permitted to retain a grandfathered travel limit of $100,000 and their grandfathered tax gross-up balances and were provided a survivor benefit entitling the executives’ surviving spouse and children to a limited annual travel benefit of $15,000 for a period of ten years. Mr. Rowe’s agreement does not include a grandfathered travel limit but does permit his surviving spouse and children to use his remaining tax gross-up balance and provides them with the same survivor benefit as the other executive vice presidents. The flight benefit limits are subject to certain adjustments related to changes in fare calculations.

Upon a termination for disability, the executive would receive the SERP benefit (including additional service credit of three years, subject to the overall limit on years of service credit), described and quantified above. If the executive’s employment had terminated due to his death on December 31, 2009, the lump sum SERP benefit payable on January 1, 2010 to the named executive officer’s surviving spouse would have been $4,324,198 for Mr. Smisek, $104,124 for Mr. Rowe, $1,806,218 for Mr. Compton, and $946,189 for Mr. Moran. The lump sum SERP benefit payable to the surviving spouse upon the death of the named executive officer is the present value of the hypothetical benefit that would be payable if the named executive officer had terminated employment on the date of death and was credited with an additional three years of SERP service, survived until age 60, been entitled to and elected a contingent annuitant option with 50% of the benefit continuing to his surviving spouse at his death, and died the day after benefits commenced. In addition, the surviving spouse of each named executive officer would be entitled to a future annuity benefit from CARP. Upon the named executive officer’s death, we also would provide the executive’s beneficiary with the proceeds of a third-party term life insurance policy maintained by the company in an amount equal to, in the case of Mr. Smisek, the Termination Payment described above, and in the case of Messrs. Rowe, Compton, and Moran, three times the sum of (a) his annual base salary and (b) an amount equal to 125% of his base salary.

Under the terms of the employment agreements, if any of the named executive officers had died or become disabled on December 31, 2009, we would be required to pay him (or his estate) with respect to the Profit Based RSUs when other participants receive payments as if he had remained employed through the applicable payment dates. However, if a change in control occurs after the executive’s death or disability and prior to any such payment date, then the payment would be made promptly upon the occurrence of the change in control. Payments for the 2006 Profit Based RSUs were made in one-third increments in March 2008, March 2009, and March 2010. Payment amounts are calculated based on the average closing price per share of our common stock for the 20 trading days preceding the payment date. Absent a change in control, the earliest potential payment date for the 2008 and 2009 Profit Based RSUs is March 2011 because no profit sharing pool target had been achieved for either of these awards as of December 31, 2009. If the performance targets are subsequently achieved, the payment amount will be calculated based on the average closing price per share of our common stock for the 20 trading days preceding each payment date. See the Outstanding Equity Awards at Fiscal Year-End table, including the footnotes thereto, for other information regarding the December 31, 2009 values of the outstanding Profit Based RSUs.

Under the terms of the employment agreements, upon death or disability, each named executive officer (or his estate) is entitled to receive payment with respect to his LTIP awards based on actual, final performance when and if other participants receive their payments as if he had remained employed through the end of the performance period. However, if a change in control occurs after the executive’s death or disability and prior to the end of a performance period, then the payment would be made promptly upon the occurrence of the change in control. At December 31, 2009, each of the named executive officers held outstanding LTIP awards with performance periods ending December 31, 2010 and December 31, 2011. See the 2009 Grants of Plan-Based Awards table for the threshold, target and maximum values of each named executive officer’s LTIP award for the performance period ending December 31, 2011. As of December 31, 2009, the potential payout amounts with respect to the LTIP awards for the performance period ending December 31, 2010 are the same as the potential payout amounts with respect to the LTIP award for the performance period ending December 31, 2011 and are set forth in the 2009 Grants of Plan-Based Awards table above.

Post-Termination Obligations.  Pursuant to the employment agreements of Messrs. Smisek, Rowe, Compton, and Moran, all termination payments and obligations of the company are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against the company, other than certain claims arising following termination, related to post-termination obligations under the employment agreement, or obligations under certain benefit programs.

The employment agreements of Messrs. Smisek, Rowe, Compton, and Moran also include certain additional post-termination obligations that the company may enforce through injunctive relief and other legal remedies. These include confidentiality obligations and a two year restriction from soliciting any employee of the company. In addition, each of the named executive officers is subject to non-compete obligations following termination of the executive’s employment, except if such termination is by the company for a reason other than Cause (including a non-renewal of his employment agreement) or if such termination is by the executive for Good Reason. The non-compete obligations extend for a period of 18 months. Please see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for further information regarding the confidentiality and non-competition obligations of the named executive officers.

Change in Control

The information below describes the compensation implications to each named executive officer, assuming that a change in control of Continental had occurred on December 31, 2009 and his employment was terminated on that date. The employment agreements and outstanding compensation awards as of December 31, 2009 incorporate the change in control definition in Incentive Plan 2000. The change in control definition in Incentive Plan 2000 is substantially similar to the change in control definition in Incentive Plan 2010. See “Proposal 2: Approval of Incentive Plan 2010 — Summary of Incentive Plan 2010 and Associated Programs — Corporate Changes, Change in Control and Other Adjustments” below. Upon a change in control, payments to each of the named executive officers remain conditioned on continued employment through the end of the applicable performance period, with limited exceptions in the case of death, disability, retirement eligibility or actual retirement, or if the named executive officer suffers a “Qualifying Event.” This requirement is commonly referred to as a “double trigger.” Under the terms of the company’s compensation programs, a “Qualifying Event” includes events that are similar to termination by the company without Cause, those which would permit the named executive officer to terminate his employment for Good Reason, and the company’s non-renewal of the named executive officer’s employment agreement.

Upon a termination in connection with a change in control, each named executive officer would be entitled to the same benefits that would have been provided to him on a termination of employment for similar reasons in the absence of a change in control, with the following modifications.

Compensation Programs.  Under the ROBIC annual incentive program, the maximum stretch performance level is deemed achieved for the fiscal year only with respect to a participant who suffers a Qualifying Event during the performance period in which the change in control occurs. For each of the named executive officers these amounts are set forth in the 2009 Grants of Plan-Based Awards table under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column for the “Maximum” payout level. Under our LTIP/RSU Program, LTIP awards are deemed satisfied at the maximum stretch performance level on the date of the change in control. The maximum payout amounts for the LTIP performance periods ending December 31, 2010 and December 31, 2011 are the same, and such payout amounts are disclosed in the 2009 Grants of Plan-Based Awards table above. With respect to the Profit Based RSUs, the Human Resources Committee establishes a performance target at the time the award is granted that is deemed satisfied upon a change in control (unless a higher level has already been achieved in a prior year). In the case of the 2006 Profit Based RSUs, the maximum payment percentage was achieved in 2007. For the 2008 and 2009 Profit Based RSUs, the change in control payment percentage was specified at the target performance level. In addition, the Profit Based RSUs minimum cash balance requirement is deemed satisfied upon a change in control. Following a change in control, payments under all outstanding RSUs would be based on the average closing price per share of our common stock for the 20 trading days prior to the date of the change in control. In addition to the amounts included in the Outstanding Equity Awards at Fiscal Year-End table above, the named executive officers would have received the following additional amounts with respect to the 2008 and 2009 Profit Based RSUs: $816,008 for Mr. Smisek, $578,545 for Mr. Rowe, and $643,308 each for Messrs. Compton, and Moran. If the named executive died, became disabled, retired, or suffered a Qualifying Event on December 31, 2009 coincident with a change in control on such date, then the full amount of payments with respect to outstanding LTIP and Profit Based RSU awards would be accelerated to such date (except that upon a retirement, only a prorated payment would be made with respect to outstanding LTIP awards). Mr. Smisek was the only named executive officer eligible to retire on December 31, 2009. The prorated payment Mr. Smisek was eligible to receive with respect to his outstanding LTIP awards for the years ending 2010 and 2011 would have been $1,196,105 and $597,780, respectively.

Termination Payment.  If any of Messrs. Rowe, Compton, or Moran had terminated his employment on December 31, 2009 for Good Reason or had his employment been terminated by the company without Cause in connection with a change in control, he would have received an increase of $863,793 to the Termination Payment otherwise payable to him upon such a termination event in the absence of a change in control.

Reimbursement for Excise Taxes.  Section 4999 of the Code imposes an excise tax on so-called “excess parachute payments” made to an executive in connection with a change in control as described in section 280G of the Code. If benefits to be provided to a named executive officer in connection with a change in control would subject him to such excise tax, we have agreed to reimburse or “gross-up” each named executive officer for the incremental tax cost of the benefits. This gross-up obligation applies regardless of whether the named executive officer’s employment with us terminates or continues in connection with the change in control. If the named executive officers suffered a Qualifying Event in connection with a change in control on December 31, 2009, we estimate the amount of the reimbursement for taxes payable to be $0 for Mr. Smisek, $2,845,422 for Mr. Rowe, $2,578,526 for Mr. Compton, and $2,604,466 for Mr. Moran. However, certain elements of compensation may not be subject to the excise tax, depending on the actual timing and circumstances surrounding a termination upon a change in control. Accordingly, the values shown above may be larger than amounts that would actually be paid.

In light of evolving best practices in executive compensation, the Human Resources Committee adopted a policy in April 2009 that the company will no longer provide excise tax reimbursement to officers who did not, as of the date of the adoption of the policy, have a contractual right to such benefits. All of our named executive officers had a contractual right to such benefits prior to the date of the adoption of the policy. See also “Compensation Discussion and Analysis — Other Executive Compensation Matters — Tax Matters” above.

Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans as of December 31, 2009.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise	Exercise Price	Under Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	2,741,641	$20.77	3,189,060	(1)
Equity compensation plans not approved by security holders(2)	5,372,150	13.68	0	(2)

Total	8,113,791	$16.08	3,189,060	(1)

(1)	Amount shown represents 3,189,060 shares available under our employee stock purchase plan. There are no remaining shares available for issuance under our other equity compensation plans. In connection with this proxy statement and the meeting, stockholders are being asked to consider and vote on a proposal to adopt Incentive Plan 2010 to make an additional 3,750,000 shares available for awards (see “Proposal 2: Approval of Incentive Plan 2010” below).

(2)	During the first quarter of 2005, we adopted the 2005 Broad Based Employee Stock Option Plan and the 2005 Pilot Supplemental Option Plan, as a commitment to our employees that their wage and benefits cost reduction contributions represent an investment in their future. We did not seek stockholder approval to adopt these plans because the Audit Committee of our board determined that the delay necessary in obtaining such approval would seriously jeopardize our financial viability. The NYSE accepted our reliance on this exception to its shareholder approval policy. These plans authorized the issuance of up to 10 million shares of common stock; however, no further shares may be granted without stockholder approval. As of December 31, 2009, approximately 8.8 million options, net of 0.9 million shares cancelled, with a weighted average exercise price of $13.05 per share had been issued to eligible employees under these plans in connection with pay and benefit reductions and work rule changes with respect to those employees. The options vested in three equal installments and have terms ranging from six to eight years.

PROPOSAL 1:

ELECTION OF DIRECTORS

Introduction

It is the intention of Jeff Smisek, Jennifer Vogel and Lori Gobillot, the persons named as proxies in the form of proxy card, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the meeting. If any of our director nominees receives more “withhold” votes than votes “for” his or her re-election, our board (or a committee designated by our board) will be required, in accordance with our director resignation policy, to consider whether to accept the director’s previously tendered conditional resignation. For further discussion of this policy, please see “Corporate Governance — Corporate Governance Guidelines — Director Resignation Policy” above.

If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified, or until earlier resignation, removal or death. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board.

Our board currently consists of ten persons. As Mr. McCorkindale has reached the retirement age set forth in our Corporate Governance Guidelines and is not standing for re-election as a director, the board has decreased the number of directors constituting the board of directors from ten to nine members effective June 9, 2010. The Corporate Governance and Social Responsibility Committee of the board has recommended to our board, and our board has unanimously nominated, nine individuals for election as directors at our annual meeting. Each of the director nominees is currently one of our directors. Stockholder nominations will not be accepted for filling board seats at the meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

Director Biographical Summaries

The following table shows, with respect to each nominee, (i) the nominee’s name and age, (ii) the standing committees of the board of which he or she is a member, (iii) the period for which the nominee has served as a director, (iv) all positions and offices with the company currently held by the nominee and his or her principal occupation and business experience during the last five years, (v) certain other directorships held by the nominee during the last five years and (vi) the nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills, our board believes that all of our director nominees have demonstrated certain common attributes that the board would generally expect any director nominee to possess. Those common attributes include an appropriate level of business, government or professional acumen, the capacity for strategic and critical thinking, a reputation for integrity and ethical conduct, and an ability to work collegially. Please see “Corporate Governance — Qualifications of Directors” above for further discussion of the criteria considered by the Corporate Governance and Social Responsibility Committee when identifying director nominees.

Name, Age, Position
and Committee Memberships	Term of Office, Business Experience, Directorships and Qualifications

KIRBYJON H. CALDWELL, age 56 (Corporate Governance and Social Responsibility Committee, Human Resources Committee)	Director since May 1999. Senior Pastor of The Windsor Village — United Methodist Church, Houston, Texas for more than twenty years. Director of Baylor College of Medicine, Bridgeway Mutual Funds and NRG Energy, Inc., and advisory director of Amegy Bank National Association. Served as a director of Reliant Energy, Inc. during the past five years. The board selected Mr. Caldwell to serve as a director because of his significant contacts and status in Houston, Texas, one of our hub cities, his expertise in business and finance developed as an investment banker at firms in Houston and New York, and his extensive experience serving on public company boards of directors.

CAROLYN CORVI, age 58 (Audit Committee)	Retired as Vice President and General Manager, Airplane Programs, Commercial Airplanes of Boeing Commercial Airplanes in December 2008 (2005 - 2008); various other positions with Boeing for 34 years, including Vice President and General Manager of 737/757 Programs, Vice President of Aircraft Systems and Interiors, Vice President of the Propulsion Systems Division, Director of Quality Assurance for the Fabrication Division and Director of Program Management for the 737/757 Programs. Director of Goodrich Corporation. The board selected Ms. Corvi to serve as a director because of her extensive experience with aircraft manufacturing developed through her management of commercial airplane production for Boeing (our sole supplier of mainline aircraft).

HENRY L. MEYER III, age 60 Lead Independent Director (Corporate Governance and Social Responsibility Committee, Executive Committee, Human Resources Committee)	Director since September 2003. Lead Independent Director since February 2010. Chairman of the Board, President and Chief Executive Officer of KeyCorp (a bank-based financial services company) since May 2001. Director of KeyCorp. The board selected Mr. Meyer to serve as a director because of his expertise in management, finance and banking developed during his service as chief executive officer of KeyCorp., one of the largest bank-based financial services companies in the U.S., his experience with board leadership and governance developed during his service as the chairman of the board of KeyCorp. and his significant contacts and status in Cleveland, Ohio, one of our hub cities.

OSCAR MUNOZ, age 51 (Audit Committee, Executive Committee)	Director since March 2004. Executive Vice President and CFO of CSX Corporation (freight transportation) since May 2003. Vice President — Consumer Services and CFO of AT&T Consumer Services, a division of AT&T Corporation (January 2001 - March 2003). The board selected Mr. Munoz to serve as a director because of his expertise in management, finance, accounting and auditing developed during his service as chief financial officer of a division of AT&T and CSX, which qualifies him to serve as the board’s “audit committee financial expert.”

Name, Age, Position
and Committee Memberships	Term of Office, Business Experience, Directorships and Qualifications

LAURENCE E. SIMMONS, age 63 (Audit Committee)	Director since November 2009. President of SCF Partners (private equity investment management) since 1989. Director of Zions Bancorporation. Served as a director of ExpressJet Holdings, Inc. and Oil States International, Inc. during the past five years. The board selected Mr. Simmons to serve as a director because of his expertise in finance, corporate strategic transactions and the energy industry developed during his service as President of SCF Partners, a firm providing equity capital and strategic growth assistance to build energy service and equipment companies, as well as his significant contacts and status in Houston, Texas.

JEFFERY A. SMISEK, age 55 Chairman of the Board, President and Chief Executive Officer (Executive Committee, Finance Committee)	Director since December 2004. Chairman of the Board, President and Chief Executive Officer since January 2010. President and Chief Operating Officer (September 2008 - December 2009) and President (December 2004 - September 2008). Mr. Smisek joined the company in 1995. Director of National Oilwell Varco, Inc. The board selected Mr. Smisek to serve as a director because, as a result of his 15 years of service as an officer of Continental, including in his current role as president and CEO, he has developed expertise in the airline industry and is best suited to inform the board of significant strategic matters involving the company, he has significant contacts and status in Houston, Texas and, as a partner at Vinson & Elkins L.L.P., an international law firm, he developed expertise with a variety of corporate legal issues.

KAREN HASTIE WILLIAMS, age 65 (Finance Committee)	Director since May 1993. Senior Counsel of Crowell & Moring LLP (an international law firm) since retirement as partner in January 2005. Partner at Crowell & Moring for more than five years prior to retirement. Director of Gannett, SunTrust Banks, Inc., The Chubb Corporation, WGL Holdings and Washington Gas Light Company. The board selected Ms. Williams to serve as a director because of her expertise in administrative law and the federal legislative process developed through her service with Crowell & Moring and her extensive experience serving on the boards of directors of public companies in the news and information, insurance and commercial banking industries.

Name, Age, Position
and Committee Memberships	Term of Office, Business Experience, Directorships and Qualifications

RONALD B. WOODARD, age 67 (Corporate Governance and Social Responsibility Committee, Finance Committee, Human Resources Committee)	Director since May 2003. Chairman of the Board of MagnaDrive Corporation (“MagnaDrive”) (a supplier of new engine power transfer technology applications for industrial equipment) since 2002; President and Chief Executive Officer of MagnaDrive (1999 - 2002). Various positions with The Boeing Company for more than 32 years, including President of Boeing Commercial Airplane Group, Senior Vice President of Boeing, Executive Vice President of Boeing Commercial Airplane Group, and Vice President and General Manager of the Renton Division, Boeing Commercial Airplane Group. Director of AAR Corp., Coinstar, Inc. and MagnaDrive Corporation. The board selected Mr. Woodard to serve as a director because of his expertise with aircraft manufacturing developed through his management of commercial airplane production for Boeing (our sole supplier of mainline aircraft) and his extensive experience serving on the boards of directors of public companies in various industries, including two companies providing products or services to the airline industry.

CHARLES A. YAMARONE, age 51 (Corporate Governance and Social Responsibility Committee, Human Resources Committee)	Director since January 1995. Director of Houlihan Lokey since November 2009. Executive Vice President of the Libra Securities Division of the Oak Ridge Financial Services Group, Inc. (institutional broker-dealer) (January 2009 - November 2009). Executive Vice President of Libra Securities, LLC (institutional broker-dealer) (January 2002 - December 2008). Director of El Paso Electric Company. The board selected Mr. Yamarone to serve as a director because of his expertise in management and finance, including capital market transactions and mergers and acquisitions, developed during his service with Libra Securities and Houlihan Lokey, his experience with a variety of corporate legal issues from his service as General Counsel of Columbia Savings and his experience serving on the boards of directors of companies in the entertainment and hospitality industries.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

PROPOSAL 2:

APPROVAL OF INCENTIVE PLAN 2010

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF INCENTIVE PLAN 2010, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

General

As described above in “Executive Compensation — Compensation Discussion and Analysis”, the Human Resources Committee has sought to incentivize management’s performance and align management interests with those of stockholders and co-workers by adopting incentive programs that include both annual and long-term performance conditions. In recent years these programs have been implemented under Incentive Plan 2000. While incentive awards remain outstanding under Incentive Plan 2000, no new awards may be made under that plan and none has been made under that plan since October 3, 2009. Continental’s other stock-based incentive plans, other than the company’s employee stock purchase plan, which is generally open to all employees, have expired. The Human Resources Committee believes that appropriate stock-based compensation and other incentive awards should remain an important part of management’s compensation. Accordingly, the Human Resources Committee recommended and the board adopted the Continental Airlines, Inc. Incentive Plan 2010 (“Incentive Plan 2010”), subject to approval by the stockholders of the company at the meeting. Unless otherwise indicated, references in this Proposal 2 to our annual incentive program, long term incentive program, LTIP/RSU Program, LTIP and Profit Based RSU refer to the programs adopted by the Human Resources Committee and awards granted or available pursuant to Incentive Plan 2010.

Incentive Plan 2010 provides for the issuance of up to 3,750,000 shares of our Class B common stock (subject to adjustment as described below). If stockholders do not approve Incentive Plan 2010 at the meeting, Continental will not have any shares authorized under stock-based incentive plans to make equity compensation awards, including stock option or restricted stock grants, to our outside directors, officers, including our executive officers, and other management. In addition, the company will not have the annual incentive program, the long term incentive program, or the Profit-Based RSU program described below. Although we could adopt replacement cash-settled programs, any such replacement programs could have adverse tax consequences for the company under section 162(m) of the Code, as discussed more fully below. The Human Resources Committee currently does not include stock options or restricted stock grants as part of the compensation structure for officer-level employees, but stock options are an important part of the incentive compensation for the company’s other management-level employees. Stock-based awards also are included as a part of the compensation structure for our non-management board members.

The purpose of Incentive Plan 2010 is to enable Continental and its subsidiaries to attract and retain capable persons to serve as directors and employees and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the company and its subsidiaries rest, and whose present and potential contributions to the welfare of the company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the company and its subsidiaries. A further purpose of Incentive Plan 2010 is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the company and its subsidiaries.

Summary of Incentive Plan 2010 and Associated Programs

The following summary provides a general description of certain features of Incentive Plan 2010, and the programs adopted by the Human Resources Committee to implement Incentive Plan 2010. We have filed copies of Incentive Plan 2010 and the programs adopted thereunder as exhibits to our SEC reports, which are available to the public on the SEC’s website at www.sec.gov or the company’s website at www.continental.com. Capitalized terms not otherwise defined herein have the meanings ascribed to them in Incentive Plan 2010 or such programs.

Incentive Plan 2010 provides that Continental may grant Options to purchase shares of common stock, stock appreciation rights (“SARs”), Restricted Stock Awards, Performance Awards, Incentive Awards and Other Stock Awards to certain employees or directors on terms and conditions set forth in Incentive Plan 2010 and determined by the Administrator, from the date of adoption of the plan through November 30, 2019. The terms and conditions of the grant documents for the various types of awards need not be identical. Incentive Plan 2010 will remain in effect (for the purpose of governing outstanding awards) until all outstanding awards granted under it have been exercised, satisfied, terminated or otherwise expire.

Shares Subject to Incentive Plan 2010.  Subject to adjustment as provided in Incentive Plan 2010, the aggregate number of shares of common stock that may be issued under Incentive Plan 2010, and the aggregate number of shares of common stock that may be issued under the plan through Incentive Stock Options, will not exceed 3,750,000 shares. Except for the company’s employee stock purchase plan (which is generally open to all employees), Continental currently does not maintain any other stock incentive plan pursuant to which it is authorized to issue shares of common stock. To the extent that an award lapses, the rights of its holder terminate, shares issued under an award are forfeited, or an award is paid in cash such that all or some of the shares of common stock covered by the award are not issued to the holder, any such forfeited or unissued shares of common stock then subject to such award will not be deemed to have been issued under Incentive Plan 2010 and will be added back to the number of shares available for issuance under the plan. Notwithstanding the foregoing, the following shares of common stock may not again be made available for issuance pursuant to an award under Incentive Plan 2010: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding award, or (ii) shares of common stock used to pay the exercise price or withholding taxes related to an outstanding award. In addition, if any shares of common stock are purchased by the company on the open market with the proceeds of an Option exercise, such purchase will not result in any increase in the number of shares available for issuance under Incentive Plan 2010.

Structural Protections for the Company and Stockholders.  In recognition of emerging practices relating to executive compensation and equity awards programs, and to address certain requirements of section 162(m) of the Code, Incentive Plan 2010 includes limits applicable to individuals as well as limits on certain types of awards, minimum exercisability or vesting requirements, and forfeiture or “clawback” of awards in certain circumstances.

Award Limits.  In addition to the overall limitation on the shares available under Incentive Plan 2010 as described above, the plan includes several additional limitations on awards, as set forth below:

•	The maximum number of shares of common stock that may be subject to (i) Options, SARs, Restricted Stock Awards and Other Stock Awards and (ii) Incentive Awards and Performance Awards that must be settled in shares of common stock granted to any one individual during the term of Incentive Plan 2010 may not exceed 50% of the aggregate maximum number of shares of common stock that may be issued under the plan (as adjusted from time to time in accordance with the provisions of the plan).

•	The maximum number of shares of common stock that may be subject to (i) Options, SARs, Restricted Stock Awards and Other Stock Awards and (ii) Incentive Awards and Performance Awards that must be settled in shares of common stock granted to non-management directors during the term of Incentive Plan 2010 may not exceed 500,000 shares (as adjusted from time to time in accordance with the provisions of the plan).

•	The aggregate maximum number of shares of common stock that may be issued as Restricted Stock Awards or Other Stock Awards or in settlement of Incentive Awards or Performance Awards during the term of Incentive Plan 2010 may not exceed 1,000,000 shares (subject to adjustment as provided in the plan and provided that shares issued under such awards that are forfeited back to the company will again be available for issuance within such limit).

•	The maximum amount of compensation that may be paid under all Performance Awards that may be settled in cash (including the fair market value of any shares of common stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $20 million and any payment due with respect to a Performance Award will be paid no later than 10 years after the date of grant of such Performance Award.

•	The maximum number of shares of common stock that may be subject to (i) Options, SARs, Restricted Stock Awards and Other Stock Awards and (ii) Incentive Awards and Performance Awards that must be settled in shares of common stock granted during the term of Incentive Plan 2010 that do not contain the minimum exercisability or vesting requirements set forth in the plan (as described below) may not exceed 5% of the aggregate maximum number of shares of common stock that may be issued under the plan (as adjusted from time to time in accordance with the provisions of the plan).

Minimum Exercisability or Vesting Conditions.  Awards granted to employees that have a condition to exercise or vesting related solely to the continued employment of the employee may not be exercisable in full, and any applicable vesting conditions will not be released, in less than three years from the date of grant (but pro rata exercisability and release of any applicable vesting conditions may be permitted over such period). However, if an award is granted to an employee with conditions that relate to both time and Performance Measures, then the award may vest upon the earlier satisfaction of the Performance Measures, subject to a minimum waiting period for exercise or vesting of one year from the date of grant. See “— Performance Measures” below for a discussion of Performance Measures that may be applicable to awards under Incentive Plan 2010.

Pursuant to Incentive Plan 2010, awards granted to non-management directors pursuant to the company’s standard non-management director compensation program, which may be amended from time to time, need not be subject to the minimum exercise and vesting requirements set forth in the preceding paragraph and may vest in full on the date of grant. However, any discretionary award to a non-management director is subject to such requirements. As described elsewhere in this proxy statement, the board has adopted a compensation policy for non-management directors that includes, beginning with the 2010 stockholder meeting, an annual restricted stock award with an aggregate value of $50,000 to each of the company’s non-management directors elected at the meeting. Such awards would vest upon the one year anniversary of the date of grant, subject to earlier vesting in connection with certain terminations. See “Corporate Governance — Narrative Disclosure to Director Compensation Table — Equity Awards” above and “— New Plan Benefits” below.

The exercisability and vesting requirements described in the two preceding paragraphs will not be applicable to (i) grants to new hires in lieu of cash compensation to replace forfeited awards from a prior employer, (ii) acceleration of exercisability or vesting upon the death, disability or retirement of the holder and upon certain other terminations of employment as provided pursuant to the terms of any employment agreement with a holder entered into with the company prior to December 1, 2009, (iii) acceleration of exercisability or vesting upon a change in control or certain other corporate changes affecting the company, and (iv) grants of awards made in payment of other earned cash-based incentive compensation. In addition, the Administrator will have the discretion to grant an award that does not contain the minimum exercisability and vesting requirements, subject to the limitation set forth in the final bullet point listed in “Award Limits” above (limiting such awards to 5% of the maximum number of shares under the plan).

Change in Control — Continued Employment Requirement (“Double Trigger”).  The change in control definition in Incentive Plan 2010 is substantially similar to the change in control definition in Incentive Plan 2000. See “— Corporate Changes, Change in Control and Other Adjustments” below. Upon a change in control, payments to participants remain conditioned on continued employment through the end of the applicable performance period, with limited exceptions in the case of death, disability, retirement eligibility or actual retirement, or if the participant suffers a qualifying event. This requirement is commonly referred to as a “double trigger.” Under the terms of the incentive compensation programs adopted pursuant to Incentive Plan 2010, a qualifying event includes events that are similar to termination by the company without cause and certain other events including those which would permit certain participants to terminate employment for good reason.

Forfeiture in Certain Circumstances (“Clawback”).  The Human Resources Committee may terminate an award if it determines that the holder of the award has engaged in material misconduct. Material misconduct includes conduct adversely affecting the company’s reputation, financial condition, results of operations or prospects, or which constitutes fraud or theft of assets of the company, and such other conduct as may be included in a grant document. If material misconduct results, directly or indirectly, in any error in financial information used in the determination of compensation paid to the holder and the effect of such error is to increase the payment amount pursuant to an award, then the Human Resources Committee also may require the holder to reimburse the company for all or a portion of the compensation provided to the holder in connection with any such award. In addition, if there is a material restatement of the company’s financial statements that affects the financial information used in the determination of compensation paid to the holder, then the Human Resources Committee may take such action, in its sole discretion, as it deems necessary to adjust such compensation.

Administration.  Incentive Plan 2010 provides that a committee comprised solely of two or more “outside directors” (as defined by section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of the term “Non-Employee Director” as defined by Rule 16b-3 under the Exchange Act) serves as the Administrator of awards under Incentive Plan 2010 with respect to persons subject to section 16 of the Exchange Act. Until otherwise determined by the board, the Human Resources Committee serves as such committee under Incentive Plan 2010. The Human Resources Committee or the CEO of the company (so long as the CEO is a director of the company) serves as Administrator with respect to any person not subject to section 16 of the Exchange Act, unless Incentive Plan 2010 specifies that the Human Resources Committee will take specific action (in which case such action may only be taken by the committee) or the Human Resources Committee specifies that it will serve as Administrator.

The Human Resources Committee serves as Administrator of the Annual Executive Incentive Program, and as Administrator for persons subject to section 16 of the Exchange Act with respect to grants of Options, Restricted Stock Awards, LTIP awards and Profit-Based RSU awards.

Eligibility.  Awards may be granted only to persons who, at the time of grant, are members of the board of directors of the company or employees of the company or any parent company or subsidiary. Awards may be granted on more than one occasion to the same person, and awards may consist of any combination of Options, SARs, Restricted Stock Awards, Performance Awards, Incentive Awards and Other Stock Awards, as is best suited to the circumstances of the particular person. As of April 15, 2010, nine non-management directors were eligible to receive awards under Incentive Plan 2010, and it is anticipated that approximately 440 employees (substantially all of the company’s management-level employees) will receive awards under Incentive Plan 2010. The company does not currently anticipate that non-management directors will receive awards under Incentive Plan 2010 or programs adopted thereunder, other than Option grants made to Mr. Simmons and Ms. Corvi in connection with their initial election to the board, which grants are subject to stockholder approval of Incentive Plan 2010, and restricted stock awards that would be made beginning in June 2010 pursuant to the company’s director compensation policy, as described under “Corporate Governance — Compensation of Non-Management Directors” above.

Performance Measures.  Incentive Plan 2010 specifies the types of performance measures (“Performance Measures”) that may be utilized and established by the Administrator to motivate performance pursuant to awards granted under the plan. A Performance Measure may be based upon any of the following: (i) the price of a share of common stock; (ii) the company’s earnings per share; (iii) the company’s market share or the market share of a business unit of the company designated by the Administrator; (iv) the company’s sales or the sales of a business unit of the company designated by the Administrator; (v) operating income or operating income margin of the company or a business unit of the company; (vi) any operational or financial performance measure or metric with respect to the company or any business unit or operational level within the company; (vii) earnings or earnings margin before or after interest, taxes, depreciation, amortization and/or aircraft rent of the company or any business unit of the company designated by the Administrator; (viii) net income or net income margin (before or after taxes) of the company or any business unit of the company designated by the Administrator; (ix) return on capital, assets, or stockholders’ equity achieved by the company; (x) cash flow or return on investment of the company or any business unit of the company designated by the Administrator; (xi) maintenance or achievement of a specified level of cash, cash equivalents and short-term investments (determined with or without regard to restricted cash, cash equivalents and short-term investments); (xii) total stockholders’ return; or (xiii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof. A Performance Measure may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the company alone or the company together with one or more of its subsidiaries. In addition, a Performance Measure may be subject to adjustment by the Administrator for changes in accounting principles, to satisfy regulatory requirements, and other specified significant extraordinary items or events.

Stock Options and SARs.  The Administrator may grant Options that entitle the recipient to purchase shares of common stock at a price equal to or greater than the Market Value per Share on the date of grant, which is defined as the closing sale price of our common stock in its principal trading market (currently the NYSE) on that date or, if no sales occurred on that date, the last preceding date on which there was a sale. The Market Value per Share of our common stock was $23.77 on April 15, 2010, which was the closing price of our common stock on the NYSE on that date. Subject to certain minimum exercisability and vesting requirements described above, an Option will be exercisable in whole or in such installments and at such times and in the manner determined by the Administrator, but in no event will an Option be exercisable after the expiration of 10 years from the date of grant. The holder of an Option is entitled to privileges and rights of a stockholder only with respect to shares of common stock purchased under the Option and for which certificates representing such shares are registered in the holder’s name. An Option grant document may provide for the payment of the Option price in cash, by delivery of shares of common stock, or through a “cashless exercise” pursuant to procedures satisfactory to the Administrator.

Options granted under Incentive Plan 2010 may be Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Options that are not intended to so qualify. The plan contains specific requirements regarding individuals who are eligible to receive an Incentive Stock Option and an Option intended to be an Incentive Stock Option will, nevertheless, be treated as a Non-Qualified Option under specified circumstances set forth in the plan.

A stock appreciation right or “SAR” provides the holder with a right to acquire, upon exercise of the right, common stock and/or, in the discretion of the Administrator, cash having an aggregate value equal to the then excess of the Market Value per Share of the shares with respect to which the right is exercised over the exercise price thereof and may be granted alone or concurrently with an Option. In the case of any SAR granted in connection with an Option, the exercise of the SAR will result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the SAR is exercised (and vice versa). Any SAR granted in connection with an Incentive Stock Option is exercisable only when the Market Value per Share of the Class B common stock exceeds the price specified in the Option (or the portion of the Option to be surrendered). The Administrator will set the terms and conditions of the SAR at grant and, consistent with Incentive Plan 2010, will provide that: (i) the exercise price per share of common stock subject to the SAR may not be less than the Market Value per Share of a share of common stock on the date the SAR is granted (subject to certain equitable adjustment provisions included in Incentive Plan 2010), (ii) the SAR may not be exercisable after the expiration of 10 years from the date of grant, and (iii) the SAR will be subject to certain minimum exercisability and vesting requirements described above.

Options and SARs may be granted in substitution for stock options and stock appreciation rights that are held by an individual providing service to another entity if such individual becomes an employee or director of Continental as a result of a merger, consolidation or other business combination of such other entity with Continental or any subsidiary.

Without stockholder approval in the manner described in Incentive Plan 2010, except for certain equitable adjustments described in the plan, including issuing or assuming an option in a transaction to which section 424(a) of the Code applies, outstanding Options or SARs may not be (i) cancelled in connection with the grant in substitution of new awards under Incentive Plan 2010 having a lower exercise price than that of the cancelled Options or SARs specified on the original date of grant or (ii) amended to reduce the exercise price below the price specified for such award on the original date of grant.

Restricted Stock.  Each grant of Restricted Stock pursuant to a Restricted Stock Award constitutes an immediate transfer to the recipient of all stockholder rights and privileges, including record and beneficial ownership and voting, subject to any restrictions in Incentive Plan 2010 or contained in the related grant document, which may include vesting or forfeiture restrictions on dividends. Restricted Stock may be granted without payment by the participant, or for payment that is equal to or less than the Market Value per Share of the shares on the date of grant.

Restricted Stock must be granted subject to one or more restrictions as determined by the Administrator, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of section 83 of the Code. The Administrator may provide that the forfeiture restrictions will lapse upon (i) the attainment of one or more Performance Measures, (ii) the holder’s continued employment or continued service as a director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator, or (iv) a combination of any of the foregoing.

Performance Awards.  The Administrator may also grant Performance Awards under Incentive Plan 2010 and has adopted new annual and long term incentive programs, described further below, to implement these performance provisions of the plan. During the term of Incentive Plan 2010, the Administrator may adopt programs and grant Performance Awards using other Performance Measures that are set forth in the plan. The Administrator will establish, with respect to and at the time of grant of each Performance Award, the number of shares of common stock subject to, or the maximum value of, the Performance Award and a performance period over which the performance applicable to the Performance Award will be measured. A Performance Award may be granted in the form of a “restricted stock unit” or “RSU” award or such other form as determined by the Administrator from time to time. A Performance Award will be awarded to a holder contingent upon future performance of the company or any subsidiary, division, or department thereof during the performance period. To the extent that compliance with section 162(m) of the Code is intended with respect to a Performance Award, the Human Resources Committee will establish the Performance Measures (as described above under “— Performance Measures”) applicable to such Performance Award within the applicable time period permitted by section 162(m) of the Code, with such adjustments thereto as may be determined by the Administrator for changes in accounting principles and other specified significant extraordinary items or events. The Administrator, in its sole discretion, may provide for an adjustable (i) number of shares of common stock subject to the Performance Award or (ii) value of the Performance Award based upon the level of achievement of the Performance Measures.

Following the end of the performance period (or at such other time as the applicable grant document may provide and subject to certain minimum vesting requirements described below), the holder of a Performance Award will be entitled to receive payment of an amount not exceeding the number of shares of common stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined by the Administrator and certified by the Human Resources Committee if and as required by section 162(m) of the Code. Payment of a Performance Award may be made in cash, shares of common stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator, and may be made in a lump sum or in installments. If a Performance Award covering shares of common stock is to be paid in cash, payment will be based on the Market Value per Share on a specified date, or averaged over a period specified by the Human Resources Committee in the applicable grant document.

A Performance Award will terminate if the holder does not remain continuously employed or in service as a director of the company or a subsidiary at all times during the applicable performance period, except as otherwise set forth in the applicable grant document or determined by the Administrator. The company does not anticipate that non-management directors will receive Performance Awards.

Annual Incentive Program

To implement in part the Performance Award provisions of Incentive Plan 2010, the Human Resources Committee adopted the Continental Airlines, Inc. Annual Executive Incentive Program (the “Annual Incentive Program”) to replace the annual program that was adopted pursuant to the prior Incentive Plan 2000. Initial awards have been made under the Annual Incentive Program for 2010. See “— New Plan Benefits” below. The new program retains many features of the prior program, but uses pre-tax income (adjusted for special, unusual, or non-recurring items) as the primary Performance Measure. The pre-tax income goals are established annually by the Human Resources Committee. The Annual Incentive Program retains the year-end cash balance requirement, which also is set annually by the Human Resources Committee. No incentive payments are made, regardless of pre-tax income achievement, unless the minimum cash balance is also achieved. The program sets the entry incentive opportunity at 50% of base salary and permits the Human Resources Committee to establish different levels of target and stretch incentive opportunity on an annual basis. Upon the occurrence of a change in control, if a participant suffers a qualifying event during the fiscal year in which the change in control occurs, the stretch performance target and cash hurdle are deemed achieved with respect to such participant only. A qualifying event includes events that are similar to termination by the company without cause and certain other events including those which would permit certain participants to terminate employment for good reason. See “— Corporate Changes, Change in Control and Other Adjustments” below. The Annual Incentive Program and participation therein are subject to the terms and limitations of Incentive Plan 2010. Assuming approval of Incentive Plan 2010 by stockholders at the meeting, the Annual Incentive Program is effective for fiscal years of the company beginning on and after January 1, 2010. If stockholders do not approve Incentive Plan 2010, the Annual Incentive Program and the awards will automatically terminate and no amounts will be paid thereunder.

The CEO, the president, each executive vice president and each senior vice president of the company will automatically participate in the Annual Incentive Program for each fiscal year. Upon recommendation by the CEO, the Human Resources Committee may designate additional officers of the company or its subsidiaries to participate in the program with respect to a particular fiscal year. The CEO may terminate any individual’s participation in the Annual Incentive Program upon written notice and subject to ratification by the Human Resources Committee. Non-management directors do not participate in this program.

Long Term Incentive and RSU Program

To further implement the Performance Award provisions described above, the Human Resources Committee has adopted the Continental Airlines, Inc. Long Term Incentive and RSU Program (the “LTIP/RSU Program”) and initial awards have been made thereunder. See “— New Plan Benefits” below. This new long-term incentive compensation program replaces the prior program of the same name and continues to consist of two components — the LTIP, which is based primarily on relative performance, and the RSU program, which is based on absolute performance. The LTIP/RSU Program and awards thereunder are subject to the terms and limitations of Incentive Plan 2010. The LTIP/RSU Program is effective January 1, 2010, subject to approval of Incentive Plan 2010 at the meeting. If stockholders do not approve Incentive Plan 2010, the LTIP/RSU Program and the awards will automatically terminate and no amounts will be paid thereunder.

Eligible participants in the LTIP/RSU Program are all officers of the company or any subsidiary at the level of staff vice president or above. Each individual who is an eligible participant as of the first day of a performance period (described below) is automatically a participant and will receive an award with respect to such performance period unless otherwise determined by the Administrator prior to the first day of the relevant performance period. An individual who becomes an eligible participant after the first day of a performance period will be a participant and receive an award for such performance period only if selected by the Administrator prior to the last day of the performance period.

•	LTIP Awards. The LTIP compares Continental’s EBITDAR margin for a three-year performance period against the average EBITDAR margin of the designated industry peer group. The industry peer group initially consists of American Airlines, United Airlines, Delta Air Lines, US Airways, Alaska Airlines and Southwest Airlines. EBITDAR is a company’s earnings before interest, income taxes, depreciation, amortization, aircraft rent, non-operating income (expense) and special items. Special items relate to activities that are not central to the ongoing operations of such company or are unusual in nature. Continental’s EBITDAR margin equals its cumulative EBITDAR for the performance period divided by its cumulative revenues for such performance period. The EBITDAR margin for the industry group is determined by dividing the cumulative EBITDAR of all companies in the industry group for the performance period by all such companies’ cumulative revenues over such period. The EBITDAR performance measure effectively adjusts for variations in lease versus debt financing decisions among carriers and is a widely accepted measure of financial performance in capital-intensive industries such as the airline industry. No compensation is earned under the LTIP if the company does not achieve at least the industry peer group average EBITDAR margin. The LTIP also includes an absolute performance measure, set by the Human Resources Committee for each performance period, requiring that the company achieve a minimum cash balance at the end of the performance period. If this required minimum cash balance amount is not achieved, no LTIP payments will be made, regardless of the company’s EBITDAR margin performance. See also “Executive Compensation — Compensation Discussion and Analysis — Detailed Description of Pay Elements — Performance Measures” above.

The LTIP is structured with three-year rolling performance periods, with a new period beginning on the first day of each calendar year that begins on or after January 1, 2010. LTIP performance targets and incentive opportunities are established annually by the Human Resources Committee with respect to the three-year performance period commencing at the beginning of such year. For performance periods beginning after January 1, 2010, the Human Resources Committee may (within 90 days after the beginning of such performance period) add any U.S. certificated scheduled mainline air carrier to or remove any such company from the industry group. In addition, a company will be automatically removed from the industry group during a performance period upon the occurrence of certain extraordinary events with respect to such company, and if a company provides publicly available statements of operations with respect to its airline business separately from its other businesses, then that company’s EBITDAR and cumulative revenues will be calculated based solely upon the separately provided airline business statement of operations.

The Human Resources Committee establishes the entry, target, and stretch level incentive opportunities for each participant based on a percentage of the participant’s cash compensation (which consists of the participant’s base salary plus a deemed annual incentive). Payment amounts are generally calculated based on the participant’s salary and position at the end of the performance period and the company’s EBITDAR margin performance for the performance period. See “— New Plan Benefits” below for a description of initial LTIP awards.

After the end of each performance period, the Human Resources Committee will determine whether the company has satisfied the performance targets (i.e., EBITDAR margin performance and cash balance) for the performance period and whether any other material terms relating to the payment of an LTIP award have been satisfied. Upon receipt by the company of the committee’s written certification that the performance targets and any other material terms have been satisfied, each participant who received an LTIP award for the performance period and remained continuously employed by the company from the date of the award through the last day of the performance period will be entitled to the payment amount applicable to the award. Upon the occurrence of a change in control during a performance period, the LTIP awards are deemed to have achieved the stretch performance target and the cash hurdle for the performance period, with payments to participants conditioned on continued employment through the end of the applicable performance period. Prorated LTIP payments will be made to certain participants in the case of death, disability, retirement or certain involuntary termination events following a change in control. All LTIP payments will be paid in lump sum cash payments.

•	Profit Based RSUs. RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). Profit Based RSUs align management’s performance objectives with performance under our profit sharing plan, which provides incentives to eligible participants in the company’s broad employee group. The company adopted a new profit sharing plan effective January 1, 2010. The Profit Based RSUs can result in cash payments to participants following the achievement of a profit sharing-based performance target. The performance target requires that the company reach specified levels of cumulative profit sharing under our profit sharing plan during the performance period, calculated assuming that all workgroups (other than officers and management-level employees) are participating. To enhance retention and continue to focus executives’ attention on the creation of stockholder value, payments related to the achievement of a performance target generally will be made in annual one-third increments to participants who remain continuously employed through the payment date (with limited exceptions for payment in the case of death, disability, retirement or certain involuntary termination events following a change in control). Upon the occurrence of a change in control during a performance period, the Profit Based RSUs are deemed to have achieved the cash hurdle and the cumulative profit sharing target level established by the Human Resources Committee at the time of establishing targets for the performance period with payments to participants conditioned on continued employment through the end of the applicable performance period (with limited exceptions as noted in the preceding sentence). Amounts paid will vary depending on stock price performance immediately preceding the payment date or, if applicable, as of the date of a change in control. The first payment is made in the March following the achievement of a performance target and the second and third payments are possible in March of each of the following two years. As an additional performance requirement, the RSU program requires the company to have a minimum cash balance at the end of the fiscal year preceding the date that any payment is made. The cash balance requirement is set by the Human Resources Committee at the same time as the other performance targets are established for the performance period. No payments are made, regardless of profit sharing-based performance target achievements, unless the minimum cash balance is achieved prior to each payment date. If the company does not achieve the minimum cash balance applicable to a payment date, the payment will be deferred to the next payment date (March 1st of the next year) following achievement of the required year-end cash balance, subject to a limit on the number of years payments may be carried forward. Payment amounts are calculated based on the number of RSUs subject to the award, the company’s stock price (based on the average closing price of the company’s common stock for the 20 trading days preceding the payment date), and the payment percentage set by the Human Resources Committee for achieving the applicable profit sharing-based performance target.

Incentive Awards.  Incentive Awards are rights to receive shares of common stock (or the cash equivalent), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of common stock over a specified period of time, which vest over a period of time, subject to the holder’s continued employment and certain minimum vesting requirements described above, as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the holder respecting any Incentive Award. An Incentive Award may be granted in the form of a “phantom stock” award or “restricted stock unit” or “RSU” award or such other form as determined by the Administrator from time to time and upon vesting or settlement (or at such other time as specified in the applicable grant document) payment or settlement of the Incentive Award may be made in cash, shares of common stock, or a combination determined by the Administrator. The Administrator has not implemented any program under the Incentive Awards provisions of Incentive Plan 2010.

Other Stock Awards.  Each Other Stock Award granted to a holder will constitute a transfer of unrestricted shares of common stock on such terms and conditions as the Administrator determines. Other Stock Awards will be made in shares of common stock and, subject to certain minimum vesting requirements described above, need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of common stock issued in connection with an Other Stock Award will be determined by the Administrator in its sole discretion. The Administrator has not implemented any program under the Other Stock Awards provisions of Incentive Plan 2010.

Corporate Changes, Change in Control and Other Adjustments.  Incentive Plan 2010 provides that upon a corporate change, as defined below, the Human Resources Committee will effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the intended plan benefits: adjust the outstanding Options and SARs as appropriate to reflect the corporate change (including, without limitation, adjusting an Option or SAR to provide that the number and class of shares of stock covered by such award will be adjusted so that the award will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the Human Resources Committee), accelerate the vesting of Options and SARs, or cancel Options and SARs and cause the company to make payments in respect thereof in cash. Incentive Plan 2010 provides that a corporate change occurs if (i) the company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, or (iii) the company is dissolved and liquidated. In addition to the specific adjustment provisions applicable to Options and SARs upon a corporate change, Incentive Plan 2010 provides that other Awards granted under the plan also are subject to appropriate adjustment by the Human Resources Committee to prevent dilution or enlargement of the intended plan benefits upon the occurrence of other changes in the company’s common stock and company transactions.

Incentive Plan 2010 includes a definition of change in control, however there is no automatic acceleration of vesting of equity awards under the plan upon a change in control. The Annual Incentive Program and the LTIP/RSU Program incorporate the change in control definition from Incentive Plan 2010 for purposes of determining the impact of a change in control on outstanding Awards under those programs. The definition of change in control generally means the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of 25% or more of our common stock (other than beneficial ownership by certain specified categories of persons, generally including persons who are holding our common stock for investment purposes); (ii) members of our board as of December 1, 2009 (together with new or replacement board members who are approved by a majority of the then existing board) cease to hold at least a majority of the board positions, (iii) the company mergers with, consolidates into or engages in a transaction with another company following which Continental is no longer the controlling corporation; or (iv) the company sells or otherwise disposes of all or substantially all of its assets (other than to persons included in the parenthetical set forth in clause (i) above). See “— Performance Awards — Annual Incentive Program” and “— Long-Term Incentive and RSU Program” above for a further discussion of the impact of a change in control on outstanding awards under Incentive Plan 2010.

The maximum number of shares that may be issued under Incentive Plan 2010, the maximum number of shares that may be issued under the plan as Incentive Stock Options, the award limitations included in the plan, as well as the number or type of shares or other property subject to outstanding awards and the applicable Option or purchase prices per share will be adjusted appropriately by the Human Resources Committee in the event of stock dividends, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, stock splits, exchanges, liquidations, issuances of rights or warrants, or other relevant changes in capitalization or distributions (other than ordinary dividends), and similar transactions or events.

Transferability.  No awards (other than Incentive Stock Options) are transferable by the recipient except (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) with the consent of the Administrator. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution and may not be exercised during the holder’s lifetime except by the holder or the holder’s guardian or Personal Representative.

In the discretion of the Administrator as set forth in an applicable grant document, a percentage of the aggregate shares of common stock obtained from exercise of an Option will not be transferable prior to the earliest to occur of (x) the termination of the relevant Option term, (y) the holder’s retirement, death or disability or (z) the termination of the holder’s employment with the company and its subsidiaries.

Amendments.  Subject to limitations described above regarding outstanding awards, the board in its discretion may terminate Incentive Plan 2010 at any time. The board has the right to amend Incentive Plan 2010 or any part thereof from time to time, and the Administrator may amend any award (and its related grant document) at any time, except as otherwise specifically provided in such grant document. Notwithstanding the foregoing, no change in any award theretofore granted may be made which would impair the rights of the holder thereof without the consent of such holder. Without stockholder approval, the board may not amend Incentive Plan 2010 to (i) increase the maximum aggregate number of shares that may be issued under Incentive Plan 2010, (ii) increase the maximum number of shares that may be issued under Incentive Plan 2010 pursuant to Incentive Stock Options, (iii) change the class of individuals eligible to receive awards under Incentive Plan 2010, (iv) amend or delete the provisions of Incentive Plan 2010 restricting the re-pricing of Options, or (v) make any other change to Incentive Plan 2010 that requires stockholder approval in order to satisfy the requirements of Rule 16b-3 of the Exchange Act or any applicable securities exchange listing requirements. Prior to the meeting, the board has authorized the Human Resources Committee to amend the plan or any part thereof. Any such amendment would be subject to approval of the plan, as so amended, by the stockholders at the meeting.

New Plan Benefits

As of the date of this proxy statement, the following tables set forth information regarding the potential value of non-equity awards and the number of shares or units underlying equity based awards that have been granted pursuant to the Annual Incentive Program and the LTIP/RSU Program, subject to stockholder approval of Incentive Plan 2010 at the meeting.

Non-Equity Awards

Name and Position	Incentive	Below Entry($)	Entry ($)	Target ($)	Maximum ($)
Jeffery A. Smisek	(1)	0	365,000	912,500	1,095,000
Chairman, President and	(2)	0	1,231,875	1,642,500	2,463,750
Chief Executive Officer

Zane C. Rowe	(1)	0	191,954	479,885	575,862
Executive Vice President and	(2)	0	518,276	734,224	993,362
Chief Financial Officer

James E. Compton	(1)	0	191,954	479,885	575,862
Executive Vice President and	(2)	0	518,276	734,224	993,362
Chief Marketing Officer

Mark J. Moran	(1)	0	191,954	479,885	575,862
Executive Vice President and	(2)	0	518,276	734,224	993,362
Chief Operating Officer

All current executive officers as a group (7 persons)	(1) (2)	0 0	1,453,362 3,824,515	3,633,405 5,228,922	4,360,086 7,519,461

All current directors (other than executive officers) as a group (9 persons)	(1) (2)	0 0	— —	— —	— —

All current employees (other than executive officers) as a group	(1) (2)	0 0	2,201,430 6,771,427	5,503,575 9,547,894	6,604,290 13,748,476

(1)	Amounts represent potential pay-out of awards granted pursuant to the Annual Incentive Program for 2010 based on the participant’s current base salary and contingent upon achievement of performance targets based on pre-tax income and achievement of a minimum year-end cash balance. Pursuant to his waiver agreement, Mr. Smisek has agreed to forego any annual bonus that would otherwise be earned for each calendar year beginning January 1, 2010 unless the company makes a profit for such full calendar year. See “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements — Agreements with Other Named Executive Officers” above. A total of 16 current employees (other than executive officers) participate in this program for 2010. If Incentive Plan 2010 had been in effect and these awards had been granted in 2009, no amounts would have been received by any participant with respect to these awards based on the company’s 2009 performance.

(2)	Amounts represent potential pay-out of LTIP awards granted pursuant to the LTIP/RSU Program for the performance period January 1, 2010 through December 31, 2012 based on the participants’ current positions and base salary levels. In addition to the requirement that the company exceed the average EBITDAR margin of the peer group, pay-out is also contingent upon achievement of a minimum cash balance at the end of the performance period. A total of 44 current employees (other than executive officers) have been granted LTIP awards. If Incentive Plan 2010 had been in effect and these LTIP awards were measured against performance for the three-year period ended December 31, 2009, the company would have achieved the maximum or stretch level of performance, consistent with the performance achieved by the company for the LTIP awards granted pursuant to Incentive Plan 2000 and included as 2009 compensation in the Summary Compensation Table. See also “Executive Compensation — Compensation Discussion and Analysis — Detailed Description of Pay Elements — Long-Term Incentive Program.”

Equity Based Awards

		Number of Shares or
Name and Position	Incentive	RSUs (#)

Jeffery A. Smisek	(1)	115,000
Chairman, President and Chief Executive Officer
Zane C. Rowe	(1)	46,000
Executive Vice President and Chief Financial Officer
James E. Compton	(1)	46,000
Executive Vice President and Chief Marketing Officer
Mark J. Moran	(1)	46,000
Executive Vice President and Chief Operating Officer
All current executive officers as a group (7 persons)	(1)	350,500
All current directors (other than executive officers) as a group (9 persons)	(2)	15,000
All current employees (other than executive officers) as a group	(1)	1,014,500
	(2)	15,000

(1)	Amounts represent Profit Based RSUs granted pursuant to the LTIP/RSU Program for the performance period January 1, 2010 through December 31, 2012. Depending on the level of cumulative profit sharing achieved under our broad based employee profit sharing plan, the payment percentage for these awards can range from 0% to 200% of the underlying number of 2010 Profit Based RSUs set forth in the table. Pay-out is also contingent upon achievement of a minimum cash balance prior to each payment date. A total of 44 current employees (other than executive officers) have been granted Profit Based RSUs.

(2)	Amounts represent Options granted since adoption of Incentive Plan 2010 in December 2009 to two newly-elected non-management members of our board and 14 management-level employees (other than officers) upon new hire or promotion to a management-level position.

United States Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under Incentive Plan 2010 based on federal income tax laws in effect on January 1, 2010. This summary applies to Incentive Plan 2010 as normally operated and is not intended to provide or supplement tax advice to eligible employees or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options.  Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the Option was granted or within the one-year period beginning on the date the Option was exercised (collectively, the “holding period”). In such event, the company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the Option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of section 162(m) of the Code as discussed below, the company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or, in the case of a sale in which a loss would be recognized, the amount realized on the sale, if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-Qualified Options and Stock Appreciation Rights.  As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-Qualified Option such as those under Incentive Plan 2010 (whether or not including an SAR), and the company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-Qualified Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of an SAR, the holder will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the holder. Upon the exercise of a Non-Qualified Option or an SAR, and subject to the application of section 162(m) of the Code as discussed below, the company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the holder assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-Qualified Option or an SAR, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of a Non-Qualified Option or an SAR are transferred to the holder subject to certain restrictions, then the taxable income realized by the holder, unless the holder elects otherwise, and the company’s tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-Qualified Option or SAR.

Restricted Stock.  The recipient of a Restricted Stock Award will not realize taxable income at the time of grant, and the company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of stock at such time over the amount, if any, paid for the shares and, subject to section 162(m) of the Code, the company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to section 162(m) of the Code, deductible as such by the company. Notwithstanding the foregoing, the holder of a Restricted Stock Award may elect under section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award based on the fair market value of the shares of common stock on the date of the award, in which case (i) subject to section 162(m) of the Code, the company will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the company, and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award and is irrevocable.

Performance Awards and Incentive Awards.  An individual who has been granted a Performance Award or an Incentive Award generally will not realize taxable income at the time of grant, and the company will not be entitled to a deduction at that time. Whether a Performance Award or an Incentive Award is paid in cash or shares of common stock, the recipient will have taxable compensation and, subject to the application of section 162(m) of the Code as discussed below, the company will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of common stock either at the time the Performance Award or the Incentive Award is paid or at the time any restrictions on the shares (including restrictions under section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the recipient elects under section 83(b) of the Code to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to an Incentive Award prior to the actual issuance of shares under the award will be compensation income to the recipient and, subject to the application of section 162(m) of the Code as discussed below, deductible as such by the company.

Other Stock Awards.  In general, an individual who receives an Other Stock Award will be taxed on the fair market value of the shares on the date the shares are issued to the individual. Subject to the application of section 162(m) of the Code, the company will be entitled to a deduction for a corresponding amount if and to the extent that the amount is an ordinary expense, satisfies the test of reasonable compensation, and the company timely satisfies any federal income tax reporting requirements. If, upon a taxable disposition of the shares, the recipient receives more or less than his or her basis in the shares, the gain or loss will be long-term or short-term capital gain or loss, depending on the holding period of the shares, measured from the date that the receipt of the shares was a taxable event to such individual.

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid in a taxable year to its principal executive officer or any of its three other highest-paid officers (other than its principal financial officer). However, compensation that qualifies under section 162(m) of the Code as “performance based” is specifically exempt from the deduction limit. Based on section 162(m) of the Code and the regulations issued thereunder, the company’s ability to deduct compensation income generated in connection with the exercise of Options and SARs granted by the Human Resources Committee under Incentive Plan 2010 should not be limited by section 162(m) of the Code. Further, the company believes that compensation income generated in connection with Performance Awards granted by the Human Resources Committee under Incentive Plan 2010 should not be limited by section 162(m) of the Code provided that the awards are granted and the Performance Measures are established within the applicable time period permitted under section 162(m) of the Code. Incentive Plan 2010 has been designed to provide flexibility with respect to whether Restricted Stock Awards granted by the Human Resources Committee will qualify as performance based compensation under section 162(m) of the Code and, therefore, be exempt from the deduction limit. Assuming no election is made under section 83(b) of the Code, if the lapse of the forfeiture restrictions relating to a Restricted Stock Award granted by the committee is based solely upon the satisfaction of one of the Performance Measures, then the company believes that the compensation expense deduction relating to such an award should not be limited by section 162(m) of the Code if the Restricted Stock becomes vested. However, compensation expense deductions relating to Restricted Stock Awards granted by the committee will be subject to the section 162(m) deduction limitation if the Restricted Stock becomes vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued service with the company). Awards under Incentive Plan 2010 to non-management directors are not impacted by section 162(m) of the Code because the deduction limitation is not applicable to the recipients of such awards. Compensation income generated in connection with Incentive Awards (other than SARs) and Other Stock Awards under Incentive Plan 2010 will be subject to the section 162(m) deduction limitation. Further, the income generated in connection with all awards granted by the CEO under Incentive Plan 2010 will not qualify as performance-based compensation and, accordingly, the company’s deduction for such compensation may be limited by section 162(m) of the Code.

Incentive Plan 2010 is not qualified under section 401(a) of the Code.

Inapplicability of ERISA

Based upon current law and published interpretations, the company believes that Incentive Plan 2010 is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF INCENTIVE PLAN 2010, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP has been our independent registered public accounting firm since 1993, and the Audit Committee desires to continue to engage the services of this firm for the fiscal year ending December 31, 2010. Accordingly, the Audit Committee has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal year 2010 and report on those financial statements to the committee. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment.

The following table shows the fees paid for audit services and fees paid for audit-related, tax and all other services rendered by Ernst & Young LLP for each of the last three fiscal years (in thousands):

	2009	2008	2007

Audit Fees(1)	$2,454	$2,350	$2,250
Audit-Related Fees(2)	85	530	82
Tax Fees(3)	279	459	310
All Other Fees(4)	33	—	—

Total Fees	$2,851	$3,339	$2,642

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees consist primarily of services related to potential airline industry consolidation (approximately $448,000 in 2008) and the audits of subsidiaries that are not required to be audited by governmental or regulatory bodies.

(3)	Tax fees include professional services provided for preparation of tax returns of certain expatriate employees, preparation of federal, foreign and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

(4)	Other fees include agreed-upon procedures work on system security controls over real-time traffic data used by the Company.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the company by the independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of non-audit services or to engage the independent registered public accounting firm for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the committee. All of the fees listed in the table above were pre-approved by the Committee pursuant to these pre-approval procedures.

Representatives of Ernst & Young LLP will be present at the stockholders meeting and will be available to respond to appropriate questions and make a statement should they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS DESIGNATED AS PROPOSAL NO. 3.

PROPOSAL 4:

STOCKHOLDER PROPOSAL RELATED TO DISCONTINUING STOCK OPTION GRANTS TO SENIOR EXECUTIVES

We have been advised that Mrs. Evelyn Y. Davis, located at Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, is the beneficial owner of 500 shares of the company’s common stock and intends to submit the following proposal at the meeting:

RESOLVED:  “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to senior executive officers, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS:  “Stock option awards have gotten out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

“There are other ways to “reward” senior executive officers, including giving them actual STOCK instead of options.

“Recent scandals involving CERTAIN financial institutions have pointed out how analysts can manipulate earnings estimates and stock prices.” “Last year the owners of 2,586,345 shares representing approximately 3.5% of shares voting, voted FOR this proposal.”

“If you AGREE, please vote YOUR proxy FOR this resolution.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

Our Board of Directors has considered this proposal, which calls for an absolute ban on any future stock option grants to our senior executives, and believes that it is unduly restrictive and not in the best interests of the Company or its stockholders. At our 2009 annual meeting of stockholders, this proposal was defeated by 96.5% of the votes cast by our stockholders (excluding abstentions, which are not treated as votes cast).

As described in detail in the Compensation Discussion and Analysis above, our Human Resources Committee has worked closely with its independent compensation consultant and its legal counsel for several years to develop our current executive compensation program, which consists of three main components: base salary, annual incentive compensation and long-term incentive compensation. Under this program, all of the annual and long-term incentive compensation awarded to senior executives since 2004 is performance based, and payment has been subject to the satisfaction of quantitative performance targets established at the date of grant by our Human Resources Committee.

Moreover, our Human Resources Committee, which is comprised of four independent directors, has not awarded any stock options to our senior executives since 2003 and has no current plans to grant options to such executives in the future. Nonetheless, the committee must have the flexibility to decide the most appropriate structure for future incentive awards based on a review of all relevant circumstances, including factors such as changing economic, industry and competitive conditions, accounting requirements, tax laws and evolving compensation trends.

The proposal, if adopted, would strictly constrain the ability of our Human Resources Committee to determine the form of compensation paid to our senior executives, which could have an adverse impact on our ability to attract, retain and motivate highly talented and qualified executives and on the Human Resources Committee’s ability to structure compensation programs that are in the economic best interest of the Company and its stockholders.

Our Board believes that this proposal is redundant and unnecessary to the extent it requests that outstanding stock options held by senior executive officers not be re-priced or renewed, as none of our executive officers currently holds any options to purchase Company stock. Further, any future options awarded to our senior executives under Incentive Plan 2010, which is being submitted to stockholders for approval at this meeting and is the only plan that will have shares available for such awards, would already be subject to the plan’s prohibition against the re-pricing or replacement of outstanding stock options absent stockholder approval.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 4.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, we expect that the only matters to be acted on at the meeting are those indicated on the Meeting Notice, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, the proxies received will be voted on those matters in accordance with the discretion of the persons named as proxies in the form of proxy card and identified in “Proposal 1 — Election of Directors” above, unless otherwise directed. If any stockholder proposal that was excluded from this proxy statement is properly brought before the meeting, it is the intention of such persons named as proxies to vote the proxies received against such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 Officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all of our directors, Section 16 Officers and greater than ten percent beneficial stockholders were in compliance with applicable Section 16(a) filing requirements.

2011 Annual Meeting

Our bylaws require that nominations of persons for election to the board or the proposal of business to be considered by the stockholders at an annual meeting of stockholders must be included in the company’s notice of the meeting, proposed by or at the direction of our board or proposed by a stockholder. Any stockholder who wants to present a proposal at the 2011 annual meeting of stockholders, pursuant to our bylaws and the Exchange Act, must either (1) submit the proposal in writing to the Secretary of the company no later than December 29, 2010 in accordance with the requirements of Rule 14a-8 under the Exchange Act or (2) submit a timely written notice with respect to the proposal. Any proposal properly made by a stockholder in accordance with Rule 14a-8 that is not subject to exclusion under such rule on eligibility, procedural or substantive grounds, which we refer to as a “Rule 14a-8 Proposal,” will be set forth in the proxy statement and form of proxy distributed in conjunction with the 2011 annual meeting of stockholders.

For the notice of a proposal (other than a Rule 14a-8 Proposal) to be timely for the 2011 annual meeting of stockholders, such stockholder notice must be delivered to, or mailed and received by, the Secretary of the company at our principal executive offices not less than 90 days and not more than 120 days prior to June 9, 2011. However, if the 2011 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from June 9, 2011, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2010 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2011 annual meeting is first made. The stockholder’s notice of a proposal (other than a Rule 14a-8 Proposal) must contain and be accompanied by certain information as specified in our bylaws.

We may exclude from consideration at the meeting any proposal from a stockholder to the extent that the proposal was not properly made in accordance with Rule 14a-8 and we did not receive the timely written notice with respect to such proposal as described above.

We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration review a copy of our bylaws, which may be obtained in the “Investor Relations” section of our internet website under the “Corporate Governance” link at www.continental.com or without charge from the Secretary of the company upon written request addressed to the Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

Annual Report on Form 10-K

You can obtain electronic copies of our 2009 Form 10-K, which includes our financial statements and financial statement schedules, as well as any amendments and exhibits, and request a printed copy of the 2009 Form 10-K and any amendments in the “Investor Relations” section of our internet website under the “Annual and Periodic Reports” link at www.continental.com. Additionally, we will send you a printed copy of the 2009 Form 10-K and any amendments without charge, upon written request. We also will send you a hard copy of any exhibit to the 2009 Form 10-K if you submit your request in writing and include payment of reasonable fees relating to our furnishing the exhibit. Written requests for copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

Directions to our Meeting

As indicated above, the 2010 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Wednesday, June 9, 2010, at 10:00 a.m., local time. Directions to the meeting are provided below. Even if you plan to attend the meeting, we recommend that you also submit your vote in advance of the meeting to ensure that your vote will be counted if you later decide not to attend. Please see “The Meeting — Voting in Advance of the Meeting” above for voting instructions.

Traveling South on I-45, from Bush Intercontinental Airport (IAH).  Take I-45 South. Take the McKinney exit (Exit 47C) and proceed on McKinney Street to Milam Street. Turn right onto Milam Street and proceed 3 blocks to Polk Street. Turn right onto Polk Street and proceed 1 block to Louisiana Street. The hotel will be on the right past Louisiana Street.

Traveling South on Hwy 59, from Bush Intercontinental Airport (IAH).  Take Highway 59 Southbound. Take the George R. Brown Convention Center/Downtown Destinations/Jackson Street exit onto N. Jackson Street, proceed 3 blocks and turn right on Congress Street. Follow Congress Street 9 blocks and turn left onto Milam Street. Follow Milam Street 10 blocks to Polk Street. Turn right onto Polk Street and proceed 1 block to Louisiana Street. The hotel will be on the right past Louisiana Street.

Traveling North on I-45, from South Houston.  Take I-45 North. Take the Scott Street/Downtown Destinations exit (Exit 45), proceed approximately two miles and take the Pease Street exit. Follow Pease Street 17 blocks to Louisiana Street. Turn right onto Louisiana Street and proceed 4 blocks to Polk Street. The hotel will be on the right past Polk Street.

Appendix A

2009 General Industry Benchmark Group

In 2009, the following non airline-specific companies were used as a compensation benchmarking reference point. These companies represent the 100 U.S.-based publicly traded companies that had annual revenues closest in amount to Continental’s annual revenues, with 50 of these companies having greater revenues than Continental and 50 having revenues less than Continental’s.(1)

ACE Ltd.	Express Scripts, Inc.	ONEOK, Inc.
Aflac Inc.	FirstEnergy Corp.	PACCAR Inc.
Amazon.com, Inc.	Fluor Corp.	Parker-Hannifin Corp.
American Electric Power Company, Inc.	FPL Group, Inc.	Penske Automotive Group, Inc.
Amgen Inc.	Freeport-McMoRan Copper & Gold Inc.	Pepsi Bottling Group, Inc.
Anheuser-Busch Companies, Inc.	Gap Inc.	PG&E Corp.
Arrow Electronics, Inc.	Genentech, Inc.	Progressive Corp.
AutoNation, Inc.	General Mills, Inc.	Public Service Enterprise Group Inc.
Avnet, Inc.	Google Inc.	Qwest Communication International Inc.
Bank of New York Mellon Corp.	Halliburton Co.	Sara Lee Corp.
Bear Stearns Companies Inc.	Health Net, Inc.	Schering-Plough Corp.
Bristol-Myers Squibb Co.	Illinois Tool Works Inc.	Seagate Technology
Burlington Northern Santa Fe Corp.	International Assets Holding Corp.	Southern Co.
Capital One Financial Corp.	Jabil Circuit, Inc.	State Street Corp.
Carnival Corp.	Kellogg Co.	Sun Microsystems, Inc.
CBS Corp.	Kimberly-Clark Corp.	SunTrust Banks, Inc.
Chubb Corp.	Knight Inc.	Texas Instruments Inc.
CIGNA Corp.	Kohl’s Corp.	Textron Inc.
Circuit City Stores, Inc.	L-3 Communications Holdings, Inc.	The AES Corp.
Colgate-Palmolive Co.	Lear Corp.	Time Warner Cable Inc.
Computer Sciences Corp.	Loews Corp.	TJX Companies, Inc.
Consolidated Edison, Inc.	Marriott International, Inc.	Toys R Us Inc.
Cummins Inc.	Masco Corp.	TRW Automotive Holdings Corp.
Dean Foods Co.	Medtronic, Inc.	Tyco Electronics Ltd.
Delta Air Lines, Inc.	MidAmerican Energy Holdings Co.	Union Pacific Corp.
DIRECTV Group, Inc.	Murphy Oil Corp.	United States Steel Corp.
Dominion Resources, Inc.	National City Corp.	US Airways Group, Inc.
Duke Energy Corp.	Navistar International Corp.	Viacom Inc.
Eaton Corp.	Nike, Inc.	Waste Management, Inc.
Edison International	Northwest Airlines Corp.	Weyerhaeuser Co.
Eli Lilly & Co.	Nucor Corp.	World Fuel Services Corp.
EMC Corp.	Occidental Petroleum Corp.	Xerox Corp.
Enterprise Products Partners L.P.	Office Depot, Inc.
Exelon Corp.	Omnicom Group Inc.

(1)	Median annual revenues of $14.4 billion for the general industry benchmark group of companies versus $14.2 billion annual revenues for Continental (based on data as of 12/31/07).

A-1

Appendix B

CONTINENTAL AIRLINES, INC.

INCENTIVE PLAN 2010
(as amended and restated through February 17, 2010)

1. PURPOSE

The purpose of the Continental Airlines, Inc. Incentive Plan 2010 is to provide a means through which Continental Airlines, Inc. and its subsidiaries may attract able persons to serve as directors, or to enter or remain in the employ of the Company (as defined below) or its subsidiaries, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides for granting Incentive Stock Options, Non-Qualified Options, SARs, Restricted Stock Awards, Performance Awards, Incentive Awards, and Other Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular person.

2. DEFINITIONS

The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:

(a) “Administrator” means the Committee or the Chief Executive Officer of the Company (if the Chief Executive Officer is a Director), subject to the provisions of Section 4(a) of the Plan.

(b) “Award” means, individually or collectively, any Option, SAR, Restricted Stock Award, Performance Award, Incentive Award, or Other Stock Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall have the meaning assigned to such term in Section 12(e) of the Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.

(f) “Committee” means a committee of the Board comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3). Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

(g) “Common Stock” means the Class B common stock, $.01 par value, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 12 of the Plan.

(h) “Company” shall mean Continental Airlines, Inc., a Delaware corporation, or any successor thereto.

(i) “Director” means an individual who is a member of the Board.

(j) “Disability” means, with respect to any person, such person’s disability entitling him or her to benefits under the Company’s group long-term disability plan; provided, however, that if such person is not eligible to participate in such plan, then such person shall be considered to have incurred a “Disability” if and when the Administrator determines in its discretion that such person has become incapacitated for a period of at least 180 days by accident, sickness, or other circumstance which renders such person mentally or physically incapable of performing the material duties and services required of him or her in his or her employment on a full-time basis during such period.

(k) “employee” means any person (which may include a Director) in an employment relationship with the Company or any parent corporation (as defined in section 424 of the Code) or any subsidiary.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Grant Document” means the document or documents, which may be in electronic format, evidencing an Award under the Plan, which may be either an agreement between the Company and the Holder as to the Award (with any amendments thereto) or a notice of grant of the Award from the Company to the Holder (including any attached statement of the terms and conditions of the Award and any modifications thereto made in accordance with the Plan). References in the Plan to terms to be included in a Grant Document may alternatively be included in a program adopted by the Committee pursuant to the Plan to implement the Plan provisions.

(n) “Holder” means an employee or a Director who has been granted an Award.

(o) “Incentive Award” means an Award granted under Section 10 of the Plan.

(p) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.

(q) “Market Value per Share” means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Common Stock is then traded. If the Common Stock is not publicly traded at the time a determination of “Market Value per Share” is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate and is consistent with the requirements of section 409A of the Code.

(r) “Non-Qualified Option” means an Option that is not an Incentive Stock Option.

(s) “Option” means an Award granted under Section 7 of the Plan and includes both Non-Qualified Options and Incentive Stock Options to purchase Common Stock.

(t) “Other Stock Award” means an Award granted under Section 11 of the Plan.

(u) “Performance Award” means an Award granted under Section 9 of the Plan.

(v) “Performance Measure” means a performance measure established by the Administrator that may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone or the Company together with one or more of its subsidiaries. In addition, a Performance Measure may be subject to adjustment by the Administrator for changes in accounting principles, to satisfy regulatory requirements, and other specified significant extraordinary items or events. A Performance Measure may be based upon any of the following:

(i) the price of a share of Common Stock,

(ii) the Company’s earnings per share,

(iii) the Company’s market share or the market share of a business unit of the Company designated by the Administrator,

(iv) the Company’s sales or the sales of a business unit of the Company designated by the Administrator,

(v) operating income or operating income margin of the Company or a business unit of the Company,

(vi) any operational or financial performance measure or metric with respect to the Company or any business unit or operational level within the Company,

(vii) earnings or earnings margin before or after interest, taxes, depreciation, amortization and/or aircraft rent of the Company or any business unit of the Company designated by the Administrator,

(viii) net income or net income margin (before or after taxes) of the Company or any business unit of the Company designated by the Administrator,

(ix) return on capital, assets, or stockholders’ equity achieved by the Company,

(x) cash flow or return on investment of the Company or any business unit of the Company designated by the Administrator,

(xi) maintenance or achievement of a specified level of cash, cash equivalents and short-term investments (determined with or without regard to restricted cash, cash equivalents and short-term investments),

(xii) total stockholders’ return, or

(xiii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof.

(w) “Personal Representative” means the person who upon the death, Disability, or incompetency of a Holder shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or SAR or the right to any Restricted Stock Award, Performance Award, Incentive Award, or Other Stock Award theretofore granted or made to such Holder.

(x) “Plan” means the Continental Airlines, Inc. Incentive Plan 2010, as amended from time to time.

(y) “Restricted Stock” means shares of Common Stock granted pursuant to a Restricted Stock Award as to which neither the substantial risk of forfeiture nor the restriction on transfer referred to in Section 8 of the Plan has expired.

(z) “Restricted Stock Award” means an Award of Restricted Stock granted under Section 8 of the Plan.

(aa) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.

(bb) “SAR” means a stock appreciation right granted under Section 7 of the Plan, and may be granted in connection with an Option or independent of an Option.

(cc) “subsidiary” means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).

3. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan became effective on the date of its adoption by the Board (December 1, 2009), subject to approval by the stockholders of the Company at the Company’s 2010 annual meeting of stockholders. Notwithstanding any provision of the Plan or in any Grant Document, no Option or SAR shall be exercisable, no Restricted Stock Award or Other Stock Award shall be granted, and no Award shall vest or be payable in cash or settled in Common Stock prior to such stockholder approval. No further Awards may be granted under the Plan after 10 years from the date of the adoption of the Plan by the Board. The Plan shall remain in effect (for the purpose of governing outstanding Awards) until all Options and SARs granted under the Plan have been exercised or expired, all restrictions imposed upon Restricted Stock Awards granted under the Plan have been eliminated or the Restricted Stock Awards have been forfeited, and all Performance Awards, Incentive Awards and Other Stock Awards have been satisfied or have terminated.

4. ADMINISTRATION

(a) Administrator.  The Plan shall be administered by the Administrator, so that (i) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to section 16 of the Exchange Act, shall be made or effected by the Committee, and (ii) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to section 16 of the Exchange Act, shall be made or effected by the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator. Notwithstanding the foregoing, the Committee may from time to time in its discretion put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company in his or her capacity as Administrator.

(b) Powers.  Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be granted, the type of Award that shall be granted, the number of shares to be subject to each Option, Restricted Stock Award, Other Stock Award, or SAR, and the number of shares to be subject to or the value of each Performance Award or Incentive Award. In making such determinations, the Administrator shall take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company’s success, and such other factors as the Administrator in its sole discretion shall deem relevant.

(c) Additional Powers.  The Administrator shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions, and provisions of the Grant Documents, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Grant Document relating to an Award in the manner and to the extent it shall deem expedient to carry the Plan or any such Grant Document into effect. All determinations and decisions of the Administrator on the matters referred to in this Section 4 and in construing the provisions of the Plan shall be conclusive; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

(d) Forfeiture in Certain Circumstances (“Clawback”).  The Committee may terminate an Award if it determines that the Holder of such Award has engaged in material misconduct. Material misconduct includes conduct adversely affecting the Company’s reputation, financial condition, results of operations or prospects, or which constitutes fraud or theft of Company assets, and such other conduct as may be set forth in a Grant Document. If such material misconduct results, directly or indirectly, in any error in financial information used in the determination of compensation paid to the Award Holder and the effect of such error is to increase the payment amount pursuant to an Award, the Committee also may require the Holder to reimburse the Company for all or a portion of the compensation provided to such Holder in connection with any such Award. In addition, if there is a material restatement of Company’s financial statements that affects the financial information used in the determination of compensation paid to the Award Holder, then the Committee may take such action, in its sole discretion, as it deems necessary to adjust such compensation.

5. SHARES SUBJECT TO THE PLAN, AWARD LIMITS, AND GRANT OF AWARDS

(a) Shares Subject to the Plan and Award Limits.  Subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding, the aggregate maximum number of shares of Common Stock that may be issued under the Plan, and the aggregate maximum number of shares of Common Stock that may be issued under the Plan through Incentive Stock Options, shall not exceed 3,750,000 shares. To the extent that an Award lapses, the Holder’s rights to an Award terminate, shares issued under an Award are forfeited, or an Award is paid in cash such that all or some of the shares of Common Stock covered by the Award are not issued to the Holder pursuant to the Award, then any such forfeited or unissued shares of Common Stock then subject to such Award shall not be deemed to have been issued under the Plan (including for purposes of the limitations set forth in subparagraphs (i) thru (v) and (d)(v) below) and shall be added back to the number of shares available for issuance under the Plan (provided the grant of such Award resulted in a reduction in such number) and shall be available for the grant of an Award under the Plan. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance pursuant to an Award under the Plan: (A) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Award, or (B) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award. Further, if any shares of Common Stock are purchased by the Company on the open market with the proceeds of an Option exercise, such purchase shall not result in any increase in the number of shares available for issuance under the Plan. Notwithstanding any provision in the Plan to the contrary,

(i) the aggregate maximum number of shares of Common Stock that may be subject to

(A) Options, SARs, Restricted Stock Awards, and Other Stock Awards, and

(B) Incentive Awards and Performance Awards that must be settled in shares of Common Stock granted to any one individual during the term of the Plan may not exceed 50% of the aggregate maximum number of shares of Common Stock that may be issued under the Plan (as adjusted from time to time in accordance with the provisions of the Plan); and provided that any Performance Awards that must be settled in shares of Common Stock shall be measured for purposes of this limitation based on the maximum award level at the date of grant unless and until the settlement of such Performance Awards, at which point the settlement amount shall be taken into account instead of the maximum amount underlying such Performance Award at grant, and

(ii) the aggregate maximum number of shares of Common Stock that may be subject to

(A) Options, SARs, Restricted Stock Awards, and Other Stock Awards, and

(B) Incentive Awards and Performance Awards that must be settled in shares of Common Stock granted to non-employee Directors during the term of the Plan may not exceed 500,000 shares (subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding); and provided that any Performance Awards that must be settled in shares of Common Stock shall be measured for purposes of this limitation based on the maximum award level at the date of grant unless and until the settlement of such Performance Awards, at which point the settlement amount shall be taken into account instead of the maximum amount underlying such Performance Award at grant, and

(iii) the aggregate maximum number of shares of Common Stock that may be issued as Restricted Stock Awards or Other Stock Awards or in settlement of Incentive Awards or Performance Awards during the term of the Plan may not exceed 1,000,000 shares (subject to adjustment in the same manner as provided in Section 12 with respect to shares of Common Stock subject to Options then outstanding and provided that shares issued under such Awards that are forfeited back to the Company shall again be available for issuance within such limit),

(iv) the maximum amount of compensation that may be paid under all Performance Awards that may be settled in cash (including the fair market value (determined based upon Market Value per Share) of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $20 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award, and

(v) the aggregate maximum number of shares of Common Stock that may be subject to

(A) Options, SARs, Restricted Stock Awards, and Other Stock Awards, and

(B) Incentive Awards and Performance Awards that must be settled in shares of Common Stock granted during the term of the Plan and that do not contain the minimum exercisability or vesting requirements as set forth in paragraphs (d) below may not exceed 5% of the aggregate maximum number of shares of Common Stock that may be issued under the Plan (subject to adjustment in the same manner as provided in Section 12).

The limitations set forth in clauses (i) and (iv) of the preceding sentence shall be applied in a manner that will permit Awards that are intended to provide “performance-based” compensation for purposes of section 162(m) of the Code to satisfy the requirements of such section, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options or SARs granted to employees that are canceled or repriced.

(b) Grant of Awards.  The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

(c) Stock Offered.  Subject to the limitations set forth in Section 5(a) above, the stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. The shares of Common Stock to be issued pursuant to any Award may be represented by physical stock certificates or may be uncertificated. Notwithstanding references in the Plan to certificates, the Company may deliver uncertificated shares of Common Stock in connection with any Award. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid.

(d) Minimum Exercisability or Vesting Requirements.

(i) Time Vested Awards.  Awards granted to employees that have a condition to exercise or vesting related solely to the continued employment of the employee may not be exercisable in full, and any applicable vesting conditions shall not be released, in less than three years from the date of grant (but pro rata exercisability and release of any applicable vesting conditions may be permitted over such time); provided that if an Award is granted with conditions that relate to both time and Performance Measures, the Award may vest upon the earlier satisfaction of the Performance Measures, subject to subparagraph (ii) below.

(ii) Performance Based Awards.  Awards granted to employees that have a condition to exercise or vesting based on the achievement of Performance Measures shall have a minimum waiting period for exercise or vesting of one year from the date of grant.

(iii) Awards to non-employee Directors.  Awards granted to non-employee Directors pursuant to the Company’s non-employee Director compensation program, which may be amended from time to time, need not be subject to the requirements set forth in subparagraphs (i) and (ii) above and may vest in full on the date of grant. However, discretionary Awards to non-employee Directors shall be subject to the requirements set forth in subparagraphs (i) and (ii) above.

(iv) Permitted Exceptions.  The exercisability and vesting requirements set forth in subparagraphs (i), (ii), and (iii) above shall not be applicable to (A) grants to new hires in lieu of cash compensation to replace forfeited awards from a prior employer, including Awards described in Section 7(h), (B) acceleration of exercisability or vesting upon the death, Disability or retirement of the Holder and upon certain other terminations of employment as provided pursuant to the terms of any employment agreement with a Holder entered into with the Company prior to the Effective Date of the Plan, (C) acceleration of exercisability or vesting upon a Change in Control or Corporate Change, and (D) grants of Awards made in payment of other earned cash-based incentive compensation.

(v) Administrator Discretion.  The Administrator shall have the discretion to grant an Award that does not contain the minimum exercisability and vesting requirements as set forth in this paragraph (d) subject to the limitation set forth in paragraph (a)(v) above.

6. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, Awards may include an Incentive Stock Option, a Non-Qualified Option, an SAR, a Restricted Stock Award, a Performance Award, an Incentive Award, an Other Stock Award, or any combination thereof.

7. OPTIONS AND SARS

(a) Option Period.  The term of each Option shall be as specified by the Administrator at the date of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant.

(b) Exercise of Option.  Subject to Section 5(d), an Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator.

(c) Special Limitations on Incentive Stock Options.  An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. Except as otherwise provided in section 421 or 422 of the Code, an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or Personal Representative.

(d) Option Grant Document.  Each Option shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Option as an Incentive Stock Option under section 422 of the Code. Each Option Grant Document shall specify the effect of termination of employment or membership on the Board, as applicable, on the exercisability of the Option. The terms and conditions of the respective Option Grant Documents need not be identical.

(e) Option Price and Payment.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be set forth in the Option Grant Document and shall be determined by the Administrator but, subject to adjustment as provided in Section 12, such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise, which may be in electronic format, to the Company or to a third party administrator designated by the Company. To the extent permitted by the Administrator, the Holder of an Option may pay the Option purchase price, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a fair market value (determined based upon the Market Value per Share) equal to the Option purchase price of the portion of the Option being exercised. To the extent permitted by the Administrator and applicable law, the Holder also may exercise the Option through a “cashless exercise” of the Option pursuant to procedures satisfactory to the Administrator with respect thereto. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Non-Qualified Option.

(f) Stockholder Rights and Privileges.  The Holder of an Option or an SAR shall be entitled to all the rights and privileges of a stockholder only with respect to such shares of Common Stock as have been acquired under the Option or the SAR and for which certificates representing such Common Stock have been registered in the Holder’s name.

(g) SARs.  A SAR provides the Holder with a right to acquire, upon exercise of the right, Common Stock and/or, in the sole discretion of the Administrator, cash having an aggregate value equal to the then excess of the Market Value per Share of the shares with respect to which the right is exercised over the exercise price therefor. The Administrator shall retain final authority to determine whether a Holder shall be permitted, and to approve any election by a Holder, to receive cash in full or partial settlement of a SAR. The Administrator (concurrently with the grant of an Option or subsequent to such grant) may, in its sole discretion, grant SARs to any Holder of an Option. In the case of any SAR that is granted in connection with an Incentive Stock Option, such SAR shall be exercisable only when the Market Value per Share of the Common Stock exceeds the price specified therefor in the Option or portion thereof to be surrendered. In the case of any SAR that is granted in connection with an Option, the exercise of the SAR shall result in the surrender of the right to purchase a number of shares under the Option equal to the number of shares with respect to which the SAR is exercised (and vice versa). In addition, a SAR may be granted independently of an Option pursuant to a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve; provided however that (i) the exercise price per share of Common Stock subject to the SAR shall be determined by the Administrator but, subject to adjustment as provided in Section 12, such exercise price shall not be less than the Market Value per Share of a share of Common Stock on the date such SAR is granted, (ii) the term of the SAR shall be as specified by the Administrator at the date of grant, but in no event shall an SAR be exercisable after the expiration of 10 years from the date of grant, and (iii) subject to Section 5(d), the SAR shall be exercisable in whole or in such installments and at such times as determined by the Administrator. Additional terms and conditions governing any SAR may from time to time be prescribed by the Administrator in its sole discretion.

(h) Options and SARs in Substitution for Stock Options Granted by Other Entities.  Options and SARs may be granted under the Plan from time to time in substitution for stock options and such rights held by individuals providing service to corporations or other entities who become employees or Directors as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.

(i) Repricing.  Without the affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares is present or represented by proxy, except for adjustments authorized under Section 12, neither the Board nor the Administrator shall approve either (i) the cancellation of outstanding Options or SARs and the grant in substitution therefore of any new Awards under the Plan having a lower option or exercise price than that of the cancelled Options or SARs specified on the original date of grant, or (ii) the amendment of outstanding Options or SARs to reduce the option or exercise price thereof below the price specified for such Award on the original date of grant. This Section 7(i) shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of section 424 of the Code.

8. RESTRICTED STOCK AWARDS

(a) Stockholder Rights and Privileges.  Unless provided otherwise in the related Grant Document, each grant of Restricted Stock pursuant to a Restricted Stock Award will constitute an immediate transfer to the Holder of all stockholder rights and privileges with respect to the shares of Common Stock subject to the Restricted Stock Award, including record and beneficial ownership, the right to receive dividends and all voting and other ownership rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions (defined in paragraph (b) below) have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock underlying the Restricted Stock Award until the Forfeiture Restrictions have expired, (iv) a breach of the terms and conditions established by the Committee pursuant to the applicable Grant Document shall cause a forfeiture of the Restricted Stock Award, and (v) with respect to the payment of any dividend with respect to shares of Common Stock subject to the applicable Grant Document directly to the Holder, each such dividend shall be paid no later than the end of the calendar year in which the dividends are paid to stockholders of such class of shares or, if later, the fifteenth day of the third month following the date the dividends are paid to stockholders of such class of shares. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to the Restricted Stock Award, including, but not limited to, rules pertaining to the termination of employment or service (by retirement, Disability, death, or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions, or restrictions shall be set forth in the Grant Document related to such Award.

(b) Substantial Risk of Forfeiture and Restrictions on Transfer.  Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to one or more restrictions determined by the Administrator in its sole discretion, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of section 83 of the Code and applicable interpretive authority thereunder (the “Forfeiture Restrictions”). Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Administrator. The Administrator may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more Performance Measures, (ii) the Holder’s continued employment with the Company or a subsidiary or continued service as a Director for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing. During such period or periods during which such Forfeiture Restrictions are to continue and subject to the provisions of Section 5(d), the transferability of the Restricted Stock subject to such restrictions will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant.

(c) Payment for Restricted Stock.  The Administrator shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award (which payment may be an amount that is less than the Market Value per Share on the date of grant); provided, however, that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(d) Restricted Stock Grant Document.  Each grant of Restricted Stock shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Restricted Stock Grant Documents need not be identical.

9. PERFORMANCE AWARDS

(a) Performance Period.  The Administrator shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and a performance period over which the performance applicable to the Performance Award shall be measured. A Performance Award may be granted in the form of a “restricted stock unit” or “RSU” award or such other form as determined by the Administrator from time to time.

(b) Performance Measures.  A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any subsidiary, division, or department thereof during the performance period. To the extent that compliance with section 162(m) of the Code is intended with respect to an Award, the Committee shall establish the Performance Measures applicable to such Performance Award within the applicable time period permitted by section 162(m) of the Code, subject to adjustment thereto as may be determined by the Administrator for changes in accounting principles and other specified significant extraordinary items or events as permitted by section 162(m) of the Code. The Administrator, in its sole discretion, may provide for an adjustable (i) number of shares of Common Stock subject to the Performance Award or (ii) value of the Performance Award based upon the level of achievement of Performance Measures.

(c) Awards Criteria.  In determining the value of Performance Awards, the Administrator may take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Administrator, in its sole discretion, may provide for a reduction in the number of shares of Common Stock subject to the Performance Award or the value of a Holder’s Performance Award during the performance period, if permitted by the applicable Grant Document.

(d) Payment.  Following the end of the performance period for a Performance Award (or at such other time as the applicable Grant Document may provide, subject to Section 5(d)), the Holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to, or the maximum value of, the Performance Award, based on the achievement of the Performance Measures for such performance period, as determined by the Administrator and certified by the Committee if and as required by section 162(m) of the Code. Payment of a Performance Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Market Value per Share on the payment date or such other date, or averaged over such period, as may be specified by the Committee in the applicable Grant Document.

(e) Termination of Award.  A Performance Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable performance period, except as otherwise set forth in the applicable Grant Document or determined by the Administrator.

(f) Performance Award Grant Document.  Each grant of a Performance Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Performance Award Grant Documents need not be identical.

10. INCENTIVE AWARDS

(a) Incentive Awards.  Incentive Awards are rights to receive shares of Common Stock (or the Market Value per Share thereof), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of Common Stock over a specified period of time, which vest over a period of time, subject to Section 5(d), as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the Holder respecting any Incentive Award. An Incentive Award may be granted in the form of a “phantom stock” award or “restricted stock unit” or “RSU” award or such other form as determined by the Administrator from time to time.

(b) Award Period.  The Administrator shall establish, with respect to and at the time of each Incentive Award, a period over which the Award shall vest with respect to the Holder.

(c) Awards Criteria.  In determining the value of Incentive Awards, the Administrator shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

(d) Payment.  Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Grant Document may provide), the Holder of an Incentive Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document. Cash dividend equivalents may be paid during or after the vesting period with respect to an Incentive Award, as determined by the Administrator.

(e) Termination of Award.  An Incentive Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document or determined by the Administrator.

(f) Incentive Award Grant Document.  Each grant of an Incentive Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Incentive Award Grant Documents need not be identical.

11. OTHER STOCK AWARDS

(a) Other Stock Awards.  Each Other Stock Award granted to a Holder shall constitute a transfer of unrestricted shares of Common Stock on such terms and conditions as the Administrator shall determine. Other Stock Awards shall be made in shares of Common Stock and, subject to Section 5(d), need not be subject to performance criteria or objectives or to forfeiture. The purchase price, if any, for shares of Common Stock issued in connection with an Other Stock Award shall be determined by the Administrator in its sole discretion.

(b) Other Stock Award Grant Document.  Each grant of an Other Stock Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Other Stock Award Grant Documents need not be identical.

12. RECAPITALIZATION, REORGANIZATION AND OTHER CHANGES

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Common Stock Dividends.  The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a Common Stock dividend on Common Stock without receipt of full consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and, if applicable, the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and, if applicable, the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up or down to the next whole share as determined by the Administrator. Further, the Committee shall have the authority to make such further adjustments to Awards pursuant to this paragraph as necessary to avoid adverse accounting effects or to satisfy regulatory requirements.

(c) Adjustments to Options and SARs.  If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock or other property (including cash) covered by an Option or SAR theretofore granted and, if applicable, the purchase price of Common Stock or other property subject to such Option or SAR shall be adjusted so that such Option or SAR shall thereafter cover the number and class of shares of stock and other property to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option or SAR.

If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges or agrees to sell, lease, or exchange all or substantially all of its assets to any other person or entity, or (iii) the Company is dissolved and liquidated (each such event is referred to herein as a “Corporate Change”), then, the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives in an equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, which alternatives may vary among individual Holders and which may vary among Options or SARs held by any individual Holder:

(1) accelerate the time at which Options or SARs then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such

Corporate Change) fixed by the Committee, after which specified date all such unexercised Awards and all rights of Holders thereunder shall terminate,

(2) require the mandatory surrender to the Company by all or selected Holders of some or all of the outstanding Options or SARs held by such Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Company shall thereupon cancel such Awards and shall pay (or cause to be paid) to each Holder an amount of cash per share equal to the excess, if any, of the Corporate Change Value (as defined below) of the shares subject to such Awards over the exercise price(s) under such Awards for such shares, or

(3) make such adjustments to Options or SARs then outstanding as the Committee deems appropriate to reflect such Corporate Change and to prevent the dilution or enlargement of rights (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to such Awards then outstanding), including, without limitation, adjusting such an Award to provide that the number and class of shares of Common Stock covered by such Award shall be adjusted so that such Award shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

For the purposes of this Section 12(c), the “Corporate Change Value” shall equal the amount determined in clause (A) or (B), whichever is applicable, as follows: (A) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, or (B) if a Corporate Change occurs other than pursuant to an offer to stockholders, the fair market value per share of the shares into which such Options or SARs being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee (in accordance with section 409A of the Code to the extent applicable) to be the date of cancellation and surrender of such Awards. In the event that the consideration in any transaction described in this Section 12(c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(d) Other Changes in Common Stock and Company Transactions.  In the event of changes in the outstanding Common Stock or corporate transactions involving the Company, including, but not limited to, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, stock splits, exchanges, liquidations, issuances of rights or warrants, or other relevant changes in capitalization or distributions (other than ordinary dividends) to the holders of Common Stock occurring after the date of the grant of any Award, and not otherwise provided for in this Section 12 with respect to such Award, then such Award and the related Grant Document shall be subject to adjustment by the Committee at its sole discretion in a timely, equitable and appropriate manner to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under such Award (including, without limitation, adjustments as to the number and price of shares of Common Stock or other consideration subject to such Award). In the event of any such change in the outstanding Common Stock, corporate transaction or distribution to the holders of Common Stock, or upon the occurrence of any other event described in this Section 12, the aggregate maximum number of shares available under the Plan, the aggregate maximum number of shares that may be issued under the Plan through Incentive Stock Options, the kind of shares that may be delivered under the Plan and the provisions of Section 5(a) imposing limits on the numbers of shares of Common Stock covered by Awards granted or issued under the Plan shall be adjusted appropriately by the Committee. Adjustments to Awards pursuant to this paragraph may include, but shall not be limited to, (i) adjustments to the number and kind of shares subject to outstanding Awards, (ii) adjustments of the purchase price or exercise price, if applicable, of outstanding Awards, (iii) replacement of Awards with other Awards that the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (iv) cancellation of an Award in return for a payment of cash, property or a combination thereof having an aggregate value equal to the current value of the Award (as determined by the Committee). Notwithstanding the foregoing, (x) adjustments pursuant to this Section 12 shall be subject to any required stockholder action and (y) to the extent required by section 409A of the Code, no adjustment shall be made in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to section 409A(a)(3) of the Code and any regulations or guidance issued thereunder.

(e) Change in Control.  As used in the Plan (except as otherwise provided in an applicable Grant Document), the term “Change in Control” shall mean:

(aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a ‘‘Person”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “Acquiring Person”) representing 25% or more of the combined voting power of the Company’s outstanding securities; other than beneficial ownership by (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons (as defined below)), or (iii) a Person who files a Schedule 13G with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act, with respect to its holdings of the Company’s voting securities (“Schedule 13G”), if and for so long as such Person is and remains eligible to file a Schedule 13G with respect to its holdings of the Company’s voting securities. (Persons referred to in clauses (i) through (iii) hereof are hereinafter referred to as “Excluded Persons”); or

(bb) individuals who constituted the Board as of December 1, 2009 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director on or after December 1, 2009 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the “Controlling Corporation” (as defined below); or

(dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.

For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) above (as to Persons described in clause (aa)(iii) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).

For purposes of clause (cc) above, the Company shall be considered to be the “Controlling Corporation” in any merger, consolidation, reorganization or similar transaction unless either (1) the stockholders of the Company immediately prior to the consummation of the transaction (the ‘‘Old Stockholders”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were Directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Stockholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Stockholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been Directors of the Company immediately prior to the consummation of the transaction if they were elected as Directors of the Company within 90 days prior to the consummation of the transaction.

13. AMENDMENT AND TERMINATION

(a) The Plan.  Subject to the last sentence of Section 3 hereof, the Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted.

Subject to Section 13(c) hereof, the Board shall have the right to amend the Plan or any part thereof from time to time, and the Administrator may amend any Award (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder thereof without the consent of such Holder, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (i) increase the maximum aggregate number of shares that may be issued under the Plan, (ii) increase the maximum aggregate number of shares that may be issued under the Plan pursuant to Incentive Stock Options, (iii) change the class of individuals eligible to receive Awards under the Plan, or (iv) amend or delete Section 7(i). Notwithstanding the foregoing, prior to the date of stockholder approval of the Plan at the Company’s 2010 annual stockholder meeting, the Board may authorize the Committee to amend the Plan or any part thereof, including but not limited to the provisions referenced in clauses (i) thru (iv) above.

(b) Grant Documents.  Subject to the consent of the Holder and the restrictions set forth in the Plan, the Administrator may, in its sole discretion, amend an outstanding Grant Document from time to time in any manner that is not inconsistent with the provisions of the Plan.

(c) Stockholder Approval Requirements.  To the extent stockholder approval of an amendment to the Plan is necessary to satisfy (i) the requirements of Rule 16b-3 or (ii) any securities exchange listing requirements of the New York Stock Exchange or other securities exchange on which the Common Stock is then listed, no such amendment shall be effective unless and until so approved by the stockholders of the Company.

14. MISCELLANEOUS

(a) No Right to an Award.  Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give an employee or Director any right to be granted an Award except as may be evidenced by a Grant Document from the Company reflecting a grant by the Company of an Award to such person and setting forth the terms and conditions thereof. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(b) No Employment or Membership Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board. For purposes of the Plan, except as otherwise determined by the Administrator, an employee shall be considered to be in the employment of the Company as long as the employee remains an employee of (1) the Company, (2) a parent corporation with respect to the Company, (3) a subsidiary, or (4) a corporation or a parent or subsidiary of such corporation assuming or substituting a new award for an Award granted under the Plan. Without limiting the scope of the preceding sentence and except as otherwise determined by the Administrator, an employee shall be considered to have terminated employment with the Company at the time of the termination of the “subsidiary” status under the Plan of the entity or other organization that employs such employee. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Administrator and its determination shall be final.

(c) Compliance with Laws.  The grant of Awards and the issuance of Common Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state, local and foreign law with respect to such securities and the requirements of any stock exchange upon which the Common Stock may then be listed. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Administrator deems applicable or, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Administrator shall have the right to suspend the right of any Holder to exercise an Option during any period in which the Administrator deems such suspension to be necessary or appropriate to comply with applicable laws, rules, and regulations.

(d) Withholding.  The Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock.

(e) No Restriction on Corporate Action.  Subject to the restrictions contained in Section 13, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Award granted hereunder. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

(f) Restrictions on Transfer.  An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section 7(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Administrator. In the discretion of the Administrator, a percentage (determined by the Administrator and set forth in the applicable Grant Document) of the aggregate shares of Common Stock obtained from exercises of an Option (which percentage may be satisfied out of particular exercises as determined by the Administrator and set forth in the applicable Grant Document) shall not be transferable prior to the earliest to occur of (x) the termination of the relevant Option term (or such shorter period as may be determined by the Administrator and set forth in the Grant Document), (y) the Holder’s retirement, death or Disability, or (z) termination of the Holder’s employment with the Company and its subsidiaries.

(g) Governing Law.  The Plan shall be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Printed on recycled paper.

CONTINENTAL AIRLINES, INC.
1600 SMITH ST.
15TH FL HQSLG
HOUSTON, TX 77002
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the environmental impact of the annual meeting and the costs incurred by Continental Airlines, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Continental Airlines, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
VOTE IN PERSON
Please check the proxy statement for directions to the meeting and instructions for voting the shares at the meeting. If you are not the record holder of the shares, you must obtain a legal proxy from the record holder to vote the shares at the meeting.Your vote is important to us. Even if you plan to attend the meeting, we recommend that you also submit your vote by Internet, telephone or mail in advance of the meeting as described above to ensure that your vote will be counted if you later decide not to a ttend. If you vote by proxy in advance of the meeting, you may revoke your proxy prior to its use by following the instructions in the proxy statement.
If you vote by Internet or telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23593-P93952	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONTINENTAL AIRLINES, INC.	For	Withhold	For All	To withhold authority to vote for any individual
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NAMED BELOW.	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.

	☐	☐	☐

Vote on Directors
1.	Election of Directors
Nominees:
01)	Kirbyjon H. Caldwell	06)	Jeffery A. Smisek

02)	Carolyn Corvi	07)	Karen Hastie Williams

03)	Henry L. Meyer III	08)	Ronald B. Woodard

04)	Oscar Munoz	09)	Charles A. Yamarone

05)	Laurence E. Simmons

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING PROPOSALS.		For	Against	Abstain

2.	Approval of Incentive Plan 2010	☐	☐	☐

3.	Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE FOLLOWING PROPOSAL.

4.	Stockholder proposal related to discontinuing stock option grants to senior executives	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐	U.S. CITIZENSHIP
Please mark "YES" if the stock owned of record or beneficially by you is owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), or mark "NO" if such stock is owned or controlled by any person who is NOT a U.S. citizen.	Yes ☐	No ☐

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders Meeting
to Be Held on June 9, 2010: The Notice of Annual Meeting and Proxy Statement and Annual Report
to Stockholders are available on the Internet at www.proxyvote.com.

M23594-P93952
CONTINENTAL AIRLINES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 9, 2010
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Jeffery A. Smisek, Jennifer L. Vogel and Lori A. Gobillot, and each of them, as proxies with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on June 9, 2010, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled ONLY by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the Election of Directors named on the other side of this proxy (Proposal 1), “FOR” Approval of Incentive Plan 2010 (Proposal 2), “FOR” Ratification of appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal 3), “AGAINST” Stockholder proposal related to discontinuing stock option grants to senior executives (Proposal 4), and in accordance with the sole discretion of the proxies named above on such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
      The undersigned hereby revokes any and all proxies previously given by the undersigned to vote the stock of the undersigned at the Annual Meeting of Stockholders or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed and dated on other side)